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TABLE OF CONTENTS1

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-215233

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 21, 2016)

$500.0 million

AMC ENTERTAINMENT HOLDINGS, INC.

Class A Common Stock

         We are offering            shares of our Class A common stock. We intend to use the net proceeds from this offering to repay all outstanding indebtedness under our Bridge Loan Agreement (as defined herein) and to use any remaining proceeds to finance a portion of the Nordic Acquisition (as defined herein) or for other general corporate purposes in the event the Nordic Acquisition is not completed. See "Use of Proceeds" and "The Nordic Acquisition."

         We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional            shares of our Class A common stock at the public offering price, less underwriting commissions. If the underwriters exercise this option in full, the total underwriting commissions would be $             and the total proceeds to us, before expenses, would be $            . See "Underwriting (Conflicts of Interest)."

         Our shares of Class A common stock are listed on the New York Stock Exchange ("NYSE") under the symbol "AMC." On February 6, 2017, the closing price for the shares of our Class A common stock on the NYSE was $32.65 per share.

         Adam Aron, our President and Chief Executive Officer, has agreed to purchase shares of our Class A common stock in an amount of approximately $1.0 million in this offering at the public offering price and on the same terms as the other purchasers in this offering. The underwriters will receive the same underwriting commission on the shares purchased by Mr. Aron as they will receive on the other shares sold to the public in this offering.

         Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page S-29.

         Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public Offering Price	$	$
Underwriting Commissions(1)	$	$
Proceeds to us (before expenses)	$	$

(1)
In addition to the underwriting commissions paid by us, we have agreed to reimburse the underwriters for certain expenses. See "Underwriting (Conflicts of Interest)" beginning on page S-91 for information about total underwriting compensation.

         The underwriters expect to deliver the shares of Class A common stock on or about                    , 2017 through the book-entry facilities of The Depository Trust Company.

Joint Book Running Managers

Citigroup	BofA Merrill Lynch

                                        , 2017

        Neither we, nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, nor the underwriters, take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us and the documents incorporated by reference herein is accurate only as of its respective date or on the date or dates that are specified in those documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares of our common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

        On December 21, 2016, we filed with the SEC a registration statement on Form S-3 utilizing a shelf registration process related to the securities described in this prospectus supplement, which was automatically declared effective upon filing.

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

        If the description of this offering or the common stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions "Where You Can Find More Information" and "Incorporation by Reference" in this prospectus supplement.

        The underwriters are offering to sell, and are seeking offers to buy, our Class A common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our Class A common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Class A common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        Unless we state otherwise, or the context otherwise provides, references to "we," "us," "our," the "Company" or "AMC" refer to AMC Entertainment Holdings, Inc. and its consolidated subsidiaries, including from their respective date of acquisition Odeon and Carmike; references to "Carmike" are to Carmike Cinemas, Inc. and its consolidated subsidiaries; and references to "Odeon" are to Odeon and UCI Cinemas Holdings Limited and its consolidated subsidiaries.

MARKET AND INDUSTRY INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained or incorporated by reference in this prospectus supplement and the accompanying prospectus consists of our estimates based on data and reports compiled by industry professional organizations, including the Motion Picture Association of America ("MPAA"), the National Association of Theatre Owners ("NATO"), Rentrak Corporation ("Rentrak"), industry analysts and our management's knowledge of our business and markets. Unless otherwise noted in this this prospectus supplement and the accompanying prospectus, all information provided by the MPAA is for the 2015 calendar year, all information provided by NATO is for the 2015 calendar year and all information provided by Rentrak is for the 2015 calendar year.

        Although we believe that the sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this this prospectus supplement and the accompanying prospectus, our estimates involve risks and uncertainties and are subject to changes based on various factors, including

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those discussed under "Risk Factors" in this prospectus supplement and in Carmike's Annual Report on Form 10-K, filed with the SEC on February 29, 2016 and incorporated by reference herein.

TRADEMARKS AND TRADE NAMES

        This prospectus supplement includes registered and unregistered trademarks of ours. All other trademarks, tradenames and service marks appearing in this prospectus supplement are the property of their respective owners. Solely for convenience, certain trademarks, service marks and trade names referred to in this prospectus supplement are listed without the ® and ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names.

PRESENTATION OF FINANCIAL INFORMATION

        In accordance with United Kingdom financial reporting requirements, Odeon prepares its consolidated financial statements in accordance with the UK Accounting Standards, including FRS 102, the Financial Reporting Standard applicable in the United Kingdom and Republic of Ireland (UK Generally Accepted Accounting Practice) ("U.K. GAAP"). U.K. GAAP differs in certain respects from the accounting principles generally accepted in the United States ("GAAP") and as such, our financial statements are not comparable to the consolidated financial statements of Odeon prepared in accordance with U.K. GAAP. For a narrative of the differences between U.K. GAAP and GAAP see note 30 to the audited consolidated financial statements of Odeon and note 8 to the unaudited consolidated financial statements of Odeon incorporated by reference herein.

NON-GAAP FINANCIAL MEASURES

        The SEC has adopted rules to regulate the use of "non-GAAP financial measures" in filings with the SEC and in other public disclosures. These measures are derived on the basis of methodologies other than in accordance with GAAP. We present certain financial measures in this prospectus supplement, such as Adjusted EBITDA, that are not recognized terms under GAAP. These measures exclude a number of significant items, including our interest expense and depreciation and amortization expense.

        We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investments. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation contained in this this prospectus supplement and the accompanying prospectus. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance.

        We also present Pro Forma Adjusted EBITDA for the Completed Acquisitions (as defined herein), which is defined in a manner substantially similar to our presentation except that it is derived from the

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pro forma financial information reflecting the Odeon Acquisition (as defined herein) and the Carmike Acquisition (as defined herein), the Financings (as defined herein) and this offering and the use of proceeds therefrom. This measure also include additional adjustments that are described in the relevant reconciliation, which is set forth in the notes to the tables included in the "Summary" section under the headings "Summary Historical and Pro Forma Financial and Other Data of AMC".

        Adjusted EBITDA and Pro Forma Adjusted EBITDA for the Completed Acquisitions each have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. For example, each of these measures:

  •
  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

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  does not reflect changes in, or cash requirements for, our working capital needs;

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  does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, including capital financing lease obligations;

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  excludes income tax payments that represent a reduction in cash available to us;

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  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

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  does not reflect the impact of potentially material divestitures that may be required in connection with the Completed Acquisitions.

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 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements made in this prospectus supplement, the accompanying prospectus, the documents that are incorporated by reference in this prospectus supplement and other written or oral statements made by or on behalf of AMC may constitute "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Statements that are not historical facts, including statements about AMC's beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, "will," "intends," "believes," "expects," "anticipates," "plans," "estimates" or similar expressions. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. Similarly, statements made herein and elsewhere regarding the Nordic Acquisition are also forward-looking statements, including statements regarding the anticipated closing date of the Nordic Acquisition, the ability to obtain regulatory approvals or to satisfy closing conditions, the costs of the Nordic Acquisition or the source or structure of the financings for the Nordic Acquisition, the expected benefits and synergies of the Nordic Acquisition on AMC's future business, operations and financial performance and AMC's ability to successfully integrate the businesses acquired as part of the Nordic Acquisition. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond AMC's ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to:

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  risks relating to motion picture production and performance;

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  our lack of control over distributors of films;

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  intense competition in the geographic areas in which we operate;

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  increased use of alternative film delivery methods or other forms of entertainment;

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  shrinking exclusive theatrical release windows;

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  international economic, political and other risks;

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  risks and uncertainties relating to our significant indebtedness;

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  limitations on the availability of capital may prevent us from deploying strategic initiatives;

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  certain covenants in the agreements that govern our indebtedness may limit our ability to take advantage of certain business opportunities;

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  risks relating to our inability to achieve the expected benefits and performance from our recent acquisitions;

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  our ability to comply with a settlement we entered into with the U.S. Department of Justice pursuant to which we agreed to divest theatres and divest our holdings in National CineMedia, LLC ("NCM")

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  the failure to obtain the necessary financing arrangements as set forth in the debt commitment letters entered in connection with the Nordic Acquisition, or the failure of the Nordic Acquisition to close for any other reason, including the failure to receive regulatory approval;

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  our ability to refinance our indebtedness on terms favorable to us;

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  optimizing our theatre circuit through construction and the transformation of our existing theatres may be subject to delay and unanticipated costs;

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  failures, unavailability or security breaches of our information systems;

S-v

  •
  risks relating to impairment losses and theatre and other closure charges;

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  our ability to utilize net operating loss carryforwards to reduce our future tax liability;

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  review by antitrust authorities in connection with acquisition opportunities;

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  our investment and equity in earnings from NCM may be negatively impacted by the competitive environment in which NCM operates and by the risks associated with its strategic initiatives;

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  risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions;

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  risks relating to the incurrence of legal liability;

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  general political, social and economic conditions; and

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  dependence on key personnel for current and future performance and our ability to attract and retain senior executives and other key personnel, including in connection with our recently completed and any future acquisitions.

        Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth herein under the heading "Risk Factors" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2015 (the "2015 Form 10-K"), our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (the "September 30, 2016 Form 10-Q") and in subsequent reports filed by us with the SEC, including Forms 8-K. Because of the foregoing, you are cautioned against relying on forward-looking statements, which speak only as of the date hereof. We do not undertake to update any of these statements in light of new information or future events, except as required by applicable law.

S-vi

SUMMARY

        This summary does not include all information you should consider before investing in our Class A common stock offered hereby. For a more complete understanding of our business and our common stock, we urge you to carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein in its entirety, including the sections entitled "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements" and the financial statements and the related notes incorporated by reference herein. See "Where You Can Find More Information; Incorporation of Documents by Reference."

        Certain financial measures presented in this prospectus supplement, such as Adjusted EBITDA and Pro Forma Adjusted EBITDA for the Completed Acquisitions are not recognized terms under GAAP. These measures exclude a number of significant items, including, but not limited to, interest expense and depreciation and amortization expense. For a discussion of the use of these measures and reconciliations to the most directly comparable GAAP measures, see "Non-GAAP Financial Measures" and "—Summary Historical and Pro Forma Financial and Other Data of AMC."

 Our Company

        We are the world's largest theatrical exhibition company and an industry leader in innovation and operational excellence. Over the course of our nearly 100 year history, we have pioneered many of the theatrical exhibition industry's most important innovations. We introduced Multiplex theatres in the 1960s and the North American stadium-seated Megaplex theatre format in the 1990s. Most recently, we revolutionized movie-going with the deployment of our theatre renovations featuring plush, powered recliner seating. Our growth has been driven by a combination of organic growth through reinvestment in our existing assets and through the acquisition of some of the most respected companies in the theatrical exhibition industry.

        The combination of AMC, Odeon and Carmike makes us the largest theatre operator in the world with 906 theatres and 10,558 screens in eight countries as of December 31, 2016. We are the #1 theatre operator in the United States, the #1 theatre operator in the United Kingdom & Ireland, Italy and Spain; the #2 theatre operator in Austria and Portugal; and the #4 theatre operator in Germany. We have operations in four of the world's ten largest economies, including four of the five largest European economies (the United Kingdom, Spain, Italy and Germany). Additionally the combined company is the largest global procurer in theatrical exhibition of film, food and beverage items, lighting and theatre supplies.

        As of December 31, 2016, we owned, operated or held interests in 660 theatres with a total of 8,293 screens in the United States and 246 theatres and 2,265 screens in the United Kingdom and European markets. With operations in 44 states, approximately 52% of the U.S. population lives within 10 miles of one of our theatres. We have a diversified footprint with complementary global geographic and guest demographic profiles, which we believe gives our circuit a unique profile and offers strategic and operational advantages. We operate productive theaters in the top markets in the United States and have #1 or #2 market share in the top three markets: New York, Los Angeles and Chicago. Our top five markets, in each of which we hold the #1 or #2 share position, are New York (45% share), Los Angeles (26%), Chicago (42%), Philadelphia (29%) and Dallas (30%). Strategically, these markets and our theatres in them are diverse, operationally complex, and, in many cases, the scarcity of new theatre opportunities creates a significant competitive advantage for established locations against newcomers or alternative entertainment options.

        Our theatrical exhibition revenues are generated primarily from box office admissions and theatre food and beverage sales. We offer consumers a broad range of entertainment alternatives including traditional film programming, independent and foreign films, performing arts, music and sports. We also offer food and beverage alternatives beyond traditional concession items, including made-to-order meals, customized coffee, healthy snacks, beer, wine, premium cocktails and dine-in theatre options. The balance of our revenues is generated from ancillary sources, including on-screen advertising, fees earned from our AMC Stubs customer loyalty program, rental of theatre auditoriums, income from gift card and exchange ticket sales, and on-line ticketing fees.

        Approximately 360 million consumers have attended the legacy AMC, Odeon and Carmike theatre circuits, combined for the twelve month period ended September 30, 2016. Legacy AMC theatres comprise all AMC theatres owned or in operation prior to the purchase of Odeon and Carmike.

        As a result of our ongoing focus to improve the quality of the movie-going experience, legacy AMC theatres continue to maintain leading top-box customer satisfaction scores of greater than 60% and industry leading theatre productivity metrics. Over the period from the beginning of 2011 to September 30, 2016, we have invested more than our most comparable peers and believe our investments are yielding higher rates of return. According to publicly available information for our most comparable peers in the U.S. market, for the nine month period ended September 30, 2016, our circuit led or nearly led in revenues per patron ($15.08), food and beverage per patron ($4.81), average ticket price ($9.54), admission revenues per screen (annualized) ($369,600) and admissions gross profit per screen (annualized) ($171,000). We believe that it is the quality of our theatre locations and our customer-focused innovation that continue to drive improved productivity per location (which we measure as increases in admissions revenues per screen relative to the industry and/or food and beverage revenues per patron).

        We continually upgrade the quality of our theatre circuit through substantial renovations featuring our seating concepts, acquisitions, new builds (including expansions), expansion of food and beverage offerings (including dine-in theatres), and by disposing of older screens through closures and sales. We are an industry leader in the development and operation of theatres.

        To ensure that we are an imaginative and bold innovator today and in the years ahead, we have established the following key priorities.

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  Through world-class marketing programs we plan to strengthen the bonds with our current guests and create new connections with potential guests, to drive more attendance and increase market share. Our focus is to capture guests' attention before they even leave their homes—by paying close attention to our brands, our loyalty program, and our communication with movie-goers via the internet, either directly or through social media;

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  We have a keen focus on the quality of on-screen presentation and programing content. We plan to continue investing in technical innovation that will allow us to enhance the consumer experience through premium formats such as IMAX®, Dolby Cinema™, 3D and other premium format offerings. Additionally, in recognizing the varied tastes of our guests we will continue to explore offerings of alternative content such as live concerts, sporting events, Broadway shows, opera and other non-traditional programming to provide incremental revenue;

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  We expect to quicken the pace of deploying our proven theatre innovations while simultaneously developing new concepts and initiatives that will elevate the movie-going experience at our theatres;

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  We are committed to deploying new technologies that will allow us to prosper and thrive even as consumers look to other ways to watch movies;

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  We plan for our growth to be driven through our guest-focused strategy and profitable acquisitions. We believe that acquisitions offer us additional opportunities to introduce our proven guest focused strategies to new movie-goers and will generate meaningful benefits to guests, associates, studio partners and our shareholders;

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  Studios, film makers and other institutions of the movie industry, whether in Hollywood or abroad, are valued partners with whom we must have cooperative and productive relationships; and

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  We will continue to motivate our associates by generating pride in their employment at AMC. Because so much of our guest satisfaction is determined by the service delivery of our theatre teams, taking good care of our associates should translate in turn to their taking good care of our guests.

        We believe that our size, reputation, financial performance, history of innovation, strong major market presence and highly productive theatre circuit positions us well for the future—a future where we believe the quality of the movie-going experience will drive long term, sustainable success. It is our belief that our innovation and guest-centered strategic focus can transform other theatre circuits as well, and as such, our future growth will also include strategic acquisitions. We are constantly improving the quality of the movie-going experience in ways that we believe will increase attendance and capture a greater proportion of total movie-going spending in order to maximize the economic potential of each customer visit, create sustainable growth and deliver shareholder value.

Recent Developments

        On January 30, 2017, we announced certain unaudited preliminary financial results for the year ended December 31, 2016. Although our financial results for the year ended December 31, 2016 are not yet finalized, the following information reflects our preliminary estimates with respect to such results based on information currently available to management:

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  We estimate that our total revenues will be between $3.226 billion and $3.236 billion compared to $2.947 billion for the year ended December 31, 2015.

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  We estimate that net earnings will be between $112 million and $120 million compared to $103.9 million for the year ended December 31, 2015, and diluted earnings per share will be between $1.13 and $1.21 compared to $1.06 for the year ended December 31, 2015.

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  We estimate that Adjusted EBITDA will be between $600.0 million and $607.0 million compared to $536.5 million for the year ended December 31, 2015.

        Our results also reflect industry box office trends. Industry wide, U.S. box office revenue for 2016 increased approximately 2% compared to 2015, while industry box office for the fourth quarter of 2016, impacted by challenging comparisons related to last year's opening of the largest grossing film of all time, Star Wars: The Force Awakens, declined approximately 4%.

        The foregoing preliminary results include the results of Odeon for the 32-day period from acquisition on November 30, 2016 and Carmike for the 11-day period from acquisition on December 21, 2016.

        The following table reconciles Adjusted EBITDA to net earnings for the year ended December 31, 2016 and the year ended December 31, 2015 and is unaudited:

	Twelve Months Ended December, 31 2016 (Preliminary Estimates)
			Twelve Months Ended December 31, 2015
	Low	High
	(in thousands)
Net earnings	$112,000	$120,000	$103,856
Plus:
Income tax provision	44,000	44,000	59,675
Interest expense	122,000	122,000	106,088
Depreciation and amortization	269,000	269,000	232,961
Impairment of long-lived assets	5,000	6,000	1,702
Certain operating expenses(1)	19,000	19,000	16,773
Equity in earnings of non-consolidated entities	(47,000)	(48,000)	(37,131)
Cash distributions from non-consolidated entities	40,000	40,000	34,083
Investment (income) loss	(10,000)	(11,000)	(6,115)
Other expense	—	—	10,684
General and administrative expense-unallocated:
Merger, acquisition and transaction costs(2)	38,000	38,000	3,398
Stock-based compensation expense(3)	8,000	8,000	10,480

Adjusted EBITDA	$600,000	$607,000	$536,454

(1)
Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

(2)
Merger, acquisition and transition costs are excluded as they are non-operating in nature.

(3)
Non-cash expense included in General and Administrative: other.

        This preliminary estimated financial information reflects management's estimates based solely upon information available to it as of the date of this preliminary prospectus supplement and is not a comprehensive statement of our financial results for the year ended December 31, 2016. In addition, the preliminary estimated financial information presented above has not been audited or reviewed by an independent registered public accounting firm. We have provided ranges for the preliminary estimated financial results described above primarily because our financial closing procedures for the year ended December 31, 2016 are not yet complete, the audit of our financial results has not been completed, and the purchase accounting relating to the Completed Acquisitions has not been finalized. Our closing procedures for the year ended December 31, 2016 will not be complete, and our financial results for the year ended December 31, 2016 will not be publicly available, until after the completion of this offering. The information presented above should not be considered a substitute for such full audited financial statements for the year ended December 31, 2016 once they become available and should not be regarded as a representation by us, our management or the underwriters as to our actual financial results for the year ended December 31, 2016. The ranges for the preliminary estimated financial results described above constitute forward-looking statements. The preliminary estimated financial information presented above is subject to change, and our actual financial results may differ from such preliminary estimates and such differences could be material. Accordingly, you should not place undue reliance upon these preliminary estimates. Please refer to "Cautionary Note Regarding Forward-Looking Statements" in this preliminary prospectus supplement for additional information. These preliminary results should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements incorporated by reference into this preliminary prospectus supplement. For additional information, please see "Risk Factors."

The Proposed Nordic Acquisition

        On January 20, 2017, we and one of our wholly-owned subsidiaries, entered into a Sale and Purchase Agreement (the "Purchase Agreement") with European Cinemas S.à.r.l., Bonnier Holding AB and certain Management Sellers as defined in the Purchase Agreement (collectively "Sellers"), relating to the purchase of Nordic Cinema Group Holding AB ("Nordic").

        Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, we will acquire the shares of Nordic from the Sellers (the "Share Purchase") for a purchase price of approximately SEK 5,601 million (approximately $631 million), subject to certain adjustments at closing as set forth in the Purchase Agreement, including payment of interest on the purchase price from November 1, 2016 through closing. We will also refinance Nordic's indebtedness at the closing of the Share Purchase, which is estimated to be approximately SEK 2,833 million (approximately $319 million) assuming closing occurs in April 2017 (the "Nordic Debt Refinancing" and together with the Share Purchase, the "Nordic Acquisition"). We have fully committed debt financing in place (as described below) to fund the Nordic Acquisition. The above SEK amounts have been converted into U.S. Dollar amounts assuming an SEK/USD exchange rate of 0.1126 USD and an SEK/EUR exchange rate of 0.1052, which were the exchange rates on January 20, 2017. The completion of the Purchase Agreement is subject to, among other conditions, antitrust clearance by the European Commission.

        The Purchase Agreement is not subject to a financing condition. The Purchase Agreement may be terminated if European Commission approval is not obtained by April 30, 2017, subject to the parties ability to extend such date twice by 30 business days each time if, in the reasonable expectation of the party implementing such extension, European Commission approval will be capable of being obtained in that time frame.

        Nordic is the largest theatre exhibitor in the group of seven countries in which it operates in the affluent northern region of Europe. Nordic operates 68 theatres and has a substantial minority interest (approximately a 50% ownership) in another 50 associated theatres to which Nordic provides a variety of shared services. Nordic's theatres are number one in market share in Sweden, Finland, Estonia, Latvia and Lithuania. Nordic currently is number two in market share in Norway, and with a new theatre currently under construction in Norway and scheduled to open next year, is expected to increase market share in Norway to number one as well. Nordic also has theatres in Denmark. The Nordic acquisition would enhance our position as the #1 movie exhibition company in Europe going forward, and would broaden and diversify our European platform. In addition, we expect to realize approximately $5 million of annual cost synergies as a result of the Nordic Acquisition.

        Nordic has 68 theatres, 463 screens, and approximately 68,000 seats in nearly 50 large and medium-sized cities in the Nordic and Baltic nations and a substantial minority investment in another 50 associated theatres with 204 screens, to which Nordic provides a variety of shared services. For the twelve months ended September 30, 2016, Nordic had annual attendance of approximately 24.4 million, average ticket price of SEK 85.8 ($10.19) and average concession per head of SEK 23.9 ($2.84).The SEK amount for the twelve months ended September 30, 2016 has been converted into U.S. Dollar amounts assuming an SEK/USD exchange rate of 0.1188 USD, which was the average exchange rate for the twelve months ended September 30, 2016. All Nordic activities are conducted locally in seven markets under several brands, including SF Bio in Sweden, SF Kino in Norway, Finnkino in Finland, and Forum Cinemas in Estonia, Latvia and Lithuania. Additional associated theatres also operate in Denmark.

        Nordic had approximately SEK 2,938 million ($349 million) of revenue in 2015, including box office revenues of SEK 1,928 million ($229 million). The SEK amounts for the year ended December 31, 2015 have been converted into U.S. Dollar amounts assuming an SEK/USD exchange rate of 0.1186 USD, which was the average exchange rate for the year ended December 31, 2015. Total revenues for the twelve month period ended September 30, 2016 were SEK 3,159 million ($375 million) and Nordic operating margins for that twelve month period exceeded our operating margins. The SEK amount for the twelve months ended September 30, 2016 has been converted into U.S. Dollar amounts assuming an SEK/USD exchange rate of 0.1188 USD, which was the average exchange rate for the twelve months ended September 30, 2016. The foregoing financial data with respect to Nordic is unaudited and has been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board and is not in accordance with GAAP. The accounting rules under IFRS and GAAP are different which may lead to differences in accounting upon completion of the Nordic Acquisition.

        In connection with the Nordic Acquisition, we entered into an amended and restated debt financing commitment letter (the "Nordic Debt Commitment Letter") with certain affiliates of the underwriters (each, a "Nordic Commitment Party" and collectively, the "Nordic Commitment Parties") on January 30, 2017, pursuant to which the Nordic Commitment Parties have committed to arrange and provide us with (i) a senior secured incremental term loan in an aggregate amount of up to $675.0 million and (ii) a senior subordinated bridge loan in an aggregate amount of up to $325.0 million, in each case, on the terms and subject to the conditions set forth in the Nordic Debt Commitment Letter. These debt commitments may be reduced in certain circumstances with certain debt and/or equity financings.

The Carmike Acquisition

        On December 21, 2016, we completed the acquisition (the "Carmike Acquisition") of Carmike Cinemas, Inc., a Delaware corporation through the merger of Congress Merger Subsidiary, Inc., a wholly-owned indirect subsidiary of AMC ("Merger Subsidiary"), with and into Carmike, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated July 24, 2016, among AMC, Merger Subsidiary and Carmike. As a result of the merger, we indirectly own 100% of the voting securities of Carmike, and Carmike, as the surviving corporation, is a wholly-owned, indirect subsidiary of ours. In connection with the Carmike Acquisition, we issued a total of 8,189,808 shares of our Class A common stock to Carmike's shareholders and paid an aggregate of $584,290,784 in cash.

        Carmike is a U.S. leader in digital cinema, 3-D cinema deployments and alternative programming and is one of the nation's largest motion picture exhibitors. As of September 30, 2016, Carmike had 271 theatres with 2,917 screens in 41 states. The circuit includes 55 premium large format ("PLF") auditoriums featuring state-of-the-art technology and luxurious seating, including 32 "BigDs," 21 IMAX auditoriums and two MuviXL screens. As "America's Hometown Theatre Chain" Carmike's primary focus is mid-sized communities.

        To receive regulatory approval to acquire Carmike, we entered into a settlement with the U.S. Department of Justice, pursuant to which we agreed to divest theatres in 15 local markets where we have an overlap with Carmike. In addition, we agreed to divest most of our holdings and relinquish all of our governance rights in NCM, our joint venture for cinema screen advertising, Under the terms of the settlement, we agreed to divest our equity interests in NCM over a period of 30 months to no more than 4.99%, with a reduction of our equity interests to no more than 15% in one year and to no more than 7.5% in two years. In addition, we agreed to transfer 24 theatres with a total of 384 screens to the network of Screenvision LLC, the cinema screen advertising business in which Carmike participates.

        Our acquisition of Carmike increased and diversified our domestic footprint and made us the #1 theatre operator in the United States. By eliminating duplicative general and administrative services and leveraging scale, we believe the Carmike Acquisition affords us approximately $35 million of cost synergies. Carmike also offers us a unique opportunity to introduce our guest-focused strategic initiatives to millions of new movie-goers. Carmike's predominately non-urban southeast U.S. markets complement our urban northeast, midwest and west coast U.S. markets very well and should allow us to minimize the volatility in our box office results due to film genre attendance fluctuations. We intend to deploy a dual-brand strategy in the United States: one focused on theatres located in large urban areas and the other on mid-size and non-urban markets. We believe this dual-branding strategy will help set customer expectations and will allow us to preserve Carmike's existing low cost structure model.

The Odeon Acquisition

        On November 30, 2016, we completed the acquisition (the "Odeon Acquisition" and together with the Carmike Acquisition, the "Completed Acquisitions") of all of the outstanding equity of Odeon and UCI Cinemas Holdings Limited from Monterey Capital III S.à.r.l. (the "Seller") and certain shares in Odeon and UCI Cinemas Group Limited ("OUCGL"), a subsidiary of Odeon, from certain Management Shareholders (the "OUCGL shares"), pursuant to that certain Share Purchase Agreement, dated as of July 12, 2016, by and among AMC, AMC (UK) Acquisition Limited, Seller, Odeon, OUCGL and certain Management Shareholders (the "Share Purchase Agreement").

        The aggregate purchase price for the Odeon Acquisition was £510.1 million ($637.6 million), consisting of (i) cash in the amount of GBP £375.0 million ($468.8 million), (ii) shares of our Class A common stock valued at GBP £122.2 million ($152.7 million), and (iii) payment of approximately £12.9 million ($16.1 million) in employee incentive costs for the OUCGL shares. In addition, we repaid indebtedness of Odeon of approximately GBP £300 million ($375 million) and indebtedness of approximately EUR €200 million ($212 million) as of November 30, 2016. All U.S. Dollar amounts are based on the Euro/USD exchange rate of 1.06 and a GBP/USD exchange rate of 1.25 on November 29, 2016. The number of shares of our Class A common stock delivered in connection with the Odeon Acquisition was 4,536,466 shares, based on the volume weighted average price of the Class A common stock over the twenty consecutive trading days ending three business days before November 30, 2016. In the Share Purchase Agreement, we granted to the Seller certain registration rights, subject to the lock-ups described in the section titled "Underwriting (Conflicts of Interest)", and made certain undertakings with respect to the ongoing business and financing activities of the Company to the Seller that expire on the earlier of the date on which the Seller ceases to hold more than 49.9% of the shares issued to it at the closing of the Odeon Acquisition, and up to approximately 18 months (which period may be further extended in certain situations prescribed in the Share Purchase Agreement) from the date of closing of the Odeon Acquisition.

        Odeon is a leading European cinema operator with 242 cinemas and 2,236 screens as of September 30, 2016. Odeon operates in four major markets: the United Kingdom, Spain, Italy and Germany; and three smaller markets: Austria, Portugal, and Ireland. For the year ended December 31, 2015 and nine months ended September 30, 2016, Odeon had revenues of £747.2 million ($1,142.0 million) and £559.8 million ($779.3 million), respectively. Odeon's revenues for the year ended December 31, 2015 and the nine months ended September, 30 2016 have been translated into U.S. Dollars at a GBP/USD exchange rate of 1.5284, the average exchange rate for the year ended December 31, 2015, and at a GBP/USD exchange rate of 1.3921, the average exchange rate for the nine months ended September 30, 2016, respectively.

        We believe Odeon's European markets offer us considerable opportunity. Similar to the U.S. theatrical exhibition landscape in 2010, Europe's exhibition industry has experienced very little recent innovation. We believe we are uniquely positioned to leverage our proven theatre renovations, which include comfortable power recliners, enhanced food and beverage offerings and PLF experiences, among others, to drive future growth and value. Odeon also provides us with a strong and scalable platform to pursue future domestic and international growth opportunities.

        For the twelve month period ended June 30, 2016, Odeon had a strong 20% paid attendance market share with revenues approximating $1,115 million and paid attendance of 90 million. Year to date August 31, 2016, average ticket price was £5.51 ($7.73) and food and beverage per patron was £2.07 ($2.90). The GBP amount for the twelve months ended June 30, 2016 has been converted into U.S. Dollar amounts assuming a GBP/USD exchange rate of 1.4833 USD, which was the average exchange rate for the twelve months ended June 30, 2016. The GPB amount for the year to date August 31, 2016 has been converted into U.S. Dollar amounts assuming a GBP/USD exchange rate of 1.4021 USD, which was the average exchange rate for year to date August 31, 2016.

        Odeon transforms us from a domestic focused operator into an international operator with a presence in eight countries. The acquisition further diversifies our footprint by adding theatres with complementary global geographic and guest demographic profiles that strengthen the combined company's growth potential. We believe this diversification will result in a more balanced portfolio of theatres that is less dependent on certain genres of films and more exposed to the strong growth trends in the global box office.

Debt Financing of Completed Acquisitions

        On November 8, 2016, in connection with the Completed Acquisitions, we issued $595.0 million aggregate principal amount of our 5.875% Senior Subordinated Notes due 2026 and £250.0 million of our 6.375% Senior Subordinated Notes due 2024 each pursuant to an indenture, dated as of November 8, 2016, among us, the guarantors named therein and U.S. Bank National Association, as trustee. On November 29, 2016, in connection with the Odeon Acquisition, we incurred $500.0 million of incremental term loans (the "New Term Loans") under our Credit Agreement, dated as of April 30, 2013 (as amended by that certain First Amendment to Credit Agreement, dated as of December 11, 2015, and that certain Second Amendment to Credit Agreement, dated as of November 8, 2016, the "Senior Secured Credit Agreement"). On December 21, 2016, in connection with the Carmike Acquisition, we incurred $350.0 million of bridge loans (the "Bridge Loans") under a Bridge Loan Agreement, dated as of December 21, 2016 (the "Bridge Loan Agreement"), among us, the lenders party thereto, Citicorp North America, Inc., as administrative agent, and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and others, as joint lead arrangers and joint bookrunners. See "Description of Certain Indebtedness." We intend to use a portion of the proceeds from this offering to prepay all outstanding Bridge Loans. See "Use of Proceeds."

IMAX® Screens

        On January 19, 2017, we and IMAX Corporation announced that the number of IMAX screens at our legacy AMC locations is expected to increase by 15 percent year over year by the end of the first quarter 2017, with a total of 175 locations open by March 2017. Our current commitment to IMAX is 185 theatres through 2019.

Dolby Cinema™ at AMC Screens

        On January 10, 2017, we and Dolby Laboratories, Inc. ("Dolby") announced the opening of the 50th Dolby™ Cinema at our theatre in Roseville, Minnesota. The completion of this theatre puts the Dolby Cinema™ at AMC partnership plan on schedule. We and Dolby plan to complete the installation of 100 Dolby Cinema™ at our sites by the end of 2017, with plans to increase the number of locations to 160 by the end of 2018.

 Our Strategy

        Through most of its history, movie-going has been defined by product—the movies themselves. Yet, we believe long term significant, sustainable changes in the economics of the business and attendance patterns have been driven by improvements to the movie-going experience, not the temporary ebb and flow of product.

        We are committed to maintaining a leadership position in the exhibition industry by focusing on forward thinking initiatives for the benefit of our guests. Consistent with our history and culture of innovation, we believe our vision and relentless focus on our key priorities, which apply strategic and marketing components to traditional theatrical exhibition, will drive our future success.

        We plan to continue investing in our theatres and upgrading the consumer experience to take greater advantage of incremental revenue-generating opportunities, primarily through an array of improved and differentiated customer experiences. These experiences include greater engagement and loyalty through world class marketing, a keen focus on the quality of on-screen presentation and programming content, more and faster deployment of comfort and convenience and food and beverage initiatives, all while developing and utilizing new technologies across these platforms for the benefit of our consumers.

        We also plan to continue growing through profitable acquisitions. We believe that acquisitions offer us additional opportunities to introduce our proven guest focused strategies to new movie-goers and will generate meaningful benefits to guests, associates, studio partners and our shareholders.

        Our focus on the following growth initiatives support our key global strategic priorities:

        Greater Engagement & Loyalty—Utilizing world class marketing to strengthen the bonds with our current guests and create new connections with potential customers begins with the legacy AMC loyalty program, AMC Stubs®, which we believe is one of the most popular loyalty programs in the industry. AMC Stubs® is a customer loyalty program which allows members to earn rewards, receive discounts and participate in exclusive members-only offerings and services. In July 2016, we completed a national relaunch of our AMC Stubs® loyalty program featuring both a traditional paid tier called AMC Stubs Premiere™ and a new non-paid tier called AMC Stubs Insider™. Both programs reward loyal guests for their patronage of AMC Theatres. The AMC Stubs Insider™ tier rewards guests for simply coming to the movies, and benefits include free refills on certain food items, discount ticket offers, a birthday gift and 20 reward points earned for every dollar spent. For a $15 annual membership fee, AMC Stubs Premiere™ members enjoy express service with specially marked shorter lines at the box office and concession stand, free size upgrades on certain food and beverage items, discount ticket offers, a birthday gift, discounted online ticketing fees and 100 points for every dollar spent. Some of the rewards earned are redeemable on future purchases at AMC locations.

        As of June 30, 2016, prior to our national relaunch, we had 2,672,000 active member households in the AMC Stubs® program. As of September 30, 2016, we had more than 4,140,000 active member households enrolled in both the AMC Stubs Premiere™ and AMC Stubs Insider™ programs, combined. New members are enrolling in the new AMC Stubs® program at a rate greater than 11 times the number of enrollments during the same period in 2015. Our AMC Stubs® members represented approximately 24% of legacy AMC attendance during the nine month period ended September 30, 2016. The number of member households increased to over 5,000,000 as of December 19, 2016, and we expect the number of member households to double over the next 24 to 36 months. We believe movie-goers want to be recognized and rewarded for attending our theatres and as a result, our new AMC Stubs® program is designed to strengthen guest loyalty, attract new guests and drive additional return visits. Our much larger database of identified moviegoers also provides us with additional insight into our customers' movie preferences, and this enables us to have both a larger and a more targeted marketing effort to support our Hollywood studio partners.

        Movie-goers will be able to enroll in the AMC Stubs® program and earn loyalty rewards at the former Carmike theatres as we convert former Carmike point of sale systems to AMC systems. We expect those conversions to be completed during the second quarter of 2017.

        Odeon currently has a paid loyalty program called Odeon Premiere Club. Odeon movie-goers can earn points for spending money at the theatre, and those points can be redeemed for tickets and concession items at a later date. Odeon currently has more than two million members in the Odeon Premiere Club. We are currently evaluating the Odeon Premiere Club program to determine how best to reward our European movie-goers and heighten guest loyalty to drive additional attendance to Odeon theatres.

        Our marketing efforts are not limited to our loyalty program as we seek to improve our customer connections. Given the high degree of acceptance by consumers to interacting with companies through their website and apps, legacy AMC introduced an all-new website and mobile application in 2016. The new website and app are designed to offer a more graphically rich interface, feature more robust content and improve functionality. We believe our new website and mobile application provide users with an improved online experience where they can more easily find information about movies, theatres and amenities and seamlessly purchase tickets and concessions online.

        The competitive advantage of a robust and easy-to-use online and mobile presence combined with an effective loyalty program that provides better market intelligence to anticipate customer's future behavior should allow us to capture incremental share of both entertainment dollars and time.

        We intend to extend our world class marketing strengths, including our loyalty program and our robust, easy-to-use online and mobile presence to former Carmike and Odeon theatres as we work to integrate both circuits. We also expect to retain some of the existing guest engagement and marketing programs both circuits have to further bond with our guests.

        Quality of On-Screen Presentation and Programming Content—At its core, our business is a visual and aural medium requiring a keen focus on the quality of on-screen presentation and programing content to ensure success. PLF auditoriums generate our highest customer satisfaction scores, and we believe the investment in premium formats increases the value of the movie-going experience for our guests, ultimately leading to additional ticket revenue. To that end we are committed to investing in and expanding our offerings of the best sight and sound experiences through a combination of our partnerships with IMAX® and Dolby Cinema™ and the future development of our own proprietary PLF offering.

        IMAX®—IMAX® is one of the world's leading entertainment technology companies, specializing in motion picture technologies and presentations. IMAX® offers a unique end-to-end cinematic solution combining proprietary software, theater architecture and equipment to create the highest-quality, most immersive motion picture experience for which the IMAX® brand has become known globally. Top filmmakers and studios utilize IMAX® theaters to connect with audiences in innovative ways, and as such, IMAX's theater network is among the most important and successful theatrical distribution platforms for major event films around the world.

        As of September 30, 2016, legacy AMC was the largest IMAX exhibitor in North America, with 154 (3D enabled) IMAX screens and a 44% market share. Each one of our IMAX local installations is protected by geographic exclusivity, and as of September 30, 2016, our IMAX screen count was 73% greater than our closest competitor. Based on the continued success of our IMAX partnership, in June 2016, legacy AMC announced an agreement to expand the number of IMAX® screens in our U.S. theatres to 185 by the end of 2019, further reinforcing our position as the largest IMAX exhibitor in North America. We will also expand our IMAX relationship into former Carmike and Odeon theatres as we integrate both circuits, further strengthening our position as the largest IMAX exhibitor in the North America and making us the largest IMAX distributor in the United Kingdom and Europe.

        Dolby Cinema™ at AMC—Dolby Cinema at AMC was introduced to AMC guests in May 2015, when we partnered with Dolby Laboratories, Inc., to unveil a premium cinema offering for moviegoers that combined state-of-the-art image and sound technologies with inspired theatre design and comfort. Dolby Cinema™ at AMC includes Dolby Vision™ laser projection and object-oriented Dolby Atmos® audio technology, as well as AMC's plush power reclining seats with seat transducers that vibrate with the action on screen.

        In August 2016 we announced the acceleration of our Dolby Cinema™ at AMC deployment and as of September 30, 2016, we operated 26 Dolby Cinema™ at AMC auditoriums. The legacy AMC circuit expects to have 100 Dolby Cinema™ at AMC auditoriums operational by the end of 2017, seven years ahead of our original deployment plan, and we expect to have 160 operational by the end of 2018. We expect to expand deployment of our innovative Dolby Cinema™ at AMC auditoriums into former Carmike and Odeon locations as we integrate both circuits.

        AMC Proprietary PLF—We believe there is considerable opportunity to add a private label PLF experience to many of our locations, with superior sight and sound technology and enhanced seating as contrasted with our traditional auditoriums. This proprietary PLF auditorium is expected to offer an enhanced theatrical experience for movie-goers beyond our current core theatres, but may not carry the same price premium as IMAX® or Dolby Cinema™ at AMC. Therefore, it may be especially relevant in smaller or more price sensitive markets. We expect to launch our first AMC proprietary PLF auditorium in March 2017.

        The core of our business, historically and now, consists of Hollywood movies. If a movie is commercially available, it is likely to be playing at an AMC theatre today or tonight, because we schedule shows in the morning, afternoon and even at midnight or later, just to make sure it is convenient for our customers.

        Increasingly, we are playing movies and other content originating from more sources. We believe that as diversity grows in the United States, the United Kingdom and in Europe, the ability to adapt and target programming for a fragmented audience will grow increasingly critical. We believe this is something we already do very well.

        For movies targeted at diverse audiences, legacy AMC theatres frequently experiences attendance levels greater than our average, national market share. Legacy AMC theatres have a strong Bollywood following with more than 60 locations serving diaspora audiences. During the twelve month period ended December 31, 2016, legacy AMC theatres exhibited 125 popular Indian movies which generated approximately $18 million of box office revenue.

        Through AMC Independent™, we have also reached into the independent (or "indie") production and distribution community. Growing quickly from its inception five years ago, legacy AMC theatres played 249 films (excluding community programming and film festivals) during the twelve months ended December 31, 2016 from this very creative community, generating $76 million in U.S. box office revenue.

        Open Road Releasing, LLC ("Open Road Releasing"), operator of Open Road Films, LLC ("Open Road Films"), our joint venture with another major exhibitor, is similarly undertaking an effort to grow our sources of content and provide access to our screens for content that may not otherwise find its way there. Open Road Films' 2015 release Spotlight won the Academy Award for Best Picture.

        Fathom Events ("Fathom") is another joint venture with several major exhibitors and is the recognized leader in the alternative entertainment industry, offering a variety of one-of-a-kind entertainment events in movie theaters nationwide that include live, high-definition performances of the Metropolitan Opera, the performing arts, major sporting events, music concerts, comedy series, Broadway shows, original programming featuring entertainment's biggest stars, socially relevant documentaries with audience Q&A and much more. We are working with Fathom to further broaden our programming options to appeal to even wider audiences.

        We believe we are a vital partner for Hollywood studios and for independent distributors because we generate more box office revenue per screen and provide stronger in-theatre and online promotional exposure for their movies. To that end, we are committed to working with our studio partners to further innovation, exchange ideas and discover mutually beneficial to expand movie-going. We are a content owner's highest quality revenue stream, because every customer pays every time they watch the content. Among all theatres, our venues are the most valuable to content owners, and we believe their product is never more productive than in one of our theatres.

        More and Faster Deployment of Guest Centered Growth Initiatives—Recognizing the success of our proven theatre innovations, we expect to quicken the pace of deployment while simultaneously leveraging new technology to develop new concepts and initiatives that will elevate the movie-going experience at our theatres.

        Recliner seating is the key feature of our theatre renovations. We believe that maximizing comfort and convenience for our customers will be increasingly necessary to maintain and improve our relevance. These renovations, in conjunction with capital contributions from our landlords, involve stripping theatres to their basic structure in order to replace finishes throughout, upgrade the sight and sound experience, install modernized points of sale and, most importantly, replace traditional theatre seats with plush, electric recliners that allow customers to deploy a leg rest and fully recline at the push of a button. The renovation process typically involves losing up to two-thirds of a given auditorium's seating capacity. For an industry historically focused on quantity, this reduction in seating capacity could be viewed as counter-intuitive and harmful to revenues. However, the quality improvement in the customer experience is driving a 40% to 60% increase in attendance at these locations in their first year post renovation. Our customers have responded favorably to the significant personal space gains from ample row depths, ability to recline or stretch their legs, extra-wide pillowed chaise and oversized armrests. The reseated theatres attract more midweek audiences than normal theatres and tend to draw more adults who pay higher ticket prices than teens or young children. We typically do not change ticket prices in the first year after renovation, however, in subsequent years we typically increase our ticket prices by amounts well in excess of price adjustments for our non-renovated theatres.

        As of September 30, 2016, we now feature recliner seating in approximately 142 theatres, including Dine-in-Theatres, totaling approximately 1,565 screens and representing approximately 30% of total legacy AMC screens. By the end of 2017 and 2018, we expect legacy AMC theatres to operate 2,650 and 3,350 screens with recliner seating, respectively. Based on feedback from our guests, we believe there is universal appeal for the ample space, comfort and convenience of our powered recliners, and that appeal will translate into additional attendance in new markets both domestically and in Europe. As such, deploying powered recliners will be an integral strategy in the former Carmike and Odeon circuits going forward as we are targeting approximately 42% of our total screens to be comprised of screens with recliner seating by the end of 2021.

        We are currently testing new recliner seat designs and innovations that will continue to provide guests with an improved level of comfort and convenience while optimizing the number of seats available for guests post renovation. Reducing the number of seats removed during renovation, would expand the number of theatres we could renovate, allowing us to introduce our guest centered amenities to more movie-goers.

        Rebalancing of the new supply-demand relationship created by recliner seating presents us two further opportunities to improve customer convenience and maximize operating results: open-source internet ticketing and reserved seating.

        Open-source internet ticketing makes legacy AMC's entire universe of seats (over 811,000 as of September 30, 2016), for all its show times, as available as possible, on as many websites and mobile applications as possible. This is a significant departure from the years prior to 2012, when tickets to any one of our theatres were only available on one website. We most recently deployed new technology by partnering with Atom Tickets to allow guests to utilize Atom's mobile movie ticketing platform to purchase our tickets. Atom's technology allows movie-goers to check movie reviews and AMC show times, coordinate movie outings among friends while allowing them to pay separately, and pre-pay for concession items. Our tickets are currently on sale over the internet, either directly or through mobile apps, at our own website and app and Fandango®, Movietickets.com®, Flixster® and Atom Tickets. We believe increased online access is important because it captures customers' purchase intent more immediately and directly than if we wait for their arrival at the theatre box office to make a purchase. Carefully monitoring internet pre-sales also lets us adjust capacity in real time, moving movies that are poised to overperform to larger capacity auditoriums or more additional auditoriums, thereby maximizing yield.

        Reserved seating, at some of legacy AMC's busiest theatres, and now available at all of legacy AMC's Manhattan, New York City locations, allows our customers to choose a specific seat in advance of the movie. We believe that knowing there is a specifically chosen seat waiting for a show that promises to be a sellout is comforting to our customers, reduces anxiety around the experience and compels ticket purchases. We believe reserved seating will become increasingly prevalent to the point of being a prerequisite in the medium-term future.

        We believe the comfort and personal space gains from recliner seating, coupled with the immediacy of demand captured from open-source internet ticketing and the appeal of reserved seating make a powerful economic combination for us.

        The acceleration of initiative deployment also applies to food and beverage enhancements. To address recent consumer trends, we are expanding our menu of enhanced food and beverage products to include made-to-order drinks and meals, customized coffee, healthy snacks, premium beers, wine and mixed drinks and other gourmet products. We plan to invest across a spectrum of enhanced food and beverage formats, ranging from simple, less capital-intensive food and beverage design improvements to the development of new dine-in theatre options.

        Leading the charge are our MacGuffins Bar and Lounges ("MacGuffins") which give us a fresh opportunity to engage our over-21 customers. We believe that few innovations have won over the adult movie goer more decisively than our full service bars featuring premium beers, wines and liquors. Extremely versatile in design with a significant impact on theatre economics, MacGuffins is our fastest growing idea in the enhanced food and beverage space. As of September 30, 2016, we offer alcohol in approximately 158 legacy AMC theatres and expect to increase that number to approximately 275 by the end of 2017. We believe there is ample opportunity to introduce premium beers, wines and liquors throughout the former Carmike and Odeon circuits, and we would like to install our MacGuffins concept in as many theatres globally as we can. We will continue to work with state and local officials in the United States, and the necessary officials in Europe to expand the number of theatres with this appealing amenity. Due to our success in operating MacGuffins, we believe we can leverage our substantial experience when it comes to permitting, installing and commissioning these improvements

        Coca Cola Freestyle® puts customers in charge with over 140 drink flavor options in a technologically advanced compact footprint. Our operational excellence and history of innovation rewarded us with first-mover advantage on this new technology, which, as of September 30, 2016, was deployed in 361 legacy AMC theatres. This technology improves the guest experience, shortens lines in our concession areas and allows for more efficient staffing. We expect to install Coca Cola Freestyle machines in 100% of AMC's domestic theatres, including all former Carmike theatres, by the end of 2017, and we have already begun the rollout at the Odeon theatres.

        Our commitment to participate in new technologies is evident in the recent testing of new food and beverage functionality for our current website and mobile app. In our reserved seat auditoriums, our innovative new service allows for advance online ordering of concession items with an advance ticket order that is then delivered to the guest's seat at a specified time of the guest's choosing. Initial results are encouraging, and we could expect a broad rollout of this innovation in U.S. theatres over the next three to nine months. We are currently evaluating system compatibility and mobile application functionality to determine timing for deployment in Europe.

        The successful implementation of these initiatives has resonated with our guests and led to increases in ticket sales, revenue, cash flow and shareholder value. This is demonstrated by an increased take-rate for our food and beverage offerings. The number of guests at legacy AMC theatres who are choosing to purchase a beverage or food item has increased from 64% of our attendance in 2011 to approximately 71% in 2016. We believe that focusing on improving the guest experience offers universal appeal whether domestically or internationally, and as such, we intend to leverage our organic growth through strategic acquisitions like Carmike and Odeon for the benefit of millions of new AMC movie-goers.

        We believe significant financial opportunities exist in our current portfolio of theatres both in the United States and in Europe, and we have a substantial pipeline of investments to exploit that offer incremental attendance-generating and revenue-generating prospects. By deploying building-by-building solutions from a proprietary menu of proven, customer-endorsed comfort and convenience, enhanced food and beverage, and premium sight and sound concepts, we believe we have the formula for continuing growth and success.

Our Competitive Strengths

        We believe we have the following competitive strengths:

        Leading Market Share in Important, Affluent and Diverse Markets—Across the three biggest metropolitan markets in the United States—New York, Los Angeles and Chicago, representing 19% of the country's total box office—we hold a 36% combined market share. As of December 31, 2016, we have theatres located in 24 of the top 25 U.S. markets, holding the #1 or #2 position in 22 of those 25 markets based on box office revenue. On any given weekend, approximately one third of the top ten theatres for the #1 opening movie title in the United States are AMC theatres, according to data provided by Rentrak. We are also the #1 theatre operator in the United Kingdom and Ireland, Italy and Spain; the #2 operator in Austria and Portugal; and the #4 operator in Germany. We believe our strong presence in these top markets makes our theatres highly visible and therefore strategically more important to content providers, who rely on the large audiences and marketing momentum provided by major markets to drive opinion-making and deliver a movie's overall box office results.

        We have a diversified footprint with complementary global geographic and guest demographic profiles. There are inherent complexities in effectively and efficiently serving them. In some of our more densely populated major metropolitan markets, there is also a scarcity of attractive retail real estate opportunities. Taken together, these factors solidify our market share position. Further, our history and strong presence in these markets have created a greater opportunity to introduce our enhanced customer experience concepts and exhibit a broad array of programming and premium formats, all of which we believe drive higher levels of attendance and higher revenues at our theatres.

        The recent Carmike acquisition further diversifies our footprint with theatres located in complementary suburban and rural markets as well as in geographic areas of the United States like the southeast, where legacy AMC did not have a strong presence. Guests from different demographic and geographic profiles have different tastes in movies, and we believe by broadening our geographic base, we can help mitigate the impact of film genre volatility on our box office revenues.

        Well Located, Highly Productive Theatres—Our legacy U.S. theatres are generally located in the top retail centers across the United States. We believe this provides for long-term visibility and higher productivity, and is a key element in the success of our Enhanced Food and Beverage and More Comfort and Convenience initiatives. Our location strategy, combined with our strong major market presence and our focus on a superior customer experience, enable us to deliver industry-leading theatre-level productivity. During the twelve months ended September 30, 2016, six of the ten highest grossing theatres in the United States were legacy AMC theatres, according to data provided by Rentrak. During the same period legacy AMC's average total revenues per theatre was more than $7.9 million. This per unit productivity is important not only to content providers, but also to developers and landlords, for whom per location and per square foot sales numbers are critical measures. The net effect is a close relationship with the commercial real estate community, which often gives us first-look and preferred tenant status on emerging opportunities.

        Recognizing that the former Carmike theatres we acquired in 2016 are located primarily in smaller, suburban and rural markets, we do expect our total revenues per theatre to be impacted going forward. However, in general, theatres located in smaller suburban and rural markets tend to have less competition and a lower cost structure, and we believe when combined with our innovative strategic initiatives have the potential to improve productivity.

        Many Odeon theatres share similar characteristics as legacy AMC theatres in that they tend to be located in the top retail centers in major metropolitan markets with higher visibility. We believe that deploying our proven strategic initiatives in these markets will help drive attendance and greatly improve productivity.

        Selectively Participating in a Consolidating Industry—Throughout the last two decades, AMC has been an active participant in our industry's consolidation. In that span, we have acquired and successfully integrated Loews, General Cinema, Kerasotes, select operations of Rave Digital Media and Rave Review Cinemas, in 2015 acquired SMH Theatres, Inc. ("Starplex Cinemas") and in 2016 acquired Odeon and Carmike. We intend to selectively pursue acquisitions in the United States and internationally where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio. The recently Completed Acquisitions and the proposed Nordic Acquisition are in furtherance of this strategy.

        Additionally, our focus on improving the customer experience and our strong relationships with landlords and developers have provided opportunities to expand our footprint in existing markets by acquiring competitors' existing theatres at the end of their lease term at little or no cost. We believe that our More Comfort and Convenience and Enhanced Food and Beverage concepts have high appeal to landlords wanting to increase traffic and sales in their retail centers. These "spot acquisitions" have given us the ability to bolster our presence in existing markets at relatively low cost and more quickly (weeks, months) as compared to new builds (months, years).

        Substantial Operating Cash Flow—For the nine months ended September 30, 2016 and the years ended December 31, 2015, December 31, 2014, and December 31, 2013, legacy AMC's net cash provided by operating activities totaled $211.3 million, $467.6 million, $297.3 million, and $357.3 million, respectively. We believe that our strategic initiatives, highly productive theatre circuit and continued focus on cost control will enable us to generate sufficient cash flow provided by operating activities to execute our strategy, to grow our revenues, maintain our facilities, service our indebtedness and pay dividends to our stockholders.

        Experienced and Dynamic Team—Our senior management team, led by Adam Aron, President and Chief Executive Officer, has the expertise that we believe will be required to transform movie-going from a commodity to a differentiated entertainment experience. A dynamic and balanced team of executives combines long-tenured leaders in operations, real estate and finance who contributed to building AMC's hard earned reputation for operations excellence with creative entertainment and restaurant industry executives in marketing, programming and food and beverage who bring to AMC business acumen and experience that support innovation in theatrical exhibition.

        Our senior management team has experience operating both domestic and international theatres, having at one time operated more than 100 theatres with more than 1,200 screens in 11 countries outside of the United States.

        In July 2013, we relocated our Theatre Support Center to a new, state-of-the-art facility in Leawood, Kansas. With a technology platform that provides for real-time monitoring of AMC screens across the country and a workplace conducive to collaboration and teamwork, our management team has the organization well aligned with its strategy.

        Furthermore, we believe that our people, the nearly 21,300 legacy AMC associates, constitute an essential strength of our Company. They strive to make movie-going experiences at AMC always a treat. Our auditoriums offer clear and bright projection, our food is hot and our drinks are cold. Our doors, lobbies, hallways and bathrooms are clean and we select and train our people to make smiles happen. We create events and want our customers to always feel special at an AMC theatre. This is an experience delivered approximately 200 million times a year.

        Over the past five years, we have enhanced the quality and increased the variety at our food and beverage stands, introduced in-theatre dining options in many markets, launched our industry-leading loyalty program, AMC Stubs ®, and in 2015 achieved our highest ever overall ratings for top-box customer satisfaction. We feel like this is only the beginning.

        Key Strategic Shareholder—In August 2012, we were acquired by Dalian Wanda Group Co. ("Wanda"), one of the largest, privately-held conglomerates in China and post the initial public offering Wanda remains our single largest shareholder with a 68.83% ownership stake as of December 31, 2016. In addition to its core business as a prominent developer and owner of commercial real estate, Wanda also owns related businesses in entertainment, hospitality and retail. Wanda is the largest theatre exhibition operator in China through its controlling ownership interest in Wanda Cinema Line. The combined ownership and scale of AMC and Wanda Cinema Line has enabled us to enhance relationships and obtain better terms from important food and beverage, lighting and theatre supply vendors, and to expand our strategic partnerships with IMAX® and Dolby®. When our scale and Wanda's growth are taken into account, we believe AMC is the most efficient and effective partner a content owner has. Wanda is controlled by its chairman, Mr. Jianlin Wang.

The Industry

  Domestic

        Movie-going is embedded in the American social fabric. For over 100 years people young and old, of all races and socio-economic levels, have enjoyed the entertainment that motion pictures offer.

        In the United States, the movie exhibition business is large, stable and mature. While in any given calendar quarter the quantity and quality of movies can drive volatile results, box office revenues have generally advanced from 2011 to 2016. 2016 was the industry's best year ever, in terms of revenues, with box office revenues of approximately $11.4 billion, an increase of approximately 2.0% from 2015 with over 1.3 billion admissions in the U.S. and Canada. The industry has set records for box office revenues in four of the last five years.

        The movie exhibition business has survived the booms and busts of economic cycles and has adapted to myriad changes in technology and customer behavior. There is great value for the entertainment dollar in movie-going, and no replacement has been invented for the escape and fun that a night at the movies represents.

        We believe the exhibition business is in the early stages of a transition. After decades of economic models driven by quantity (number of theatres, screens and seats), we believe it is the quality of the movie-going experience that will define future success. Whether through enhanced food and beverage options (Food and Beverage Kiosks, Marketplaces, Coke Freestyle, MacGuffins or Dine-in Theatres), more comfort and convenience (recliner seating, open-source internet ticketing, reserved seating), engagement and loyalty (AMC Stubs, open-source internet ticketing, mobile apps, social media) or sight and sound (digital projectors, 3D, Dolby Cinema™ at AMC Prime, other PLF screens or IMAX®), it is the ease of use and the amenities that these innovations bring to customers that we believe will drive sustained profitability in the years ahead. Based on information obtained from Rentrak, we believe that the four largest exhibitors, in terms of U.S./Canada box office revenue (Regal Entertainment Group, AMC Entertainment Inc., Cinemark Holdings, Inc. and Cineplex Inc.) generated approximately 61% of the box office revenues in 2015. This statistic is up from 35% in 2000 and is evidence that the theatrical exhibition business in the U.S./Canada have been consolidating.

  International

        Movie-going is a popular leisure activity with high penetration across Odeon's key geographies. Theatre appeal has proven resilient to competition for consumer's leisure spending and to recessionary periods and we believe we will continue to benefit from increased spending across Odeon's markets, particularly in Spain. The European market lags the U.S market across a number of factors, including annual spend per customer, number of IMAX screens and screens per capita that cause us to believe that the deployment of our customer initiatives will be successful in this market.

        While in any calendar year the quantity and quality of movies can drive results, theatre attendance has increased since 2012 across Odeon's key geographies. Additionally, international markets have become increasingly important. The percentage of total box office revenues attributable to international markets increased from 69% in 2012 to 72% in 2015 and is expected to continue to increase to 75% by 2019. U.S. films generate the majority of the box office in Europe, but movie-goers in specific geographies welcome locally produced films with local actors and familiar story lines which can mitigate film genre attendance fluctuations. Box office revenues in Europe increased from 2014 to 2016, with box office revenues in 2016 totaling approximately $4.9 billion in countries in which we have a footprint as a result of the Completed Acquisitions and will have a footprint as a result of the Nordic Acquisition, an increase of approximately 13.4% from 2014. Going forward, we believe we will see positive growth in theatre attendance as we deploy our proven guest centered innovations like recliner seating, enhanced food and beverage offerings and premium large format experiences throughout Odeon's markets.

Corporate Information

        We are a Delaware corporation. Our principal executive offices are located at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211. The telephone number of our principal executive offices is (913) 213-2000. We maintain a website at www.amctheatres.com, on which we will post our key corporate governance documents, including our board committee charters and our code of ethics. We do not incorporate the information on our website into this prospectus supplement and you should not consider any information on, or that can be accessed through, our website as part of this prospectus supplement.

 THE OFFERING

Shares of Class A Common Stock Offered by Us	shares.
Option to Purchase Additional Shares	We have granted the underwriters a 30-day option to purchase up to additional shares of our Class A common stock from us on the same terms and conditions.
Shares of Class A Common Stock to be Outstanding Immediately after this Offering(1)	shares.
Insider Participation in the Offering

Adam Aron, our President and Chief Executive Officer, has agreed to purchase shares of our Class A common stock in an amount of approximately $1.0 million in this offering at the public offering price and on the same terms as the other purchasers in this offering. The underwriters will receive the same underwriting commission on the shares purchased by Mr. Aron as they will receive on the other shares sold to the public in this offering.

Use of Proceeds

We estimate that the proceeds from this offering will be approximately $             million (or $             million if the underwriters exercise their option to purchase additional shares in full), after deducting fees and estimated expenses. We intend to use the net proceeds from this offering to repay all outstanding indebtedness under our Bridge Loan Agreement and to use any remaining proceeds to finance a portion of the Nordic Acquisition or for other general corporate purposes in the event the Nordic Acquisition is not completed.

Conflicts of Interest

Affiliates of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under the Bridge Loans and will receive more than 5% of the net proceeds from this offering. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a "qualified independent underwriter" is not required in connection with this offering as a "bona fide public market," as defined in Rule 5121, exists for our common stock. See "Use of Proceeds" and "Underwriting (Conflicts of Interest)."

NYSE symbol	"AMC."
Transfer Agent and Registrar	Computershare Trust Company, N.A.

Risk Factors

Investing in our Class A common stock offered hereby involves risks. You should carefully consider the risk factors set forth under "Risk Factors" beginning on page S-29 in this prospectus supplement, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, prior to making an investment in our Class A common stock.

(1)
The number of shares of our Class A common stock that will be outstanding after this offering, assuming no exercise of the underwriters' option to purchase additional shares, is based on 34,512,289 million shares of our Class A common stock outstanding as of February 6, 2017. As of February 6, 2017, we also had 825,715 restricted stock units and performance stock units outstanding that are convertible to shares of Class A common stock and we may issue 7,685,709 additional shares of Class A common stock under our equity incentive plan. Additionally, as of February 6, 2017, there were 75,826,927 shares of Class B common stock and no shares of preferred stock outstanding.

        Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters' option to purchase additional shares has not been exercised.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA OF AMC

        The following table sets forth summary pro forma financial data for AMC for (i) the twelve months ended December 31, 2015 and (ii) the nine months ended September 30, 2015 and 2016 and summary historical financial and operating data for AMC for (i) the twelve months ended December 31, 2013, 2014 and 2015 and (ii) the nine months ended September 30, 2015 and 2016.

        The following summary historical consolidated financial and other data of AMC for the twelve months ended December 31, 2015, 2014 and 2013 have been derived from our audited consolidated financial statements. Our statement of operations data and the balance sheet data for the twelve months ended December 31, 2013, 2014 and 2015 and as of December 31, 2014 and 2015, respectively, have been derived from our audited consolidated financial statements that are incorporated by reference from our 2015 Form 10-K. Our balance sheet data as of December 31, 2013 has been derived from our audited consolidated financial statements and is not included in or incorporated by reference in this prospectus supplement. The financial data for the nine month periods ended September 30, 2016 and 2015 have been derived from our unaudited financial statements, which include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. The statement of operations data and the balance sheet data for the nine months ended September 30, 2015 and 2016 and as of September 30, 2016, respectively, have been derived from our unaudited consolidated financial statements that are incorporated by reference from our September 30, 2016 Form 10-Q. The balance sheet data as of September 30, 2015 has been derived from our unaudited consolidated financial statements and is not included in or incorporated by reference in this prospectus supplement.

(In thousands, except operating data)	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2014	Twelve Months Ended December 31, 2015	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2016
				(Unaudited)	(Unaudited)
Statement of Operations Data(1):
Revenues:
Admissions	$1,847,327	$1,765,388	$1,892,037	$1,393,338	$1,460,537
Food and beverage	786,912	797,735	910,086	667,804	736,587
Other revenue	115,189	132,267	144,777	101,901	112,626

Total revenues	2,749,428	2,695,390	2,946,900	2,163,043	2,309,750

Operating Costs and Expenses:
Film exhibition costs	976,912	934,246	1,021,457	751,894	784,363
Food and beverage costs	107,325	111,991	128,569	95,395	102,014
Operating expense	726,641	733,338	795,722	588,177	613,893
Rent	451,828	455,239	467,822	348,804	369,307
General and administrative:
Merger, acquisition and transactions costs	2,883	1,161	3,398	2,590	15,113
Management fee	—	—	—	—	—
Other(1)	97,288	64,873	58,212	41,384	58,935
Depreciation and amortization	197,537	216,321	232,961	173,034	185,746
Impairment of long-lived assets	—	3,149	1,702	—	—

Operating costs and expenses	2,560,414	2,520,318	2,709,843	2,001,278	2,129,371

Operating income	189,014	175,072	237,057	161,765	180,379

Other expense (income)(2)	(1,415)	(8,344)	10,684	9,273	(5)
Interest expense:
Corporate borrowings	129,963	111,072	96,857	73,478	74,434
Capital and financing lease obligations	10,264	9,867	9,231	6,990	6,441
Equity in (earnings) losses of non-consolidated entities	(47,435)	(26,615)	(37,131)	(21,536)	(28,143)

(In thousands, except operating data)	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2014	Twelve Months Ended December 31, 2015	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2016
				(Unaudited)	(Unaudited)
Investment expense (income)(3)	(2,084)	(8,145)	(6,115)	(5,039)	(9,602)

Earnings (loss) from continuing operations before income taxes	99,721	97,237	163,531	98,599	137,254
Income tax provision (benefit)(4)	(263,383)	33,470	59,675	36,360	54,560

Earnings (loss) from continuing operations	363,104	63,767	103,856
Gain (loss) from discontinued operations, net of income tax provision(5)	1,296	313	—	—	—

Net earnings (loss)	$364,400	$64,080	$103,856	$62,239	$82,694

Basic earnings per share:
Earnings from continuing operations	$4.74	$0.65	$1.06	$0.64	$0.84
Gain from discontinued operations	$0.02	$0.01	—	—	—

Basic earnings per share	$4.76	$0.66	$1.06	$0.64

Average shares outstanding—Basic	76,527	97,506	97,963	97,959	98,196
Diluted earnings per share:
Earnings from continuing operations	$4.74	$0.65	$1.06	$0.63	$0.84
Gain from discontinued operations	$0.02	$0.01	—	—	—

Diluted earnings per share	$4.76	$0.66	$1.06	$0.63	$0.84

Average shares outstanding—Diluted	76,527	97,700	98,029	98,024	98,211
Dividends declared per basic and diluted common share	—	$0.60	$0.80	$0.60	$0.60
Balance Sheet Data (at period end):
Cash and equivalents	$546,454	$218,206	$211,250	$97,939	$46,312
Corporate borrowings(6)	2,076,889	1,782,441	1,912,793	1,737,306	1,853,534
Other long-term liabilities	370,946	419,717	462,626	438,944	513,857
Capital and financing lease obligations	116,199	109,258	101,864	103,893	95,494
Stockholder's equity	1,507,470	1,512,732	1,538,703	1,513,934	1,565,701
Total assets(6)	5,044,802	4,755,168	5,088,317	4,648,071	4,969,256
Other Data (AMC only):
Net cash provided by operating activities	$357,342	$297,302	$467,557	$209,225	$211,334
Adjusted EBITDA(7)	448,136	463,925	536,454	382,407	420,431
Capital expenditures	(260,823)	(270,734)	(333,423)	215,574	256,599
Screen additions	12	29	23	12	12
Screen acquisitions	37	36	410	40	26
Screen dispositions	29	33	14	—	38
Construction openings (closures), net	(32)	(48)	60	(62)	(131)
Average screens—continuing operations(8)	4,859	4,871	4,933	4,914	5,278
Number of screens operated	4,963	4,947	5,426	4,737	5,295
Number of theatres operated	343	346	387	348	388
Screens per theatre	14.4	14.3	14.0	14.2	13.6
Attendance (in thousands)—continuing operations(8)	199,270	187,241	196,902	145,874	153,136

(In thousands, except operating data)	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2014	Twelve Months Ended December 31, 2015	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2016
				(Unaudited)	(Unaudited)
Certain Pro Forma Financial Data:
Pro forma net income (loss)			$88,210	$7,211	$(56,403)
Pro forma Adjusted EBITDA for the Completed Acquisitions(9)			862,126	571,519	617,429
Pro forma Interest Expense for the Completed Acquisitions(10)			231,191	177,566	173,161

(1)
During the nine months ended September 30, 2016, other general and administrative expense included the annual incentive compensation expense of $11,422,000 and stock-based compensation expense of $4,509,000. During the nine months ended September 30, 2015, other general and administrative expense included the annual incentive compensation expense of $11,702,000 and stock-based compensation expense of $9,377,000. During the twelve months ended December 31, 2015, other general and administrative expense included the annual incentive compensation expense of $14,759,000 and stock-based compensation expense of $10,480,000. During the twelve months ended December 31, 2014, other general and administrative expense included the annual incentive compensation expense of $13,327,000 and stock-based compensation expense of $11,293,000. During the twelve months ended December 31, 2013, other general and administrative expense included both the annual incentive compensation expense of $19,563,000 and the management profit sharing plan expense of $11,300,000 related to improvements in net earnings, an initial public offering stock award of $12,000,000 to certain members of management, and early retirement and severance expense of $3,279,000.

(2)
During the twelve months ended December 31, 2015, AMC Entertainment Inc. (a former wholly owned subsidiary of AMC) recorded a loss on extinguishment related to the redemption of the 9.75% Senior Subordinated Notes due 2022 of approximately $9,318,000 and a loss on the modification of the Senior Secured Credit Facility of $1,366,000. During the twelve months ended December 31, 2014, AMC Entertainment, Inc. redeemed its 8.75% Senior Fixed Rate Notes due 2019 resulting in a net gain of $8,386,000.

(3)
Investment expense (income) includes an impairment loss of $1,370,000 during the twelve months ended December 31, 2013, related to the AMC's investment in a marketable equity security.

(4)
During the twelve months ended December 31, 2013, AMC reversed its recorded valuation allowance for deferred tax assets. AMC generated sufficient earnings in the United States federal and state tax jurisdictions where it had recorded valuation allowances to conclude that it did not need valuation allowances in these tax jurisdictions. This reversal is reflected as a non-cash income tax benefit recorded during the twelve months ended December 31, 2013. See Note 9—Income Taxes to the Consolidated Financial Statements under Part II Item 8 of AMC's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, incorporated by reference herein.

(5)
During the twelve months ended December 31, 2013, AMC received $4,666,000 for a sales price adjustment from the sale of theatres located in Canada. The gain from discontinued operations during the twelve months ended December 31, 2013, was partially offset by income taxes, legal and professional fees, and contractual repairs and maintenance expenses.

(6)
We adopted the provisions of Accounting Standards Update ("ASU") No. 2015-03 and 2015-15, Interest-Imputation of Interest (Subtopic 835-30) as of the beginning of 2016 on a retrospective basis. As a result of the adoption of ASU No. 2015-03 and ASU No. 2015-15 during the first quarter of 2016, amounts previously reported in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the period ended June 30, 2015 have been reclassified to conform with the adoption. We continue to defer and present our debt issuance costs related to our line-of-credit arrangement as an asset regardless of whether there are any outstanding borrowings on the line-of-credit arrangement as provided in ASU No. 2015-15. The reclassification of debt issuance costs for term loans and senior subordinated notes from other long-term assets to corporate borrowings as of December 31, 2015, September 30, 2015, December 31, 2014, and December 31, 2013 was $21,768,000, $19,089,000, $8,564,000 and $1,922,000, respectively.

(7)
We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provisions (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investments. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. See "Non-GAAP Financial Measures".

        The following table sets forth our reconciliation of Adjusted EBITDA for AMC:

(In thousands)	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2014	Twelve Months Ended December 31, 2015	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2016
				(Unaudited)	(Unaudited)
Earnings from continuing operations	$363,104	$63,767	$103,856	$62,239	$82,694
Plus:
Income tax provision (benefit)(a)	(263,383)	33,470	59,675	36,360	54,560
Interest expense	140,227	120,939	106,088	80,468	80,875
Depreciation and amortization	197,537	216,321	232,961	173,034	185,746
Impairment of long-lived assets	—	3,149	1,702	—	—
Certain operating expenses(b)	13,913	21,686	16,773	11,313	13,012
Equity in (earnings) loss of non-consolidated entities	(47,435)	(26,615)	(37,131)	(21,536)	(28,143)
Cash distributions from non-consolidated entities	31,501	35,243	34,083	24,328	21,672
Investment (income) expense loss	(2,084)	(8,145)	(6,115)	(5,039)	(9,602)
Other (income) expense(c)	(127)	(8,344)	10,684	9,273	(5)
General and administrative expense:
Merger, acquisition and transactions costs	2,883	1,161	3,398	2,590	15,113
Stock-based compensation expense(d)	12,000	11,293	10,480	9,377	4,509

Adjusted EBITDA	$448,136	$463,925	$536,454	$382,407	$420,431

(a)
During the twelve months ended December 31, 2013, we reversed our recorded valuation allowance for deferred tax assets. We generated sufficient earnings in the United States federal and state tax jurisdictions where we had recorded valuation allowances to allow us to conclude that we did not need valuation allowances in these tax jurisdictions. This reversal is reflected as a non-cash income tax benefit recorded during the twelve months ended December 31, 2013.

(b)
Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

(c)
Other expense for the twelve months ended December 31, 2015 and the nine months ended September 30, 2015 was due to a net loss on extinguishment of indebtedness related to the cash tender offer and redemption of our 9.75% Senior Subordinated Notes due 2020 and modification of our Senior

  Secured Credit Facility. Other income for the twelve months ended December 31, 2014 was due to net gains on extinguishment of indebtedness related to the cash tender offer and redemption of the 8.75% Senior Fixed Rate Notes due 2019. We exclude other expense and income related to financing activities as the amounts are similar to interest expense or income and are non-operating in nature.

(d)
Non-cash expense included in general and administrative: other.
(8)
Includes consolidated theatres only.

(9)
Pro Forma Adjusted EBITDA for the Completed Acquisitions is a non-GAAP financial measure. It is defined in the same way as Adjusted EBITDA, but it gives pro forma effect to the Completed Acquisitions, the Financings and this offering and the use of proceeds therefrom and is derived from the pro forma financial information contained in this prospectus supplement. See "Unaudited Pro Forma Condensed Combined Financial Information" and "Non-GAAP Financial Measures." In addition, it gives effect to certain additional adjustments itemized below. Adjustments to reflect planned divestitures pursuant to a settlement we entered into with the U.S. Department of Justice as described under "—the Carmike Acquisition." are not reflected in the unaudited pro forma condensed financial information included in this prospectus supplement as those planned disposals are not identifiable at this time.

        The following table sets forth our reconciliation of Pro Forma Adjusted EBITDA for the Completed Acquisitions:

(In thousands)	Pro Forma Twelve Months Ended December 31, 2015	Pro Forma Nine Months Ended September 30, 2015	Pro Forma Nine Months Ended September 30, 2016
	(Unaudited)
Net earnings (loss)	$88,210	$7,211	$(56,403)
Plus:
Income tax provision (benefit)	19,811	(1,137)	17,420
Interest expense	231,191	177,566	173,161
Depreciation and amortization	492,869	371,634	372,676
Impairment of long-lived assets	17,506	4,085	2,971
Certain operating expenses(a)	611	(3,406)	15,979
Equity in (earnings) loss of non-consolidated entities	(42,368)	(23,998)	(31,326)
Cash distributions from non-consolidated entities	34,083	24,328	21,672
Investment (income) expense loss	(6,115)	(5,039)	(9,602)
Other (income) expense(b)	(258)	(2,686)	101,373
General and administrative expense:
Merger, acquisition and transactions costs(c)	9,765	8,527	1,894
Stock-based compensation expense(d)	16,821	14,434	7,614

Pro Forma Adjusted EBITDA for the Completed Acquisitions	$862,126	$571,519	$617,429

(a)
Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense and disposition of assets and other gains included in operating expenses.

(b)
Other expense (income) for the twelve months ended December 31, 2015 was due to a net loss on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2020 and modification of our Senior Secured Credit Facility and foreign currency exchange income related to remeasurement of foreign debt. Other expense (income) for the nine months ended September 30, 2016 and September 30, 2015 related to foreign currency exchange income and expense related to remeasurement of foreign debt and to a net loss on extinguishment of indebtedness related to the cash tender offer.

(c)
Merger, acquisition and transition costs are excluded as they are non-operating in nature.

(d)
Non-cash or non-recurring expense included in general and administrative: other.
(10)
Pro Forma Interest Expense for the Completed Acquisitions is derived from the unaudited pro forma condensed financial information included in this prospectus supplement. See "Unaudited Pro Forma Condensed Combined Financial Information."

SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA OF CARMIKE

        The following table sets forth summary historical financial and operating data for Carmike. The following summary financial data of Carmike for each of the three years ended December 2013, 2014 and 2015 have been derived from Carmike's audited consolidated financial statements. Carmike's statement of operations data and balance sheet data for the twelve months ended December 31, 2013, 2014 and 2015 and as of December 31, 2014 and 2015, respectively, have been derived from Carmike's audited consolidated financial statements that are incorporated by reference from Carmike's Form 10-K for the year ended December 31, 2015. Carmike's balance sheet data as of December 31, 2013 has been derived from Carmike's audited consolidated financial statements and is not included in or incorporated by reference in this prospectus supplement. The financial data for the nine month periods ended September 30, 2016 and 2015 have been derived from the unaudited financial statements of Carmike and the unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Carmike considers necessary for a fair presentation of the financial position and the results of operations for these periods. The statement of operations data and the balance sheet data for the nine months ended September 30, 2015 and 2016 and as of September 30, 2016, respectively, have been derived from Carmike's unaudited consolidated financial statements that are incorporated by reference from Carmike's Form 10-Q for the quarter ended September 30, 2016. The balance sheet data as of September 30, 2015 has been derived from Carmike's unaudited consolidated financial statements and is not included or incorporated by reference in this prospectus supplement.

        The summary historical consolidated financial and operating data provide only a summary and are not necessarily indicative of the results of future operations of Carmike, and should be read in conjunction with the consolidated financial statements and notes thereto, other financial information contained in Carmike's Annual Report on Form 10-K for the year ended December 31, 2015, Carmike's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and other information that Carmike has filed with the SEC and incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information; Incorporation of Documents by Reference" in this prospectus supplement.

	Year Ended December 31,			Nine Months Ended September 30,
(In millions)	2013	2014	2015	2015	2016
Statement of Operations Data:
Revenues:
Admissions	$398.6	$427.2	$490.0	$357.0	$370.8
Concessions and other	236.2	262.7	314.4	226.7	249.7

Total operating revenues	634.8	689.9	804.4	583.7	620.6

Operating costs and expenses:
Film exhibition costs	220.3	235.5	276.7	202.3	208.4
Concession costs	29.0	30.3	36.2	26.7	29.7
Salaries and benefits	82.9	92.0	101.2	75.5	77.8
Theatre occupancy costs	66.7	86.9	96.7	71.4	79.4
Other theatre operating costs	100.8	121.0	133.5	99.7	106.2
General and administrative expenses	25.8	32.2	34.0	25.2	36.7
Lease termination charges	3.1	—	—	—	—
Severance agreement charges	0.3	—	—	—	—
Depreciation and amortization	42.4	49.2	56.4	41.3	45.6
(Gain) Loss on sale of property and equipment	0.3	(1.5)	(3.2)	(3.4)	1.7
Write-off of note receivable			—		—
Impairment of long-lived assets	3.7	3.2	7.5	3.3	2.7

Total operating costs and expenses	575.3	648.8	739.0	542.0	588.1

Operating income	59.5	41.1	65.4	41.7	32.5
Interest expense	49.5	51.7	50.0	37.6	37.1
Loss on extinguishment of debt	—	—	17.5	17.6	—

(Loss) Income before income tax and income from unconsolidated affiliates	10.0	(10.6)	(2.1)	(13.5)	(4.6)
Income tax expense (benefit)	6.1	(1.4)	3.4	(3.2)	(0.5)
Income from unconsolidated affiliates	1.6	0.4	5.1	3.0	3.4

Income (loss) before discontinued operations	5.5	(8.8)	(0.4)	(7.3)	(0.8)
Income (loss) from discontinued operations, net of tax	0.2	(0.1)	—	—	—

Net income (loss)	$5.7	$(8.9)	$(0.4)	$(7.3)	$(0.8)
Dividends declared per share	—	—	—	—	—
Balance Sheet Data (at period end):
Cash and cash equivalents	$143.9	$97.5	$102.5	$120.4	$95.4
Property and equipment, net of accumulated depreciation	467.8	501.5	484.6	476.7	487.1
Total assets	844.6	893.6	912.7	889.3	902.6
Total debt(1)	455.3	445.1	454.7	456.7	462.4
Accumulated deficit	(183.3)	(192.2)	(192.7)	(199.5)	(193.5)
Total stockholders' equity (deficit)	245.8	288.5	289.8	284.0	289.1
Other Financial Data:
Net cash provided by operating activities	70.7	39.0	101.0	57.8	37.8
Net cash used in investing activities	(79.0)	(68.6)	(79.3)	(22.7)	(37.7)
Net cash provided by (used in) financing activities	83.7	(16.7)	(16.7)	(12.2)	(7.3)
Capital expenditures	37.8	59.7	54.2	33.9	33.3
Operating Data:
Theatres at period end	252	274	275	269	271
Screens at period end	2,660	2,897	2,938	2,872	2,917
Average screens in operation	2,516	2,758	2,895	2,885	2,940
Average screens per theatre	10.6	10.6	10.7	10.6	10.8
Total attendance (in thousands)	56,747	59,056	64,935	48,475	48,874
Average admissions per patron	$7.06	$7.23	$7.55	$7.36	$7.59
Average concessions and other sales per patron	$4.19	$4.45	$4.84	$4.68	$5.11
Average attendance per screen	22,558	21,414	22,583	16,859	16,624

(1)
Includes current maturities of long term indebtedness, capital lease obligations and financing obligations.

 SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA OF ODEON

        The following table sets forth summary historical financial and operating data for Odeon. The following summary financial data of Odeon for the year ended December 31, 2015 have been derived from Odeon's audited consolidated financial statements. The financial data for the nine month periods ended September 30, 2015 and 2016 have been derived from the unaudited condensed consolidated financial statements of Odeon incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information; Incorporation of Documents by Reference" in this prospectus supplement. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Odeon considers necessary for a fair presentation of the financial position and the results of operations for these periods.

        The consolidated financial statements of Odeon incorporated by reference herein were prepared in accordance with U.K. GAAP which differs in certain respects from GAAP.

        The summary historical consolidated financial and operating data provide only a summary and are not necessarily indicative of the results of future operations of Odeon, and should be read in conjunction with the consolidated financial statements and notes thereto and other information incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information; Incorporation of Documents by Reference" in this prospectus supplement.

	Year Ended December 31,	Nine Months Ended September 30,
(In millions)	2015	2015	2016
		(Unaudited)
Consolidated Profit and Loss Account:
Turnover	£747.2	£508.6	£559.8
Cost of sales	(274.3)	(183.7)	(207.7)

Gross profit	472.9	324.9	352.1
Administration expense	(415.2)	(320.6)	(364.8)

Group operating profit/(loss)	57.7	4.3	(12.7)
Operating profit analyzed as:
Group operating profit before exceptional items	36.1	1.2	(1.8)
Exceptional Costs	(12.5)	(6.9)	(10.9)
Exceptional Income	34.1	10.0	—
Group's share of profit/(loss) in joint ventures	0.2	(0.2)	(0.1)
Profit/(loss) on disposal of properties	10.5	8.1	—

Profit/(loss) on ordinary activities before interest and taxation	68.4	12.2	(12.8)
Other interest receivable and similar income(1)	23.0	21.8	—
Interest payable and similar charges(1)	(95.4)	(72.1)	(149.0)

(Loss)/profit on ordinary activities before taxation	(4.0)	(38.1)	(161.8)
Tax on (loss)/profit on ordinary activities	(0.9)	0.2	—

(Loss)/profit for the period	(4.9)	(37.9)	(161.8)

Other comprehensive income/(expense):
Foreign exchange differences on translation of foreign operations	(8.2)	(7.7)	25.7
Remeasurement of the net defined benefit pension asset	3.4	1.0	(4.4)
Effect of asset limit on remeasurement of net defined pension asset	(5.3)	(1.8)	1.6
Deferred tax on pension items above	—	0.2	0.4

Other comprehensive loss for the year, net of income tax	(10.1)	(8.3)	23.3

Total comprehensive loss for the year	£(15.0)	£(46.2)	£(138.5)

Selected Consolidated Balance Sheet Information:
Cash at bank and in hand	£58.8	£12.2	£20.7
Total assets less current liabilities	493.1	452.6	463.9

(1)
Includes the impact of foreign exchange translation costs related to Odeon's €200.0 million of Senior Secured Floating Rate Notes due 2018. As part of the Odeon Acquisition, we redeemed these notes.

RISK FACTORS

        An investment in our Class A common stock offered hereby involves significant risks. Prior to making a decision about investing in our Class A common stock, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those contained in our Current Reports on Form 8-K, Quarterly Reports on Form 10-Q for the period ended September 30, 2016 and Annual Report on Form 10-K for the year ended December 31, 2016, as well as other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Factors Associated with AMC's Business

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. The most attended films are usually released during the summer and the calendar year-end holidays, making our business highly seasonal. We license first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt our business and results of operations. Conversely, the successful performance of these motion pictures, particularly the sustained success of any one motion picture, or an increase in effective marketing efforts of the major motion picture studios, may generate positive results for our business and operations in a specific fiscal quarter or year that may not necessarily be indicative of, or comparable to, future results of operations. For example, our fourth quarter 2016 results (as well as those of Odeon and Carmike) were negatively impacted, when compared to the same quarter in 2015, by the opening during the fourth quarter of 2015 of the largest grossing film of all time, Star Wars: The Force Awakens. As movie studios rely on a smaller number of higher grossing "tent pole" films there may be increased pressure for higher film licensing fees. In addition, a change in the type and breadth of movies offered by motion picture studios may adversely affect the demographic base of moviegoers.

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

        We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. With only seven distributors representing approximately 89% of the U.S. box office in 2015, there is a high level of concentration in the industry. Our business may be adversely affected if our access to motion pictures is limited or delayed because of deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

Our substantial debt could adversely affect our operations and prevent us from satisfying those debt obligations.

        We have a significant amount of debt. As of September 30, 2016 on a pro forma basis giving effect to the Completed Acquisitions, the Financings and this offering and the use of proceeds therefrom, we had outstanding approximately $4,161.0 million of indebtedness ($4,228.0 million face amount), which consisted of $1,369.8 million under our Senior Secured Credit Facility ($1,394.0 million face amount), $1,840.5 million of our existing subordinated notes ($1,895.4 million face amount), $242.1 million of the Carmike Notes ($230.0 million face amount), a $5.6 million promissory note, $703.0 million of existing capital and financing lease obligations, and $117.4 million available for borrowing under our Senior Secured Revolving Credit Facility. As of December 31, 2015 on a pro forma basis giving effect to the Completed Acquisitions, we also had approximately $6.8 billion of undiscounted rental payments under operating leases (with initial base terms generally between 15 to 20 years). We will also increase our debt substantially in connection with the Nordic Acquisition if completed. The amount of our indebtedness and lease and other financial obligations could have important consequences to our stockholders. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, dividend payments, acquisitions, general corporate purposes or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations, dividends and any future business opportunities;

  •
  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

  •
  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our Senior Secured Credit Facility or the indentures governing our notes or to comply with any of the financial and operating covenants contained therein, we would be in default. Lenders under our Senior Secured Credit Facility or holders of our notes, as applicable, could then decide to accelerate the maturity of the indebtedness under the Senior Secured Credit Facility or the indentures and in the case of the Senior Credit Facility, foreclose upon the stock and personal property of our subsidiaries that is pledged to secure the Senior Secured Credit Facility. Other creditors might then accelerate other indebtedness. If the lenders under the Senior Secured Credit Facility or holders of our notes accelerate the maturity of the indebtedness thereunder, we might not have sufficient assets to satisfy our obligations under the Senior Secured Credit Facility, the indentures, or our other indebtedness. Our indebtedness under our Senior Secured Credit Facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our Senior Secured Credit Facility and other indebtedness.

The agreements governing our indebtedness contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us.

        The agreements governing our indebtedness contain various covenants that limit our ability to, among other things:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions to our stockholders;

  •
  make restricted payments;

  •
  incur liens;

  •
  engage in transactions with affiliates; and

  •
  enter into business combinations.

        These restrictions could limit our ability to obtain future financing, make acquisitions, fund needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        At the same time, the covenants in the instruments governing our indebtedness may not provide investors with protections against transactions they may deem undesirable. Although the indentures governing our notes contain a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indentures do not impose any limitation on our incurrence of lease obligations or liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries," which are subsidiaries that we designate, that are not subject to the restrictive covenants contained in the indentures governing our notes.

        Furthermore, there are no restrictions in the indentures on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indentures limit our ability to make dividends and other restricted payments, these restrictions are subject to significant exceptions and qualifications.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt and other financial obligations and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control.

        In addition, our debt obligations require us to repay or refinance our obligations when they come due. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our Senior Secured Credit Facility and our notes, sell any such assets, or obtain additional financing on commercially reasonable terms or at all.

        The terms of the agreements governing our indebtedness restrict, but do not prohibit us from incurring additional indebtedness. If we are in compliance with the financial covenants set forth in the Senior Secured Credit Facility and our other outstanding debt instruments, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we face may intensify.

Limitations on the availability of capital may prevent deployment of strategic initiatives.

        Our key strategic initiatives, including recliner seating, enhanced food and beverage and premium sight and sound, require significant capital expenditures to implement. Our gross capital expenditures aggregated approximately $333.4 million for the year ended December 31, 2015, $270.7 million for the year ended December 31, 2014 and $260.8 million, for the year ended December 31, 2013, respectively. We estimate that our gross cash outflows for capital expenditures will be approximately $400.0 million to $420.0 million, before giving effect to expected landlord contributions of approximately $120.0 million to $130.0 million for the year ending December 31, 2016. The lack of available capital resources due to business performance or other financial commitments could prevent or delay the deployment of innovations in our theatres. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional or improved theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

We are subject, at times, to intense competition.

        Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be multi-national circuits, national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

  •
  Attracting patrons.  The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

  •
  Licensing motion pictures.  We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

  •
  Theatre Locations.  We must compete with exhibitors and others in our efforts to locate and acquire attractive new and existing sites for our theatres and when renewing leases on our existing theatres. There can be no assurance that we will be able to acquire such new sites or existing theatres at reasonable prices or on favorable terms. Moreover, some of these competitors may be stronger financially than we are. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay-per-view and home video systems and from other forms of in-home entertainment.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

        We compete with other film delivery methods, including network, syndicated cable and satellite television and DVDs, as well as video-on-demand, pay-per-view services, video streaming and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, amusement parks, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

Our results of operations may be impacted by shrinking theatrical exclusive release windows.

        Over the last decade, the average theatrical exclusive release window, which represents the time that elapses from the date of a film's theatrical release to the date a film is available to consumers in-home, has decreased from approximately six months to approximately three to four months. If patrons choose to wait for in-home viewing options rather than attend a theatre for viewing the film, it may adversely impact our business and results of operations, financial condition and cash flows. In 2011, several major film studios tested premium video-on-demand products released in homes approximately 60 days after a movie's theatrical debut, which threatened the length of the release window. In January 2015, Amazon Studios announced its intention to produce and acquire original movies for theatrical release with video streaming available just 4 to 8 weeks after their theatrical debut. We cannot assure you that this release window, which is determined by the film studios, will not shrink further or be eliminated altogether, which could have an adverse impact on our business and results of operations.

Our business is subject to international economic, political and other risks that could negatively affect our business, results of operations and financial condition.

        As a result of the Odeon Acquisition, 23% of our revenues on a pro forma basis after giving effect to the Completed Acquisitions are derived from countries outside the United States for the year ended December 31, 2016. The success of our acquisition of Odeon is dependent upon our ability to operate a business in markets where we have limited experience and is subject to risks that are beyond our control. The portion of our revenues derived from international operations will grow further if the Nordic Acquisition is completed. Accordingly, our business is subject to risks associated with doing business internationally, including:

  •
  difficulties and costs of staffing and managing international operations among diverse geographies, languages and cultures;

  •
  the impact of regional or country-specific business cycles and economic instability;

  •
  the impact of the United Kingdom's exit from the European Union and the potential that other countries could also exit;

  •
  fluctuations in foreign currency exchange rates which could lead to fluctuations in our reported results of operations or result in significant decreases in the value of our international investments as denominated in U.S. Dollars;

  •
  increased foreign interest rates, foreign exchange fees and other bank charges as a result of financing our foreign operations;

  •
  exposure to anti-corruption laws, including the Foreign Corrupt Practices Act ("FCPA") and the U.K. Bribery Act (the "Bribery Act"), and export-control regulations and economic sanctions regulations, including those promulgated by the Office of Foreign Assets Control, U.S. Department of Treasury ("OFAC");

  •
  exposure to local economic conditions and local laws and regulations;

  •
  exposure to local labor and employment laws;

  •
  relationships with local labor unions and works councils;

  •
  limited borrowing capabilities relating to activities in non-U.S. countries;

  •
  economic and/or credit conditions abroad;

  •
  potential adverse changes in the political and/or economic stability of foreign countries or in their diplomatic relations with the United States;

  •
  restrictions on the withdrawal of foreign investment and earnings;

  •
  government policies against businesses owned by foreigners;

  •
  investment restrictions or requirements;

  •
  diminished ability to legally enforce our contractual rights in foreign countries;

  •
  difficulty in protecting our brand, reputation and intellectual property;

  •
  restrictions on the ability to obtain or retain licenses required for operation;

  •
  foreign exchange restrictions;

  •
  adverse changes in regulatory or tax requirements;

  •
  restrictions on foreign ownership of subsidiaries;

  •
  multijurisdictional data protection and privacy laws, including restrictions on transferring personally identifiable information outside of a jurisdiction; and

  •
  tariffs and other trade barriers.

        If we are unable to manage the complexity of our global operations successfully, it could have a material adverse effect on our business, financial condition and results of operations.

We may not achieve the expected benefits and performance from our recent acquisitions.

        As a result of our recent acquisitions of Carmike and Odeon, we expect to achieve certain synergies and cost savings through, for example, reducing general and administrative expenses by combining operating functions such as accounting, finance and technology, achieving purchasing efficiencies and achieving revenue enhancements resulting from the acquisitions. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service the indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by these or any future acquisitions. Although we have a long history of successfully integrating acquisitions, any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  unexpected costs, charges or expenses;

  •
  our effective implementation and customer acceptance of our marketing strategy;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that the acquired theatres do not perform as expected.

Optimizing our theatre circuit through new construction and the transformation of our existing theatres may be subject to delay and unanticipated costs.

        The availability of attractive site locations for new construction is subject to various factors that are beyond our control. These factors include:

  •
  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

  •
  competition for site locations from both theatre companies and other businesses.

        We typically require 18 to 24 months in the United States from the time we reach an agreement with a landlord to when a theatre opens.

        In addition, the improvement of our existing theatres through our enhanced food and beverage and recliner seating initiatives is subject to substantial risks, such as difficulty in obtaining permits, landlord approvals and new types of operating licenses (e.g. liquor licenses). We may also experience cost overruns from delays or other unanticipated costs in both new construction and facility improvements. Furthermore, our new sites and transformed locations may not perform to our expectations.

We rely on our information systems to conduct our business, and any failure to protect these systems against security breaches or failure of these systems themselves could adversely affect our business, results of operations and liquidity and could result in litigation and penalties. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

        The efficient operation of our business is dependent on computer hardware and software systems. Among other things, these systems collect and store certain personal information from customers, vendors and employees and process customer payment information. Additionally, open source internet ticketing allows tickets for all of our theatres to be sold by various third party vendors on websites using information systems we do not control. Our information systems and those maintained by our third party vendors and the sensitive data they are designed to protect are vulnerable to security breaches by computer hackers, cyber terrorists and other cyber attackers. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems, and we rely on our third party vendors to take appropriate measures to protect the confidentiality of the information on those information systems. However, these measures and technology may not adequately prevent security breaches. Our information systems may become unavailable or fail to perform as anticipated for any reason, including viruses, loss of power or human error. Any significant interruption or failure of our information systems or those maintained by our third party vendors or any significant breach of security could adversely affect our reputation with our customers, vendors and employees and could adversely affect our business, results of operations and liquidity and could result in litigation against us or the imposition of penalties. A significant interruption, failure or breach of the security of our information systems or those of our third party vendors could also require us to expend significant resources to upgrade the security measures and technology that guard sensitive data against computer hackers, cyber terrorists and other cyber attackers. We maintain cyber risk insurance coverage to protect against such risks, however, there can be no assurance that such coverage will be adequate.

We may suffer future impairment losses and theatre and other closure charges.

        The opening of new theatres by us and certain of our competitors has drawn audiences away from some of our older theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. Since not all theatres are appropriate for our new initiatives, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, marketable securities and non-consolidated entities for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. During the twelve months ended December 31, 2015, December 31, 2014, and December 31, 2013, we recorded impairment charges of $1.7 million, $3.1 million, and $0, respectively. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres, which could have an adverse effect on the results of our operations. We continually monitor the performance of our theatres, and factors such as changing consumer preferences and our inability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and significant theatre and other closure charges prior to expiration of underlying lease agreements.

We may be limited in our ability to utilize, or may not be able to utilize, net operating loss carryforwards to reduce our future tax liability.

        As of December 31, 2015, we had an estimated federal income tax loss carryforward of $542.1 million and estimated state income tax loss carryforward of $321.1 million which will be limited annually due to certain change in ownership provisions of the Internal Revenue Code, as amended ("IRC"), Section 382. Our federal tax loss carryforwards will begin to expire in 2017 and will completely expire in 2034. Our state tax loss carryforwards may be used over various periods ranging from 1 to 20 years. The tax loss carryforward is reflected on our balance sheet as an asset valued at our current effective tax rate. A reduction in corporate tax rates will cause us to revalue the asset at the lower rates.

        We have experienced numerous "ownership changes" within the meaning of Section 382(g) of the IRC, including our merger with Wanda. These ownership changes have and will continue to subject our tax loss carryforwards to annual limitations which will restrict our ability to use them to offset our taxable income in periods following the ownership changes. In general, the annual use limitation equals the aggregate value of our equity at the time of the ownership change multiplied by a specified tax-exempt interest rate.

We are subject to complex taxation, changes in tax rates, adoption of new U.S. or international tax legislation and disagreements with tax authorities that could adversely affect our business, financial condition or results of operations.

        We are subject to many different forms of taxation in both the U.S. and in foreign jurisdictions where we operate. Current economic and political conditions, including the recent United Kingdom (U.K.) referendum in which voters approved an exit from the E.U., make tax rates and policy in any jurisdiction, including the U.S., U.K. and E.U., subject to significant change. Recent examples include the Organization for Economic Co-operation and Development's ("OECD") recommendations on Base Erosion and Profit Shifting ("BEPS"), the European Commission's Anti-Tax Avoidance Package, and the U.S. Treasury issuance of proposed SS 385 regulation (debt characterization as equity). The costs of compliance with these laws and regulations are high and are likely to increase in the future. Any failure on our part to comply with these laws and regulations can result in negative publicity and diversion of management time and effort and may subject us to significant liabilities and other penalties.

We may be reviewed by antitrust authorities in connection with acquisition opportunities that would increase our number of theatres in markets where we have a leading market share.

        Given our size and market share, pursuit of acquisition opportunities that would increase the number of our theatres in markets where we have a leading market share would likely result in significant review by antitrust regulators in the applicable jurisdictions, and we may be required to dispose of theatres in order to complete such acquisition opportunities. For example, in connection with the acquisition of Carmike, we are required, among other things, to dispose of 18 theatres located in various markets across the United States to obtain approval of the transaction. As a result, we may not be able to succeed in acquiring other exhibition companies or we may have to dispose of a significant number of theatres in key markets in order to complete such acquisitions.

We are subject to substantial government regulation, which could entail significant cost.

        We are subject to various federal, state and local laws, regulations and administrative practices affecting our business, and we must comply with provisions regulating antitrust, health and sanitation standards, equal employment, environmental, and licensing for the sale of food and, in some theatres, alcoholic beverages. Our new theatre openings could be delayed or prevented or our existing theatres could be impacted by difficulties or failures in our ability to obtain or maintain required approvals or licenses. Changes in existing laws or implementation of new laws, regulations and practices could have a significant impact on our business. A significant portion of our theatre level employees are part time workers who are paid at or near the applicable minimum wage in the theatre's jurisdiction. Increases in the minimum wage and implementation of reforms requiring the provision of additional benefits will increase our labor costs.

        We own and operate facilities throughout the United States and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

        We are presently cooperating with the relevant governmental authorities in connection with certain Civil Investigative Demands ("CIDs") received from the Antitrust Division of the United States Department of Justice and from the Attorneys General for the States of Ohio, Texas, Washington, Florida, New York, Kansas and from the District of Columbia concerning potentially anticompetitive conduct, including film clearances and partnering in certain joint ventures. We may receive additional CIDs from antitrust authorities in other jurisdictions in which we operate. If we were found to have violated antitrust laws, it could have a material adverse effect on our operations and financial condition.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 ("ADA"). Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and an award of damages to private litigants or additional capital expenditures to remedy such noncompliance, any of which could have a material adverse effect on our operations and financial condition.

We may not be able to replace our earnings from NCM, or our investment in NCM may otherwise be negatively impacted, as a result of the competitive environment in which NCM operates or our obligation to divest most of our equity interest in NCM.

        We have maintained an investment in NCM. NCM's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that NCM's in-theatre advertising format will be favorably received by the theatre-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations and cash flows may be adversely affected and our investment in and revenues and dividends from NCM may be adversely impacted.

        On December 20, 2016, in resolution of a complaint filed by the U.S. Department of Justice, Antitrust Division, the United States District Court for the District of Columbia issued a Hold Separate Stipulation and Order (the "Order") requiring us to divest sufficient interests in NCM to reduce our beneficial ownership to 4.99% on a fully converted basis. Pursuant to the Order, we must decrease our ownership levels on the following schedule:

Date	Ownership Limit
December 20, 2017	15.0%
December 20, 2018	7.5%
June 20, 2019	4.99%

        Pursuant to the Order, we are enjoined from making any additional acquisitions, directly or indirectly, of ownership interests in NCM except in situations involving an adjustment resulting from annual audience attendance or an acquisition of a movie theatre or movie theatre chain. If our ownership of NCM exceeds the applicable threshold as a result of the situations described above, we will have 90 days to sell down our interests so that their ownership complies with the applicable threshold. As a result of these requirements, we may have to sell portions of our investment in NCM below current market value, we will cease receiving distributions as to the interests we sell, and we may incur significant tax liability. The reinvestment or other uses we make of any proceeds we receive as a result of the sales of our interest in NCM may not generate the same earnings we currently receive from our investment.

Our business could be adversely affected if we incur legal liability.

        We are subject to, and in the future may become a party to, a variety of litigation or other claims and suits that arise from time to time in the ordinary course of our business. Regardless of the merits of the claims, the cost to defend current and future litigation may be significant, and such matters can be time-consuming and divert management's attention and resources. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some or all of these legal disputes may result in materially adverse monetary damages, penalties or injunctive relief against us. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

        While we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if they prevail, the amount of our recovery.

As a result of our initial public offering, we and certain of our domestic affiliates may not be able to file a consolidated tax return which could result in increased tax liability.

        Prior to our initial public offering, we and certain of our domestic affiliates (the "AMC affiliated tax group") were members of a consolidated group for federal income tax purposes, of which a Wanda domestic subsidiary is the common parent. As a result of our initial public offering, the AMC affiliated tax group ceased to be members of the Wanda federal consolidated group. The AMC affiliated tax group will not be permitted to file a consolidated return for federal income tax purposes for five years, unless we obtain a waiver from the Internal Revenue Service. It is uncertain whether we will obtain a waiver if we seek one. If we do not obtain a waiver, each member of the AMC affiliated tax group will be required to file a separate federal income tax return, and, as a result, the income (and tax liability)

of a member will only be offset by its own tax loss carryforwards (and other tax attributes) and not by tax loss carryforwards, current year losses or other tax attributes of other members of the group. We believe that we should not incur substantial additional federal tax liability if we are not permitted to file a federal consolidated return, because (i) most of our revenues are generated by a single member of the AMC affiliated tax group and most of our tax loss carryforwards are attributable to such member and (ii) there are certain other beneficial aspects of the structure of the AMC affiliated tax group. We cannot assure you, however, that we will not incur substantial additional tax liability if the AMC affiliated tax group is not permitted to file a federal consolidated return for five years.

We have had significant financial losses in previous years.

        Prior to fiscal 2007, we had reported net losses in each of the prior nine fiscal years totaling approximately $551.1 million. For fiscal 2007, 2008, 2009, 2010, 2011, 2012, the period March 30, 2012 through August 30, 2012, the period August 31, 2012 through December 31, 2012, the year ended 2013, the year ended 2014, and the year ended 2015, we reported net earnings (losses) of $116.9 million, $(6.2) million, $(149.0) million, $79.9 million, $(174.3) million, $(94.1) million, $90.2 million, $(42.7) million, $364.4 million, $64.1 million, and $103.9 million respectively. If we experience poor financial results in the future, we may be unable to meet our payment obligations while attempting to expand our theatre circuit and withstand competitive pressures or adverse economic conditions.

General political, social and economic conditions can reduce our attendance.

        Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on food and beverage, which accounted for 30.9% of our revenues in calendar 2015, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Geopolitical events, including the threat of terrorism or cyber-attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance. In addition, due to our concentration in certain markets, natural disasters such as hurricanes or earthquakes in those markets could adversely affect our overall results of operations.

We depend on key personnel for our current and future performance.

        Our current and future performance depends to a significant degree upon the retention of our senior management team and other key personnel. The loss or unavailability to us of any member of our senior management team or a key employee could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we would be able to locate or employ qualified replacements for senior management or key employees on acceptable terms.

Risk Factors Regarding the Value of Class A Common Stock and Control of AMC

We may not generate sufficient cash flows or have sufficient restricted payment capacity under our Senior Secured Credit Facility or the indentures governing our debt securities to pay our intended dividends on our Class A common stock.

        Subject to legally available funds, we intend to pay quarterly cash dividends. We are a holding company and have no direct operations. We will only be able to pay dividends from our available cash on hand and funds received from our subsidiaries. Our subsidiaries' ability to make distributions to us will depend on their ability to generate substantial operating cash flow. Our ability to pay dividends to our stockholders is subject to the terms of our Senior Secured Credit Facility and the indentures governing our outstanding notes. Our operating cash flow and ability to comply with restricted payment covenants in our debt instruments will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. In addition, dividend payments are not mandatory or guaranteed, and our board of directors may decrease the level of dividends or entirely discontinue the payment of dividends. We may not pay dividends as a result of the following additional factors, among others:

  •
  we are not legally or contractually required to pay dividends;

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  while we currently intend to pay a regular quarterly dividend, this policy could be modified or revoked at any time;

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  even if we do not modify or revoke our dividend policy, the actual amount of dividends distributed and the decision to make any distribution is entirely at the discretion of our board of directors and future dividends, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant;

  •
  the amount of dividends distributed is and will be subject to contractual restrictions under the restrictive payment covenants contained in:

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  the indentures governing our debt securities,

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  the terms of our Senior Secured Credit Facility, and

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  the terms of any other outstanding or future indebtedness incurred by us or any of our subsidiaries;

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  the amount of dividends distributed is subject to state law restrictions; and

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  our stockholders have no contractual or other legal right to dividends.

        The maximum amount we would be permitted to distribute in accordance with our Senior Secured Credit Facility and the indentures governing our debt securities was approximately $1.4 billion as of September 30, 2016. As a result of the foregoing limitations on our ability to make distributions, we cannot assure you that we will be able to make all of our intended quarterly dividend payments.

There may be future dilution of our Class A common stock, which could adversely affect the market price of shares of our Class A common stock.

        In the future, we may issue additional shares of Class A common stock to raise cash to refinance indebtedness, for working capital, to finance strategic initiatives and future acquisitions or for other purposes. We may also acquire interests in other companies by using a combination of cash and shares of Class A common stock or just shares of Class A common stock. We may also issue securities convertible into, or exchangeable for, or that represent the right to receive, shares of Class A common stock. Any of these events may dilute the ownership interests of current stockholders, reduce our earnings per share or have an adverse effect on the price of our shares of Class A common stock.

Future sales of our Class A common stock in the public market could adversely affect the market price of our Class A common stock.

        We cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the prevailing market price of our Class A common stock. Sales of a substantial number of shares of our Class A common stock in the public market, or the perception that these sales may occur, could reduce the market price of our shares of Class A common stock. As part of the Odeon transaction, we issued to the seller of Odeon 4,536,466 shares of Class A common stock, which may be sold under our existing shelf registration statement. While the Odeon seller has agreed to certain six-month and one-year lockup periods commencing on November 30, 2016, the Odeon seller could sell its shares of our Class A common stock promptly upon the expiration of such lock-up periods, and earlier in certain circumstances. Such sales could reduce the market price of shares of our Class A common stock.

        Wanda holds shares of our Class B common stock, all of which constitute "restricted securities" under the Securities Act. The shares of our Class B common stock automatically convert to Class A common stock (1) if transferred to a person other than certain permitted transferees or (2) upon Wanda and its permitted transferees holding less than 30% of all outstanding shares of our Class A and Class B common stock. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144 under the Securities Act, all of these restricted securities are currently freely tradeable. Pursuant to a registration rights agreement dated December 23, 2013, we have agreed to use our best efforts to effect registered offerings upon request from Wanda and to grant incidental or "piggyback" registration rights with respect to any registrable securities held by Wanda. The obligation to effect any demand for registration by Wanda will be subject to certain conditions, including limitations on the number of demand registrations and limitations on the minimum value of securities to be registered. We have also agreed to use our best efforts to grant certain incidental or "piggyback" registration rights with respect to securities issued to the seller of Odeon and securities issued to certain current and former officers. The exercise of such registration rights by Wanda, the seller of Odeon and/or the current and former officers may substantially increase the number of shares of Class A common stock in the public market and could reduce the market price of shares of our Class A common stock.

We have elected to take advantage of the "controlled company" exemption to the corporate governance rules for publicly-listed companies, which could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

        Because we qualify as a "controlled company" under the corporate governance rules for publicly-listed companies, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have a majority of our board of directors be independent, have a compensation committee composed solely of independent directors or have an independent nominating function and has chosen to have the full board of directors be directly responsible for nominating members of our board. Accordingly, should the interests of Wanda, as our controlling stockholder, differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules for publicly-listed companies. Our status as a controlled company could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

Our controlling shareholder owns more than 86% of the combined voting power of our common stock and has significant influence over our corporate management and affairs.

        Our Class B common stock has three votes per share, and our Class A common stock, which is the publicly traded stock, has one vote per share. As of December 31, 2016, Wanda owns 75,826,927 shares of Class B common stock, or 68.83% of our outstanding common stock, representing approximately 86.88% of the voting power of our outstanding common stock. As such, Wanda has significant influence over our reporting and corporate management and affairs, and, because of the three-to-one voting ratio between our Class B and Class A common stock, Wanda will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval (including election of directors and approval of significant corporate transactions, such as mergers) so long as the shares of Class B common stock owned by Wanda and its permitted transferees represent at least 30% of all outstanding shares of our Class A and Class B common stock. The shares of our Class B common stock automatically convert to shares of Class A common stock upon Wanda and its permitted transferees holding less than 30% of all outstanding shares of our Class A and Class B common stock.

The super voting rights of our Class B common stock and other anti-takeover protections in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage or prevent a takeover of our Company, even if an acquisition would be beneficial to our stockholders.

        Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law and the supermajority rights of our Class B common stockholder, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. These provisions include:

  •
  a dual class common stock structure, which provides Wanda with the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock;

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  a classified board of directors;

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  the sole power of a majority of the board of directors to fix the number of directors;

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  limitations on the removal of directors;

  •
  the sole power of the board of directors to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

  •
  the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval; and

  •
  the inability of stockholders to call special meetings.

        Our issuance of shares of preferred stock could delay or prevent a change of control of our company. Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 50,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

        Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock or a stockholder rights plan and certain other provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as amended, could impede a merger, takeover or other business combination involving our company or the replacement of our management or discourage a potential investor from making a tender offer for our Class A common stock, which, under certain circumstances, could reduce the market value of our Class A common stock.

Our issuance of preferred stock could dilute the voting power of the common stockholders and adversely affect the market value of our Class A common stock.

        The issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.

        In addition, the issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our Class A common stock by making an investment in the common stock less attractive. For example, investors may not wish to purchase Class A common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase Class A common stock at the lower conversion price causing economic dilution to the holders of Class A common stock.

Our actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this prospectus supplement.

        The unaudited pro forma condensed combined financial information contained in this prospectus supplement is presented for illustrative purposes only and may not be an indication of what our financial position or results of operations would have been had the Completed Acquisitions been completed on the dates indicated. The unaudited pro forma condensed combined financial information has been derived from the audited and unaudited financial statements of the Company, Odeon and Carmike, and certain adjustments and assumptions have been made in the preparation of such pro forma financial information. The application of purchase accounting for the Odeon Acquisition has also required us to make preliminary estimates with respect to the fair value of the net assets acquired, and applicable guidance does not require us to finalize such fair values until we have obtained all relevant information, which is not to exceed one year after the completion of the Odeon Acquisition. The application of purchase accounting for the Carmike Acquisition has also required us to make preliminary estimates with respect to the fair value of the net assets acquired, and applicable guidance does not require us to finalize such fair values until we have obtained all relevant information, which is not to exceed one year after the completion of the Carmike Acquisition. The finalized carrying values of the net assets acquired may differ materially from our current estimates reflected in the unaudited pro forma condensed combined financial information in this prospectus supplement. Our future reported results of operations and balance sheet data may therefore differ from those that might be expected based on the unaudited pro forma condensed combined financial information set forth in this prospectus supplement.

        In addition, the assumptions used in preparing the pro forma combined condensed financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations. Any potential decline in the combined company's financial condition or results of operations may have a material adverse effect on our ability to service and ultimately repay its indebtedness. See "Unaudited Pro Forma Condensed Combined Financial Information."

Risk Factors Related to the Nordic Acquisition

This offering is not conditioned upon the closing of the Nordic Acquisition, and there can be no assurance that the Acquisition will be completed on the terms described herein, or at all.

        Although we currently expect the Nordic Acquisition to close, subject to regulatory approvals, customary closing conditions and the approval by the stockholders, there can be no assurance that the Nordic Acquisition will be completed in accordance with the anticipating timing or at all. Regulatory agencies may refuse to approve the Nordic Acquisition or seek to make their approval subject to compliance with unanticipated or onerous conditions. These conditions could have the effect, among other things, of imposing significant additional costs, limiting our revenues, requiring divestitures of material assets or imposing other operating restrictions, any of which may reduce the anticipated benefits of, or prevent the completion of, the Nordic Acquisition. This offering is not conditioned on the closing of the Nordic Acquisition, and there can be no assurance that the proposed Nordic Acquisition will be completed on the terms described herein, or at all. If the Nordic Acquisition and the integration of the businesses are not completed within the expected timeframe, such delay may materially and adversely affect the synergies, cost reductions and other benefits that we expect to achieve as a result of the Nordic Acquisition and could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Nordic Acquisition. In addition, if the Nordic Acquisition does not close, we will have the net proceeds of this offering to use as cash for general corporate purposes.

USE OF PROCEEDS

        We estimate that the proceeds from this offering will be approximately $             million (or $             million if the underwriters exercise their option to purchase additional shares in full), after deducting fees and estimated expenses. We intend to use the net proceeds from this offering to repay all outstanding indebtedness under our Bridge Loan Agreement and to use any remaining proceeds to finance a portion of the Nordic Acquisition or for other general corporate purposes in the event the Nordic Acquisition is not completed.

        We borrowed $350.0 million principal amount of Bridge Loans on December 21, 2016 under the Bridge Loan Agreement. The proceeds of the Bridge Loans were used to finance in part the Carmike Acquisition. The Bridge Loans mature on December 21, 2017; however if all of the Bridge Loans have not been repaid in full on such date and no Specified Event of Default (as defined in the Bridge Loan Agreement) has occurred and is continuing on such date then the Bridge Loans shall convert into extended term loans with a maturity date of December 21, 2024 (the "Extended Term Loans"). The Bridge Loans bear interest at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR. The applicable margin for the Bridge Loans is 5.0% for base rate borrowings and 6.0% for LIBOR based loans and, in each case, such applicable margin increases by 0.50% at the end of each three-month period after December 21, 2016 through December 31, 2017. The Bridge Loans shall never bear interest at a rate per annum exceeding 10.5%. On the earlier of the occurrence of a Demand Failure Event (as defined in the Bridge Loan Agreement) and December 21, 2017, the Bridge Loans or Extended Term Loans, as applicable, shall bear interest at a fixed per annum rate of 10.5%.

        Affiliates of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, are lenders under the Bridge Loans and as such will receive a portion of the proceeds from this offering. See "Underwriting (Conflicts of Interest)—Conflicts of Interest."

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information of AMC Entertainment Holdings, Inc. ("AMC" or the "Company") are presented to illustrate the estimated effects of (i) the Odeon Acquisition and the Carmike Acquisition; (ii) the incurrence of $595,000,000 aggregate principal amount of Senior Subordinated Notes due 2026 (the "Dollar Notes") and £250,000,000 aggregate principal amount of Senior Subordinated Notes due 2024 (the "Sterling Notes") and $500,000,000 aggregate principal amount of incremental term loans (the "New Term Loans due 2023") used to fund the Odeon Acquisition; (iii) the issuance of 4,536,466 shares ($156,735,000) of the Company's Class A Common Stock in a private placement in connection with the Odeon Acquisition and the issuance of 8,189,808 shares ($273,949,000) of the Company's Class A Common Stock in connection with the Carmike Acquisition (clauses (ii) and (iii) referred to as the "Financings"); and (iv) the issuance of 10,638,298 shares ($350,000,000 assuming an offering price of $32.90 per share of Class A Common Stock, which was the closing price on the NYSE on February 3, 2017) of the Company's Class A Common Stock in this offering ("the Offering") to repay the $350,000,000 aggregate principal amount of Bridge Loans incurred to partially finance the Carmike Acquisition and for general and corporate purposes. While the pro forma financial information contained in this section assumes an issuance of the Company's Class A Common Stock in an amount sufficient to generate $350.0 million in gross proceeds, the actual offering size is as set forth on the cover page to this prospectus supplement. The pro forma financial information is based in part on certain assumptions regarding the foregoing transactions that we believe are factually supportable and expected to have a continuing impact on our consolidated results. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015, for the nine months ended September 30, 2016 and for the nine months ended September 30, 2015, combine the historical consolidated statements of operations of the Company, Odeon and Carmike, giving effect to the Odeon Acquisition, the Carmike Acquisition, the Financings and the Offering as if they had been completed on January 1, 2015. The unaudited pro forma condensed combined balance sheet as of September 30, 2016, combines the historical consolidated balance sheets of the Company, Odeon and Carmike giving effect to the Odeon Acquisition, the Carmike Acquisition, the Financings and the Offering as if they had occurred on September 30, 2016. The historical consolidated financial information for Odeon has been adjusted to comply with U.S. Generally Accepted Accounting Principles or ("U.S. GAAP"). The classification of certain items presented by Odeon under UK Generally Accepted Accounting Practice ("UK GAAP") has been modified in order to align with the presentation used by the Company under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts for Odeon have also been translated to U.S. dollars. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the audited consolidated financial statements of the Company and Carmike as of and for the year ended December 31, 2015, which are included in the Company's and Carmike's Annual Reports on Form 10-K for the year ended December 31, 2015, the unaudited consolidated financial statements of the Company and Carmike as of and for the nine months ended September 30, 2016 and the nine months ended September 30, 2015, which are contained in the Company's and Carmike's Quarterly Reports on Form 10-Q for the quarter ended September 30, 2016, the audited consolidated financial statements of Odeon audited under generally accepted auditing standards in the United States ("U.S. GAAS") and prepared in accordance with UK GAAP as of and for the year ended December 31, 2015, which have been filed as an exhibit to the Company's Current Report on Form 8-K dated as of October 24, 2016, the unaudited condensed consolidated financial statements of Odeon prepared in accordance with UK GAAP as of and for the nine months ended September 30, 2016 and for the nine months ended September 30, 2015, which have been filed as an exhibit to the Company's Current Report on Form 8-K dated as of November 30, 2016 and the information contained in the Company's Annual Report on Form 10-K for the year ended

December 31, 2015 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 under "Management's Discussion and Analysis of Financial Condition and Results of Operations" each of which is incorporated by reference herein.

        The unaudited pro forma condensed combined financial information has been prepared by the Company, as the acquirer, using the acquisition method of accounting in accordance with U.S. GAAP. The acquisition method of accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The assets and liabilities of Odeon and Carmike have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable based on information that is currently available. The preliminary purchase price allocation for Odeon and Carmike is subject to revision as a more detailed analysis is completed and additional information on the fair value of Odeon's and Carmike's assets and liabilities becomes available. The final allocation of the purchase price, which will be based upon actual tangible and intangible assets acquired as well as liabilities assumed, will be determined within one year from the completion of the Odeon Acquisition and Carmike Acquisition, and could differ materially from the unaudited pro forma condensed combined financial information presented here. Any change in the fair value of the net assets of Odeon or Carmike will change the amount of the purchase price allocable to goodwill. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information prepared in accordance with the rules and regulations of the SEC for this Offering.

        The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that the Company, Odeon and Carmike would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Odeon Acquisition and Carmike Acquisition. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the Odeon Acquisition and Carmike Acquisition and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings. No historical transactions between Odeon, Carmike and the Company during the periods presented in the unaudited pro forma condensed combined financial statements have been identified at this time. The unaudited pro forma condensed combined financial information also does not give effect to the settlement the Company entered into with the U.S. Department of Justice, pursuant to which the Company (i) agreed to divest theatres in 15 local markets where it has an overlap with Carmike, (ii) agreed to divest most of its holdings and relinquish all of its governance rights in NCM, our joint venture for cinema screen advertising and (iii) agreed to transfer 24 theatres with a total of 384 screens to the network of Screenvision LLC, the cinema screen advertising business in which Carmike participates. We have included supplemental disclosure relating to these divestitures at the end of this section.

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

AS OF SEPTEMBER 30, 2016

(DOLLARS IN THOUSANDS)

	AMC Historical	Odeon Historical	Carmike Historical	Pro Forma Adjustments		AMC Pro Forma
		(Note 2)		(Note 6)
Assets
Cash and equivalents	$46,312	$26,977	$95,367	$(20,395)	(a)	$148,261
Current assets	149,315	81,165	32,960	—		263,440
Property, net	1,537,951	850,571	487,099	(124,754)	(g)	3,053,789
				302,922	(g)
Intangible assets, net	231,179	54,356	2,451	55,614	(g)	372,649
				29,049	(g)
Goodwill	2,410,713	217,224	153,549	(217,224)	(b)	3,974,572
				1,061,564	(b)
				(153,549)	(b)
				502,295	(b)
Other long-term assets	593,786	38,634	131,135	1,679	(g)	613,570
				(151,664)	(g)

Total assets	$4,969,256	$1,268,927	$902,561	$1,285,537		$8,426,281

Liabilities and Stockholders' Equity
Current liabilities	$575,757	$231,052	$84,880	$(3,484)	(h)	$871,016
				(2,168)	(h)
				(11,341)	(h)
				8,315	(g)
				(5,680)	(a)
				(1,731)	(a)
				(1,069)	(h)
				(1,235)	(h)
				(2,280)	(h)
Current Maturities:
Corporate borrowings and capital and Financing Lease Obligations	19,400	28,253	13,273	(761)	(g)	60,165
Corporate borrowings:
5.75% Senior subordinated notes due 2025	590,064	—	—	—		590,064
5.875% Senior subordinated notes due 2026	—	—	—	595,000	(a)	568,889
				(26,111)	(c)
6.375% Senior subordinated GBP Notes due 2024	—	—	—	325,375	(a)	311,775
				(13,600)	(c)
5.875% Senior subordinated notes due 2022	369,811	—	—	—		369,811
Senior Secured Term Loan Facility due 2022 and 2023	859,298	—	—	500,000	(a)	1,340,951
				(18,347)	(c)
Revolving credit facility due 2020	20,000	—	—	—		20,000

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET (Continued)

AS OF SEPTEMBER 30, 2016

(DOLLARS IN THOUSANDS)

	AMC Historical	Odeon Historical	Carmike Historical	Pro Forma Adjustments		AMC Pro Forma
		(Note 2)		(Note 6)
9% Senior secured note GBP due 2018	—	386,842	—	12,158	(e)	—
				(399,000)	(a)
4.93% Senior secured note EUR due 2018	—	222,515	—	2,485	(e)	—
				(225,000)	(a)
10.89% Shareholder loans due 2019	—	819,210	—	(819,210)	(f)	—
5% Promissory note payable NCM due 2019	4,166	—	—	—		4,166
6% Senior secured notes due 2023	—	—	224,066	18,009	(e)	242,075
Bridge loan agreement	—	—	—	350,000	(a)	—
				(5,250)	(c)
				5,250	(a)
				(350,000)	(a)
Capital and financing lease obligations	86,289	282,416	225,095	71,882	(g)	653,104
				(12,578)	(g)
Other long-term liabilities	877,690	241,306	66,186	(29,933)	(h)	1,083,472
				(16,111)	(h)
				(45,132)	(h)
				(2,889)	(g)
				33,328	(g)
				(29,660)	(h)
				(30,586)	(h)
				19,273	(g)

Total liabilities	3,402,475	2,211,594	613,500	(112,081)		6,115,488
Class A common stock	1,080	—	—	—		1,080

Stockholders' Equity (Note 6(a)(2))
Class A common stock	215	—	760	(760)	(d)	215
Class B common stock	758	—	—	—		758
Additional paid-in capital	1,187,244	—	506,110	156,735	(a)	1,953,928
				273,949	(a)
				(506,110)	(d)
				350,000	(a)
				(14,000)	(c)
Treasury stock	(680)	—	(24,349)	24,349	(d)	(680)
Accumulated other comprehensive income	2,070	—	—	—		2,070
Accumulated earnings (deficit)	376,094	(942,667)	(193,460)	942,667	(d)	353,422
				193,460	(d)
				(5,250)	(a)
				(3,829)	(a)
				(13,593)	(c)

Total stockholders' equity	1,565,701	(942,667)	289,061	1,397,618		2,309,713

Total liabilities and Stockholders' Equity	$4,969,256	$1,268,927	$902,561	$1,285,537		$8,426,281

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2015

(dollars in thousands, except per share data)

	AMC Historical	Odeon Historical	Carmike Historical	Pro Forma Adjustments		AMC Pro Forma
		Note (3)		Note (6)
Revenues	$2,946,900	$1,141,963	$804,368	$(1,157)	(l)	$4,892,074
Cost of operations	1,945,748	753,518	544,333	—		3,243,599
Rent	467,822	136,312	96,710	3,717	(l)	703,495
				1,548	(l)
				(2,614)	(l)
General and administrative:
Merger, acquisition and transaction costs	3,398	8,432	2,725	—	(j)	9,765
				(4,790)	(j)
Other	58,212	44,854	31,303	—		134,369
Depreciation and amortization	232,961	95,525	56,380	52,418	(l)	492,869
				55,585	(l)
Impairment of long-lived assets	1,702	8,275	7,529	—		17,506

Operating costs and expenses	2,709,843	1,046,916	738,980	105,864		4,601,603

Operating income	237,057	95,047	65,388	(107,021)		290,471
Other expense (income)	10,684	(38,734)	17,550	10,242	(l)	(258)
Interest expense	106,088	177,959	49,958	(141,829)	(i)	231,191
				75,715	(i)
				6,932	(i)
				(27,699)	(i)
				25,522	(i)
				(19,498)	(l)
				(18,268)	(l)
				(3,689)	(l)
Equity in earnings of non-consolidated entities	(37,131)	(109)	(5,128)	—		(42,368)
Investment income	(6,115)	—	—	—		(6,115)

Total other expense	73,526	139,116	62,380	(92,572)		182,450

Earnings (loss) before income taxes	163,531	(44,069)	3,008	(14,449)		108,021
Income tax provision	59,675	1,214	3,456	(44,534)	(k)	19,811

Net earnings (loss)	$103,856	$(45,283)	$(448)	$30,085		$88,210

Basic earnings per share	$1.06					$0.73

Average shares outstanding—Basic	97,963			23,365	Note (4)	121,328
Diluted earnings per share	$1.06					$0.73

Average shares outstanding—Diluted	98,029			23,365	Note (4)	121,394

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2016

(dollars in thousands, except per share data)

	AMC Historical	Odeon Historical	Carmike Historical	Pro Forma Adjustments		AMC Pro Forma
		Note (3)		Note (6)
Revenues	$2,309,750	$779,329	$620,592	$(894)	(l)	$3,708,777
Cost of operations	1,500,270	544,142	423,744	—		2,468,156
Rent	369,307	100,942	79,381	4,597	(l)	552,079
				(330)	(l)
				(1,818)	(l)
General and administrative:
Merger, acquisition and transaction costs	15,113	9,541	14,453	(13,528)	(j)	1,894
				(9,232)	(j)
				(14,453)	(j)
Other	58,935	35,174	22,269	—		116,378
Depreciation and amortization	185,746	70,553	45,594	32,404	(l)	372,676
				38,379	(l)
Impairment of long-lived assets	—	302	2,669	—		2,971

Operating costs and expenses	2,129,371	760,654	588,110	36,019		3,514,154

Operating income	180,379	18,675	32,482	(36,913)		194,623
Other expense (income)	(5)	99,025	—	2,353	(l)	101,373
Interest expense	80,875	131,557	37,131	(106,930)	(i)	173,161
				55,157	(i)
				5,199	(i)
				(26,686)	(i)
				21,883	(i)
				(9,049)	(l)
				(13,751)	(l)
				(2,225)	(l)
Equity in (earnings) loss of non-consolidated entities	(28,143)	175	(3,358)	—		(31,326)
Investment income	(9,602)	—	—	—		(9,602)

Total other expense	43,125	230,757	33,773	(74,049)		233,606

Earnings (loss) before income taxes	137,254	(212,082)	(1,291)	37,136		(38,983)
Income tax provision (benefit)	54,560	2,451	(500)	(39,091)	(k)	17,420

Net earnings (loss)	$82,694	$(214,533)	$(791)	$76,227		$(56,403)

Basic earnings per share	$0.84					$(0.46)

Average shares outstanding—Basic	98,196			23,365	Note (4)	121,561
Diluted earnings per share	$0.84					$(0.46)

Average shares outstanding—Diluted	98,211			23,365	Note (4)	121,561
				(15)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2015

(dollars in thousands, except per share data)

	AMC Historical	Odeon Historical	Carmike Historical	Pro Forma Adjustments		AMC Pro Forma
		Note (3)		Note (6)
Revenues	$2,163,043	$779,254	$583,674	$(868)	(l)	$3,525,103
Cost of operations	1,435,466	527,257	400,906	—		2,363,629
Rent	348,804	103,344	71,353	2,751	(l)	525,411
				1,163	(l)
				(2,004)	(l)
General and administrative:
Merger, acquisition and transaction costs	2,590	3,188	2,749	—	(j)	8,527
				—	(j)
Other	41,384	36,064	22,452	—		99,900
Depreciation and amortization	173,034	71,726	41,289	42,901	(l)	371,634
				42,684	(l)
Impairment of long-lived assets	—	827	3,258	—		4,085

Operating costs and expenses	2,001,278	742,406	542,007	87,495		3,373,186

Operating income	161,765	36,848	41,667	(88,363)		151,917
Other expense (income)	9,273	(36,320)	17,550	6,811	(l)	(2,686)
Interest expense	80,468	134,574	37,617	(106,670)	(i)	177,566
				56,831	(i)
				5,199	(i)
				(20,158)	(i)
				18,891	(i)
				(12,398)	(l)
				(13,813)	(l)
				(2,975)	(l)
Equity in (earnings) loss of non-consolidated entities	(21,536)	501	(2,963)	—		(23,998)
Investment income	(5,039)	—	—	—		(5,039)

Total other expense	63,166	98,755	52,204	(68,282)		145,843

Earnings (loss) before income taxes	98,599	(61,907)	(10,537)	(20,081)		6,074
Income tax provision (benefit)	36,360	(463)	(3,226)	(33,808)	(k)	(1,137)

Net earnings (loss)	$62,239	$(61,444)	$(7,311)	$13,727		$7,211

Basic earnings per share	$0.64					$0.06

Average shares outstanding—Basic	97,959			23,365	Note (4)	121,324
Diluted earnings per share	$0.63					$0.06

Average shares outstanding—Diluted	98,024			23,365	Note (4)	121,389

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of the transactions and basis of pro forma presentation

Odeon Acquisition

        On November 30, 2016, we completed the purchase of all of the issued share capital of Odeon and UCI Cinemas Holdings Limited. Under the terms of the Odeon Acquisition, Odeon shareholders received £384,847,000 ($480,338,000) in cash and 4,536,466 new shares of the Company's Class A Common Stock with a value of $156,735,000. The Odeon Acquisition is equal to a total value of approximately £510,423,000 ($637,073,000) for Odeon's entire issued capital on November 30, 2016 and a currency translation rate of GBP 1.00=USD 1.248 on November 30, 2016. On the closing date of the Odeon Acquisition, $480,338,000 was paid in cash to Odeon shareholders and 4,536,466 new shares were issued to Odeon shareholders. We have agreed to file a registration statement to allow Odeon shareholders to resell their shares at specified times after closing and have granted certain other piggy-back registration rights. The estimated transaction value of £510,423,000 is based on the closing date of November 30, 2016 and includes interest from the locked box date of December 31, 2015 at 5.9617% through November 30, 2016 of approximately £26,500,000.

Carmike Acquisition

        On December 21, 2016, we completed the Carmike Acquisition for $858,240,000 comprised of cash of $584,291,000 and 8,189,808 shares of the Company's Class A common stock with a fair value of $273,949,000 (based on a closing share price of $33.45 per share of Class A common stock on December 21, 2016) and is subject to other purchase price adjustments as described in the share purchase agreement.

        The unaudited pro forma condensed combined balance sheet as of September 30, 2016, was prepared by combining the historical unaudited condensed consolidated balance sheet data as of September 30, 2016 for each of the Company, Odeon (as adjusted to comply with U.S. GAAP) and Carmike as if the Odeon Acquisition, the Carmike Acquisition, the Financings (see Note 5) and the Offering had been consummated on that date. In addition to certain U.S. GAAP adjustments, certain balance sheet reclassifications have also been reflected in order to conform Odeon's balance sheet to the Company's balance sheet presentation. Refer to Note 2 for a discussion of these U.S. GAAP and reclassification adjustments.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 and for the nine months ended September 30, 2016 and 2015 combines the results of operations of the Company, Odeon (as adjusted to comply with U.S. GAAP) and Carmike as if the Odeon Acquisition, the Carmike Acquisition, the Financings (see Note 5) and the Offering had been consummated on January 1, 2015. In addition to certain U.S. GAAP adjustments, certain statements of operations reclassifications have also been reflected in order to conform Odeon's statements of operations to our statement of operations presentation. Refer to Note 3 for a discussion of these U.S. GAAP and reclassification adjustments.

        The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Odeon Acquisition and Carmike Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

        The acquisition method of accounting, based on Accounting Standards Codification ("ASC") 805, uses the fair value concepts defined in ASC 820, "Fair Value Measurement" (ASC 820). Fair value is defined in ASC 820 as the "price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price

1. Description of the transactions and basis of pro forma presentation (Continued)

concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management's intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

        ASC 820 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date. As of the date of this filing the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

2. Odeon Balance Sheet

        Odeon's condensed consolidated financial statements were prepared in accordance with the reporting requirements of Rule 3-05 of Regulation S-X and the accounting and disclosure requirements of FRS 102, The Financial Reporting Standard applicable in the UK and Ireland ("FRS 102"), which differs in certain respects from U.S. GAAP. The following schedule summarizes the necessary material adjustments to conform Odeon's condensed consolidated balance sheet as of September 30, 2016 to U.S. GAAP and U.S. dollars (in thousands) and accounting policies and classification of certain items presented by Odeon under UK GAAP have been modified in order to align with the presentation used by us for our accounting policies and classification under U.S. GAAP (in thousands):

        Odeon's balance sheet has been translated into the Company's reporting currency, U.S. dollars, at a rate of GBP 1.00= USD 1.3015, the exchange rate as of September 30, 2016.

2. Odeon Balance Sheet (Continued)

BALANCE SHEET
AS OF SEPTEMBER 30, 2016

Local Currency—GBP
	Odeon Pro Forma Reclassified Amounts Presented				USD
		Odeon U.S. GAAP Adjustments		Odeon Historical U.S. GAAP	Odeon Historical U.S. GAAP
Assets
Cash and equivalents	£20,728	£—		£20,728	$26,977
Current assets	62,363	—		62,363	81,165
Property, net	430,752	195,445	(i)(f)	653,531	850,571
		(5,236)	(i)(e)
		13,770	(i)(k)
		18,800	(i)(l)
Intangible assets, net	—	1,264	(i)(j)	41,764	54,356
		40,500	(i)(j)
Goodwill	125,693	(77,679)	(i)(f)	166,903	217,224
		108,704	(i)(d)
		(96,562)	(i)(a)
		7,747	(i)(j)
		99,000	(i)(l)
Other long-term assets	16,389	13,495	(i)(h)	29,684	38,634
		(200)	(i)(l)

Total assets	£655,925	£319,048		£974,973	$1,268,927

Liabilities and Stockholders' Deficit
Current liabilities	£184,199	(11,014)	(i)(g)	£177,528	$231,052
		1,666	(i)(i)
		2,677	(i)(c)
Current maturities:
Corporate borrowings and capital and financing lease obligations	7,334	14,374	(i)(f)	21,708	28,253
Corporate borrowings:
9% senior secured note GBP due 2018	297,228			297,228	386,842
Floating rate senior secured note EUR due 2018	170,968			170,968	222,515
10.89% Shareholder Loans due 2019	629,435	—		629,435	819,210
Capital and financing lease obligations	3,424	199,799	(i)(f)	216,993	282,416
		13,770	(i)(k)
Other long-term liabilities	116,766	(32,752)	(i)(a)	185,406	241,306
		9,662	(i)(b)
		13,174	(i)(c)
		33,845	(i)(i)
		24,011	(i)(j)
		20,700	(i)(l)

Total liabilities	1,409,354	289,912		1,699,266	2,211,594
Stockholders' deficit	(753,429)	248	(i)(h)	(724,293)	(942,667)
		(51)	(i)(h)
		13,298	(i)(h)
		(26,044)	(i)(a)
		(39,978)	(i)(a)
		2,212	(i)(a)
		(10,943)	(i)(f)
		(85,464)	(i)(f)
		(3,368)	(i)(b)
		(6,294)	(i)(b)
		(12,275)	(i)(c)
		(3,576)	(i)(c)
		20,183	(i)(d)
		2,659	(i)(d)
		85,862	(i)(d)
		11,014	(i)(g)
		(2,512)	(i)(e)
		(2,724)	(i)(e)
		3,872	(i)(i)
		(39,383)	(i)(i)
		6,583	(i)(j)
		18,917	(i)(j)
		(3,500)	(i)(l)
		100,400	(i)(l)

Total liabilities and Stockholders' deficit	£655,925	£319,048		£974,973	$1,268,927

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

2. Odeon Balance Sheet (Continued)

        (i)    The adjustments presented above to Odeon's balance sheet related to:

          (a)   Under UK GAAP Odeon maintains a liability for leased properties still in use that are expected to generate losses in the future. Under U.S. GAAP, a liability cannot be recorded for losses related to contractual lease obligations until the cease use date has occurred. Odeon reduces the onerous lease provision when performance improves for properties previously forecast to generate cash losses. We have made the following adjustments related to the removal of the onerous lease provision and liability following U.S. GAAP:

As of September 30, 2016
Remove onerous lease liability	£(32,752)
Reduce goodwill	(96,562)
Record increase to accumulated deficit subsequent to January 1, 2015	(26,044)
Record increase to accumulated deficit prior to January 1, 2015	(39,978)
Record increase to accumulated other comprehensive income	2,212

          (b)   Under UK GAAP, fixed increases in rental payments that are meant to approximate the rate of inflation are not included in the calculation of straight-line rent expense but would be included under U.S. GAAP. We have made the following adjustment to include the estimated deferred rent expense and liability for operating leases as follows:

As of September 30, 2016
Record liability for deferred rent expense	£9,662
Record increase to accumulated deficit subsequent to January 1, 2015	(3,368)
Record increase to accumulated deficit prior to January 1, 2015	(6,294)

          (c)   Odeon occasionally receives premium payments from landlords that provide the landlord with the right to terminate the lease at the discretion of the landlord. Historically Odeon has recognized such payments in the year of payment. Under U.S. GAAP, such payments would generally be considered the same as incentives from a landlord and would be deferred over the period from receipt of the payment over the remainder of the expected lease term. We have made the following adjustments to defer the amounts received from landlords for operating leases:

As of September 30, 2016
Record long-term portion of liability for landlord benefits	£13,174
Record short-term portion of liability	2,677
Record increase to accumulated deficit subsequent to January 1, 2015	(12,275)
Record increase to accumulated deficit prior to January 1, 2015	(3,576)

          (d)   Goodwill is amortized under UK GAAP but is not amortized under U.S. GAAP. Transaction expenses are capitalized as part of acquisition consideration under UK GAAP. We

2. Odeon Balance Sheet (Continued)

  have made the following adjustment to reinstate goodwill for amounts amortized under UK GAAP and to reverse the capitalization of transaction expenses as follows:

As of September 30, 2016
Reinstate goodwill	£108,704
Record decrease to accumulated deficit subsequent to January 1, 2015	20,183
Record increase to accumulated other comprehensive income	2,659
Record decrease to accumulated deficit prior to January 1, 2015	85,862

          (e)   Under UK GAAP impairment charges recorded previously can be reversed. However, under U.S. GAAP, impairment charges recorded in prior periods are not reversed in future periods. We have made the following adjustments related to reversing previously recorded impairment charges and to reverse depreciation on these long-lived assets under UK GAAP as follows:

As of September 30, 2016
Property, net	£(5,236)
Record increase to accumulated deficit subsequent to January 1, 2015	(2,512)
Record increase to accumulated deficit prior to January 1, 2015	(2,724)

          (f)    Reflects the adjustment to account for certain build-to-suit and capital leases. Build-to-suit leases are treated as financing transactions under U.S. GAAP when the lessee is involved in the construction of the leased assets. Odeon had significant continuing involvement in relation to the leased properties upon completion of their construction activities and, accordingly, the lease arrangements failed the sale and leaseback test. Under UK GAAP, these leases were treated as operating leases. This results in the recognition of the leased assets at their net book value, a related finance liability and a corresponding goodwill adjustment under U.S. GAAP for leases acquired in business combinations. We have made the following adjustments related to these capital and financing leases following U.S. GAAP:

As of September 30, 2016
Record build-to-suit and capital lease assets	£195,445
Record short-term capital and finance lease obligation	14,374
Record long-term capital and finance lease obligation	199,799
Adjust goodwill	(77,679)
Record increase to accumulated deficit subsequent to January 1, 2015	(10,943)
Record increase to accumulated deficit prior to January 1, 2015	(85,464)

          (g)   Represents adjustments for share based compensation expense related to Odeon's senior long-term incentive program ("Senior LTIP") that was contingent upon the consummation of the

2. Odeon Balance Sheet (Continued)

  Odeon Acquisition. Under U.S. GAAP recognition of share based compensation expense that is contingent on the consummation of a transaction is deferred until the transaction is consummated.

As of September 30, 2016
Remove liability for Senior LTIP	£(11,014)
Record decrease to accumulated deficit subsequent to January 1, 2015	11,014

          (h)   Following pension accounting rules under UK GAAP, the net pension assets associated with an overfunded pension plan are generally not recognized on the balance sheet. However, such pension assets are recognized under U.S. GAAP. We have made the following adjustment to recognize the net pension asset following U.S. GAAP:

As of September 30, 2016
Record net pension asset	£13,495
Record decrease to accumulated deficit subsequent to January 1, 2015	248
Record increase to accumulated deficit prior to January 1, 2015	(51)
Record increase to accumulated other comprehensive income	13,298

          (i)    Under U.S. GAAP and following the variable interest consolidation model, certain entities required consolidation in the historical accounts that did not require consolidation under UK GAAP. In addition, under U.S. GAAP gains from sale leaseback transactions are typically deferred over the term of the lease. The following adjustments represent the impact of consolidating the variable interest entities, the subsidiaries of Odeon Property Group LLP (the "PropCos"), and the impact of deferring gains from historic sale leaseback transactions related to the PropCos under U.S. GAAP.

As of September 30, 2016
Record PropCos current liabilities	£1,666
Record PropCos deferred gain	33,845
Record PropCos decrease to accumulated deficit subsequent to January 1, 2015	3,872
Record PropCos increase to accumulated deficit prior to January 1, 2015	(39,383)

          (j)    Under UK GAAP, identifiable intangible assets and liabilities are not required to be separately identified and recorded on an entity's balance sheet in connection with a business combination. Under U.S. GAAP, identifiable intangible assets and liabilities such as favorable and unfavorable leases and tradenames are required to be separately identified and determined to be indefinite-lived or definite lived intangible assets or liabilities. The following adjustments record

2. Odeon Balance Sheet (Continued)

  the balances for identified tradenames, favorable lease assets and unfavorable lease liabilities under U.S. GAAP.

As of September 30, 2016
Record favorable lease asset definite lived intangible	£1,264
Record tradename indefinite lived intangible	40,500
Record adjustment to goodwill	7,747
Record unfavorable lease liability definite lived intangible	24,011
Record decrease to accumulated deficit subsequent to January 1, 2015	6,583
Record decrease to accumulated deficit prior to January 1, 2015	18,917

          (k)   Under U.S. GAAP, construction in progress for locations recorded as financing leases in (f) above are recorded as increases to property and the related financing lease obligation.

As of September 30, 2016
Record property	£13,770
Record financing lease obligation	13,770

          (l)    Timing differences arising historically in Odeon did not result in significant deferred tax assets or liabilities recorded on the balance sheet in respect of foreign jurisdictions due to the availability of off balance sheet deferred tax assets, including net operating loss carryforwards. Consequently, U.S. GAAP adjustments do not result in significant additional deferred tax assets or liabilities. Odeon has made a U.S. GAAP policy election not to include any tax basis in the reported position for certain leasehold assets in the UK and Ireland where its tax basis declines or 'wastes' over time. As a result, an adjustment is required to increase the reported deferred tax liability for these territories and record associated increases in the carrying value of the assets themselves, or goodwill for those assets acquired via business combinations.

As of September 30, 2016
Record fixed assets	£18,800
Record goodwill	99,000
Record decrease to deferred tax asset	(200)
Record deferred tax liability	20,700
Record increase to accumulated deficit subsequent to January 1, 2015	(3,500)
Record decrease to accumulated deficit prior to January 1, 2015	100,400

Summary of Reclassification Adjustments for Odeon

        The classification of certain items presented by Odeon under UK GAAP has been modified in order to align with the presentation used by us under U.S. GAAP as shown below. The reclassification adjustments to the Balance Sheet as of September 30, 2016 relate to the structure of the consolidated balance sheet for Odeon following its policies under UK GAAP which utilize different naming and aggregation standards than our presentation following our policies under U.S. GAAP and separately identifies items such as goodwill as intangible assets. The reclassification adjustments to conform Odeon's historical financial statement presentation to our historical financial statement presentation have also been condensed to conform with the amounts presented in the unaudited pro forma condensed combined financial statement presentations included herein. There have been no changes in total stockholders' deficit as a result of these reclassifications.

2. Odeon Balance Sheet (Continued)

Odeon
Summary of pro forma reclassification adjustment for Odeon—Balance sheet
As of September 30, 2016

	UK GAAP
	Odeon Historical Presentation (in £)	Reclassification Adjustments to conform to AMC Presentation (in £)	Reclassified amounts (in £)	Pro Forma Reclassified Amounts Presented (in £)
	(in thousands)
Intangible assets	125,693	(125,693)	—
Goodwill	—	125,693	125,693	125,693
Tangible assets	430,752	(430,752)	—
Property, net		430,752	430,752	430,752
Investments in joint ventures	939	(939)	—
Other long-term assets		7,554	7,554
Deferred charges on revolving credit facility		399	399
Deferred tax asset		6,989	6,989
Long-term: Receivables, net		1,447	1,447

Other Long-Term Assets				16,389
Stocks	7,374	(7,374)	—
Other current assets		7,374	7,374
Debtors due within one year	54,989	(54,989)	—
Short-term: Receivables, net		19,910	19,910
Other current assets		35,079	35,079

Current Assets				62,363
Debtors due after more than one year	15,051	(15,051)	—
Cash at bank and in hand	20,728	(20,728)	—
Cash and Equivalents		20,728	20,728	20,728
Creditors: amounts falling due within one year	191,533	(191,533)	—
Short-term: Accounts payable		37,892	37,892
Short-term: Accrued expenses and other liabilities		129,167	129,167
Deferred revenues and income		17,140	17,140

Current liabilities				184,199
Current maturities of corporate borrowings and capital and financing lease obligations		7,334	7,334	7,334
Creditors: amounts falling due after more than one year	1,174,900	(1,174,900)	—
9% Senior Secured Note GBP due 2018		297,228	297,228	297,228
Floating Rate Senior Secured Note EUR due 2018		170,968	170,968	170,968
10.89% Shareholder Loans due 2019		629,435	629,435	629,435
Capital and financing lease obligations		3,424	3,424	3,424
Other long term liabilities		112,112	112,112
Deferred tax liability	4,654	—	4,654
Provisions	34,741	(34,741)	—
Pensions and similar obligations	3,127	(3,127)	—

Other long-term liabilities				116,766
Called up share capital	120,645	—	120,645
Other reserves	(10,353)	10,353	—
Additional Paid-In Capital		(10,353)	(10,353)
Profit and loss account	(863,721)	24,037	(839,684)
Accumulated Other Comprehensive Income		(24,037)	(24,037)

Stockholders' Deficit				(753,429)

3. Odeon's Statements of Operations

        Odeon's condensed consolidated financial statements were prepared in accordance with the reporting requirements of Rule 3-05 of Regulation S-X and with FRS 102. The following schedule summarizes the necessary material adjustments to the Odeon condensed consolidated statements of operations for the year ended December 31, 2015, the nine months ended September 30, 2016 and September 30, 2015 to conform to U.S. GAAP and to record the results in the reporting currency of the Company, U.S. dollars (in thousands), and the accounting policies and classification of certain items presented by Odeon under UK GAAP for the year ended December 31, 2015 and the nine months ended September 30, 2016 and September 30, 2015 have been modified in order to align with the presentation used by us for our accounting policies and classifications under U.S. GAAP (in thousands):

3. Odeon's Statements of Operations (Continued)

STATEMENT OF OPERATIONS
FOR THE YEAR ENDED
DECEMBER 31, 2015

	Local Currency—GBP
					USD
	Odeon Pro Forma Reclassified Amounts Presented
		Odeon U.S. GAAP Adjustments		Odeon Historical U.S. GAAP	Odeon Historical U.S. GAAP
		(in thousands)
Revenues	£747,164	£—		£747,164	$1,141,963
Cost of operations	493,012	—		493,012	753,518
Rent	87,676	24,994	(ii)(a)	89,186	136,312
		1,982	(ii)(b)
		14,876	(ii)(c)
		(36,186)	(ii)(f)
		(4,156)	(ii)(j)
General and administrative:
Merger, acquisition and transaction costs	5,517	—		5,517	8,432
Other	36,144	(6,980)	(ii)(g)	29,347	44,854
		(517)	(ii)(h)
		700	(ii)(i)
Depreciation and amortization	54,134	(11,604)	(ii)(d)	62,500	95,525
		(316)	(ii)(e)
		18,877	(ii)(f)
		409	(ii)(j)
		1,000	(ii)(k)
Impairment of long-lived assets	2,156	3,258	(ii)(e)	5,414	8,275

Operating costs and expenses	678,639	6,337		684,976	1,046,916

Operating income	68,525	(6,337)		62,188	95,047
Other expense (income)	(22,693)	(3,026)	(ii)(i)	(25,343)	(38,734)
		376	(ii)(h)
Interest expense	95,278	23,804	(ii)(f)	116,435	177,959
		(2,647)	(ii)(a)
Equity in earnings of non-consolidated entities	(71)	—		(71)	(109)
Investment income	—	—		—	—

Total other expense	72,514	18,507		91,021	139,116

Earnings before income taxes	(3,989)	(24,844)		(28,833)	(44,069)
Income tax provision	894	(100)	(ii)(k)	794	1,214

Net loss	£(4,883)	£(24,744)		£(29,627)	$(45,283)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

3. Odeon's Statements of Operations (Continued)

STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2016

	Local Currency—GBP
					USD
	Odeon Pro Forma Reclassified Amounts Presented
		Odeon U.S. GAAP Adjustments		Odeon Historical U.S. GAAP	Odeon Historical U.S. GAAP
		(in thousands)
Revenues	£559,825	£—		£559,825	$779,329
Cost of operations	390,880	—		390,880	544,142
Rent	100,268	4,216	(ii)(a)	72,511	100,942
		1,386	(ii)(b)
		(2,601)	(ii)(c)
		(27,639)	(ii)(f)
		(3,119)	(ii)(j)
General and administrative:
Merger, acquisition and transaction costs	6,854	—		6,854	9,541
Other	29,842	(4,034)	(ii)(g)	25,267	35,174
		(541)	(ii)(h)
		—	(ii)(i)
Depreciation and amortization	43,962	(8,579)	(ii)(d)	50,681	70,553
		(431)	(ii)(e)
		14,646	(ii)(f)
		283	(ii)(j)
		800	(ii)(k)
Impairment of long-lived assets	217	—	(ii)(e)	217	302

Operating costs and expenses	572,023	(25,613)		546,410	760,654

Operating income	(12,198)	25,613		13,415	18,675
Other expense (income)	71,882	(1,182)	(ii)(i)	71,134	99,025
		434	(ii)(h)
Interest expense	77,580	17,442	(ii)(f)	94,503	131,557
		(519)	(ii)(a)
Equity in loss of non-consolidated entities	126	—		126	175
Investment income	—	—		—	—

Total other expense	149,588	16,175		165,763	230,757

Earnings (loss) before income taxes	(161,786)	9,438		(152,348)	(212,082)
Income tax provision	(39)	1,800	(ii)(k)	1,761	2,451

Net loss	£(161,747)	£7,638		£(154,109)	$(214,533)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

3. Odeon's Statements of Operations (Continued)

STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2015

	Local Currency—GBP
					USD
	Odeon Pro Forma Reclassified Amounts Presented
		Odeon U.S. GAAP Adjustments		Odeon Historical U.S. GAAP	Odeon Historical U.S. GAAP
	(in thousands)
Revenues	£508,593	£—		£508,593	$779,254
Cost of operations	344,123	—		344,123	527,257
Rent	80,780	5,653	(ii)(a)	67,449	103,344
		1,487	(ii)(b)
		9,649	(ii)(c)
		(27,012)	(ii)(f)
		(3,108)	(ii)(j)
General and administrative:
Merger, acquisition and transaction costs	2,081	—		2,081	3,188
Other	28,026	(4,815)	(ii)(g)	23,538	36,064
		(373)	(ii)(h)
		700	(ii)(i)
Depreciation and amortization	40,627	(8,706)	(ii)(d)	46,813	71,726
		(237)	(ii)(e)
		14,073	(ii)(f)
		306	(ii)(j)
		750	(ii)(k)
Impairment of long-lived assets	540	—	(ii)(e)	540	827

Operating costs and expenses	496,177	(11,633)		484,544	742,406

Operating income	12,416	11,633		24,049	36,848
Other expense (income)	(21,713)	(2,269)	(ii)(i)	(23,705)	(36,320)
		277	(ii)(h)
Interest expense	71,925	17,923	(ii)(f)	87,832	134,574
		(2,016)	(ii)(a)
Equity in loss of non-consolidated entities	327	—		327	501
Investment income	—	—		—	—

Total other expense	50,539	13,915		64,454	98,755

Earnings (loss) before income taxes	(38,123)	(2,282)		(40,405)	(61,907)
Income tax provision	(227)	(75)	(ii)(k)	(302)	(463)

Net loss	£(37,896)	£(2,207)		£(40,103)	$(61,444)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

3. Odeon's Statements of Operations (Continued)

        Odeon's condensed consolidated statement of operations for the year ended December 31, 2015 has been translated into U.S. dollars at a rate of GBP 1.00=USD 1.5284, the average exchange rate for the year ended December 31, 2015.

        Odeon's condensed consolidated statement of operations for the nine months ended September 30, 2016 has been translated into U.S. dollars at a rate of GBP 1.00= 1.3921, the average exchange rate for the nine months ended September 30, 2016.

        Odeon's condensed consolidated statement of operations for the nine months ended September 30, 2015 has been translated into U.S. dollars at a rate of GBP 1.00= 1.5322, the average exchange rate for the nine months ended September 30, 2015.

        (ii)   Reflects the following U.S. GAAP adjustments (in thousands):

          (a)   Under UK GAAP, Odeon maintains a liability for leased properties still in use that are expected to generate losses in the future. Under U.S. GAAP, liability cannot be recorded for losses related to contractual lease obligations until the cease use date has occurred. Odeon adjusts the onerous lease provision when performance improves for properties previously forecast to generate cash losses. We have made the following adjustment to remove the benefit of the change in provision for onerous leases and to remove related accretion of interest on the liability as follows:

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Remove benefit of onerous lease provision released	£24,994	£4,216	£5,653
Remove interest expense for onerous leases	(2,647)	(519)	(2,016)

          (b)   Under UK GAAP, fixed increases in rental payments that are meant to approximate the rate of inflation are not included in the calculation of straight-line rent expense but would be included under U.S. GAAP. We have made the following adjustment to include the estimated deferred rent expense for operating leases as follows:

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Record deferred rent expense, net of amortization of the deferred amount	£1,982	£1,386	£1,487

          (c)   Odeon occasionally receives premium payments from landlords that provide the landlord with the right to terminate the lease at the discretion of the landlord. Historically Odeon has recognized such payments in the year of payment. Under U.S. GAAP, such payments would generally be considered the same as incentives from a landlord and would be recognized on a straight-line basis over the period from receipt of the payment over the remainder of the expected lease term. We have made the following adjustment to remove the benefits received from landlords

3. Odeon's Statements of Operations (Continued)

  for operating leases and to replace that amount with amortization of the deferred amounts over the terms of the leases as follows:

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Remove lease incentive benefits and replace that amount with amortization of deferred amounts	£14,876	£(2,601)	£9,649

          (d)   Goodwill is amortized under UK GAAP but is not amortized under U.S. GAAP. We have made the following adjustment to remove the expense related to goodwill amortization under UK GAAP as follows:

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Remove amortization of goodwill	£(11,604)	£(8,579)	£(8,706)

          (e)   Under UK GAAP impairment charges recorded previously can be reversed. However, under U.S. GAAP, impairment charges recorded in prior periods are not reversed in future periods. During the nine months ended September 30, 2016 and 2015, Odeon did not record any reversals of previous impairment charges. We have made the following adjustments to reverse the reinstatement of previously recorded impairment charges and to reverse depreciation on these long-lived assets under UK GAAP as follows:

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Remove reversal of previous impairments	£3,258	£—	£—
Remove depreciation expense	(316)	(431)	(237)

          (f)    Reflects the adjustment to interest expense, depreciation expense and rent expense to account for capital leases and build-to-suit leases, which should be accounted as financing transactions under U.S. GAAP as a result of the involvement of Odeon during the construction of such leased properties and its significant continuing involvement upon completion of construction activities. These leases were accounted for as operating leases under UK GAAP.

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Record interest expense for build to suit and capital leases	£23,804	£17,442	£17,923
Record depreciation expense	18,877	14,646	14,073
Remove rent expense for operating leases	(36,186)	(27,639)	(27,012)

          (g)   Represents share based compensation expense related to Odeon's senior long-term incentive program ("Senior LTIP") that is contingent upon the consummation of the Odeon

3. Odeon's Statements of Operations (Continued)

  Acquisition. Under U.S. GAAP recognition of share based compensation expense that is contingent on the consummation of a transaction is deferred until the transaction is consummated.

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Remove Senior LTIP expense	£(6,980)	£(4,034)	£(4,815)

          (h)   Under UK GAAP, actuarial losses or gains are recognized immediately through other comprehensive income during the year of occurrence. Under U.S. GAAP, these are recognized in other comprehensive income and amortized through the income statement over the average life expectancy of inactive participants following the corridor approach, which allows the Company to defer amortization of actuarial losses or gains through the income statement which are lower than the greater of 10% of the fair value of the pension plan assets or the projected benefit obligation at the start of the period

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Records reclassification of pension plan interest income from Other expense	£(517)	£(541)	£(373)
Records reclassification of pension plan interest income and amortization of actuarial gain	376	434	277

          (i)    Under U.S. GAAP, gains from sale leaseback transactions are typically deferred over the term of the lease. The following adjustments represent the impact of amortizing the deferred gains from historic sale leaseback transactions related to the PropCos under U.S. GAAP, as well as eliminating the intercompany loan activity:

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Record amortization of deferred sale lease back gain	£(3,026)	£(1,182)	£(2,269)
Record release of provision	700	—	700

          (j)    Under UK GAAP, identifiable intangible assets and liabilities are not required to be separately identified and recorded on an entity's balance sheet in connection with a business combination. Under U.S. GAAP, identifiable intangible assets and liabilities such as favorable and unfavorable leases are required to be separately identified and determined to be indefinite-lived or

3. Odeon's Statements of Operations (Continued)

  definite lived intangible assets or liabilities. The following adjustments record the amortization for identified favorable lease assets and unfavorable lease liabilities under U.S. GAAP.

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Record amortization of unfavorable lease liability	£(4,156)	£(3,119)	£(3,108)
Record amortization of favorable lease asset	409	283	306

          (k)   Income and expenses recorded historically by Odeon were not significantly tax effected in foreign jurisdictions as a result of available unrecorded deferred tax assets including net operating loss carryforwards. As a result U.S. GAAP adjustments do not result in significant amounts of additional income tax expense or benefit in these foreign jurisdictions. Odeon has made a U.S. GAAP policy election not to include any tax basis in the reported position for certain leasehold assets in the UK and Ireland where its tax basis declines or 'wastes' over time. As a result, the value of the assets is grossed up under U.S. GAAP to reflect the associated deferred tax liability acquired and an adjustment is required to increase depreciation and record the related tax credit.

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Remove income tax benefit related to adjustment (g) above	£(100)	£1,800	£(75)
Record depreciation expense for fixed assets recorded related to policy election	1,000	800	750

Summary of Reclassification Adjustments for Odeon

        The classification of certain items presented by Odeon under UK GAAP has been modified in order to align with the presentation used by us under U.S. GAAP as shown below. The reclassification adjustments to the income statements for the year ended December 31, 2015, the nine months ended September 30, 2016 and the nine months ended September 30, 2015 relate to the structure of the consolidated income statement for Odeon following its policies under UK GAAP which utilize different naming and aggregation standards than our presentation following its policies under U.S. GAAP and breaks out items such as revenues as turnover. The reclassification adjustments to conform Odeon's historical financial statement presentation to our historical financial statement presentation have also been condensed to conform with the amounts presented in the pro forma condensed and combined financial statement presentations included herein. There have been no changes in Odeon's historical net loss for any period as a result of these reclassifications.

3. Odeon's Statements of Operations (Continued)

Odeon
Summary of pro forma reclassification adjustment for Odeon—Income Statement
Year ended December 31, 2015

	UK GAAP
	Odeon Historical UK GAAP Presentation (in £)	Reclassification Adjustments to conform to AMC Presentation (in £)	Reclassified amounts (in £)	Pro Forma Reclassified Amounts Presented (in £)
	(in thousands)
Turnover	747,164	(747,164)
Admissions		500,734	500,734
Food and beverage		180,331	180,331
Other theatre		66,099	66,099

Revenues				747,164
Cost of sales	274,250	(274,250)
Film exhibition costs		210,709	210,709
Food and beverage costs		42,793	42,793
Distribution costs, administration expenses and other operating income	415,185	(415,185)
Operating expense		239,510	239,510

Cost of operations				493,012
Rent		87,676	87,676	87,676
General and administrative:
Merger, acquisition and transaction costs		5,517	5,517	5,517
Other		36,144	36,144	36,144
Depreciation and amortization		54,134	54,134	54,134
Impairment of long-lived assets		2,156	2,156	2,156
Other expense (income)		(22,693)	(22,693)	(22,693)
Interest payable and similar charges	95,393	(95,393)
Corporate borrowings		92,631	92,631
Capital and financing lease obligations		2,647	2,647

Interest expense				95,278
Group's share of profit in joint ventures	(186)	186
Other interest receivable and similar income	(22,987)	22,987
Equity in earnings of non-consolidated entities		(71)	(71)	(71)
Investment income		—
Profit on disposal of properties	(10,502)	10,502
Income tax provision (benefit)	894		894	894

Net loss	(4,883)	—	(4,883)	(4,883)

3. Odeon's Statements of Operations (Continued)

Odeon
Summary of pro forma reclassification adjustment for Odeon—Income Statement
Nine months ended September 30, 2016

	UK GAAP
	Odeon Historical UK GAAP Presentation (in £)	Reclassification Adjustments to conform to AMC Presentation (in £)	Reclassified amounts (in £)	Pro Forma Reclassified Amounts Presented (in £)
	(in thousands)
Turnover	559,825	(559,825)
Admissions		372,503	372,503
Food and beverage		140,903	140,903
Other theatre		46,419	46,419

Revenues				559,825
Cost of sales	207,745	(207,745)
Film exhibition costs		156,025	156,025
Food and beverage costs		35,460	35,460
Distribution costs, administration expenses and other operating income	364,778	(364,778)
Operating expense		199,395	199,395

Cost of operations				390,880
Rent		100,268	100,268	100,268
General and administrative:
Merger, acquisition and transaction costs		6,854	6,854	6,854
Other		29,842	29,842	29,842
Depreciation and amortization		43,962	43,962	43,962
Impairment of long-lived assets		217	217	217
Other expense (income)		71,882	71,882	71,882
Interest payable and similar charges	148,987	(148,987)
Corporate borrowings		76,812	76,812
Capital and financing lease obligations		768	768

Interest expense				77,580
Group's share of loss in joint ventures	71	(71)
Other interest receivable and similar income
Equity in earnings of non-consolidated entities		126	126	126
Investment income
Loss on disposal of properties	30	(30)
Income tax provision (benefit)	(39)		(39)	(39)

Net loss	(161,747)	—	(161,747)	(161,747)

3. Odeon's Statements of Operations (Continued)

Odeon
Summary of pro forma reclassification adjustment for Odeon—Income Statement
Nine months ended September 30, 2015

	UK GAAP
	Odeon Historical UK GAAP Presentation (in £)	Reclassification Adjustments to conform to AMC Presentation (in £)	Reclassified amounts (in £)	Pro Forma Reclassified Amounts Presented (in £)
	(in thousands)
Turnover	508,593	(508,593)
Admissions		343,029	343,029
Food and beverage		126,871	126,871
Other theatre		38,693	38,693

Revenues				508,593
Cost of sales	183,655	(183,655)
Film exhibition costs		142,044	142,044
Food and beverage costs		29,740	29,740
Distribution costs, administration expenses and other operating income	320,603	(320,603)
Operating expense		172,339	172,339

Cost of operations				344,123
Rent		80,780	80,780	80,780
General and administrative:
Merger, acquisition and transaction costs		2,081	2,081	2,081
Other		28,026	28,026	28,026
Depreciation and amortization		40,627	40,627	40,627
Impairment of long-lived assets		540	540	540
Other expense (income)		(21,713)	(21,713)	(21,713)
Interest payable and similar charges	72,136	(72,136)
Corporate borrowings		69,620	69,620
Capital and financing lease obligations		2,305	2,305

Interest expense				71,925
Group's share of loss in joint ventures	240	(240)
Other interest receivable and similar income	(21,822)	21,822
Equity in earnings of non-consolidated entities		327	327	327
Investment income
Profit on disposal of properties	(8,096)	8,096
Income tax provision (benefit)	(227)		(227)	(227)

Net loss	(37,896)	—	(37,896)	(37,896)

4. Purchase Price

Odeon

        The transaction represents a total value of approximately £510,423,000 ($637,073,000) for Odeon's share capital based on a currency translation rate of GBP 1.00= USD 1.248 as of November 30, 2016. Approximately 75% of this estimated purchase price was paid in cash to the Odeon shareholders and approximately 25% was paid through the issuance to them of 4,536,466 shares of the Company's Class A common stock with a fair value of $156,735,000 (based on a closing price per share of $34.55 on November 29, 2016). The estimated transaction value of £510,423,000 is based on the closing date of November 30, 2016 and includes interest from the locked box date of December 31, 2015 at 5.9617% through November 30, 2016 of approximately £26,500,000.

        The cash consideration transferred to effect the Odeon Acquisition is approximately £384,847,000 or approximately $480,338,000.

Carmike

        On December 21, 2016, the Company completed the acquisition of Carmike for $858,240,000 comprised of cash of $584,291,000 and 8,189,808 shares of the Company's Class A common stock with a fair value of $273,949,000 (based on a closing share price of $33.45 per share on December 21, 2016), subject to other purchase price adjustments as described in the share purchase agreement.

        The total shares of Class A Common Stock reflected in pro forma average shares outstanding are as follows (in thousands):

Odeon Acquisition	4,537
Carmike Acquisition	8,190
The Offering (Assumed Offering price $32.90 per share)	10,638

Total	23,365

        Under the acquisition method of accounting, the total estimated purchase price is allocated to Odeon's and Carmike's assets and liabilities based upon their estimated fair value as of the respective date of completion of the acquisition. Based upon the estimated purchase price and the preliminary

4. Purchase Price (Continued)

valuation, the preliminary purchase price allocation, which is subject to change based on Odeon's and Carmike's final analysis, is as follows (in thousands):

	Odeon	Carmike
Cash and cash equivalents	$26,977	$95,367
Current assets	81,165	32,960
Property, net	725,817	790,021
Goodwill	1,061,564	502,295
Intangible assets:
Tradename—Indefinite lived asset	60,600	—
Tradename—Definite lived asset(10 years)	—	20,600
Favorable lease—Definite lived asset	48,100	10,900
Other—Definite lived asset	1,270	—
Other assets	40,313	19,566

Total assets acquired	2,045,806	1,471,709
Current liabilities	(222,374)	(80,296)
9% Senior Secured Note GBP due 2018	(399,000)	—
4.93% Senior Secured Note EUR due 2018	(225,000)	—
6% Senior Secured Note due 2023	—	(242,075)
Capital lease and financing lease obligations	(381,790)	(225,790)
Other liabilities (including deferred tax liability of $40.1 million)	(180,569)	(65,308)

Net assets acquired	$637,073	$858,240

5. Acquisition Financings

        In connection with the Odeon Acquisition, we incurred the following indebtedness on November 8, 2016: $595,000,000 aggregate principal amount of 5.875% Senior Subordinated Notes due 2026 and £250,000,000 ($325,375,000) aggregate principal amount of 6.375% Senior Subordinated Notes due 2024. Additionally , we incurred $500,000,000 aggregate principal amount of New Term Loans due 2023 in connection with the Odeon Acquisition on November 29, 2016. We also amended our existing Term Loans due 2022 to lower the interest rate from LIBOR plus 3.75% to LIBOR plus 2.75% and to remove a LIBOR floor of 0.75%. We have assumed an interest rate based on one-month LIBOR of 0.53% resulting in an interest rate of 3.28% for our Term Loans due 2022 and 2023. An increase or decrease of 0.50% of the assumed LIBOR based interest rate for our Term Loans due 2022 and 2023 would increase or decrease interest expense by approximately $6.4 million for the twelve months ended December 31, 2015 and approximately $5.2 million for the nine months ended September 30, 2016 and approximately $4.8 million for the nine months ended September 30, 2015.

        In connection with the Carmike Acquisition we incurred $350,000,000 aggregate principal amount of indebtedness under the Bridge Loan Agreement which we expect to repay in full with the proceeds from this Offering.

6. Pro Forma Adjustments

        The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the Odeon Acquisition, the Carmike Acquisition, the Financings and the Offering were completed on September 30, 2016 for balance sheet purposes and as of January 1, 2015 for statement of operations purposes.

6. Pro Forma Adjustments (Continued)

        (a)   Represents the following anticipated sources and uses of funds for the Odeon Acquisition and the Carmike Acquisition ($ in thousands):

SOURCES AND USES ODEON AND CARMIKE
Sources of Funds	Amount	Uses of Funds	Amount
Proceeds from issuance of $595 million Dollar Notes	$595,000	Transaction fees and expenses	$90,901
Proceeds from issuance of £250 million GBP Sterling Notes	325,375	Interest on 9% Senior Secured Note GBP due 2018	5,680
Proceeds from issuance of incremental		Interest on Floating Rate Senior Secured Note EUR due 2018	1,731
New Term Loans due 2023	500,000	9% Senior Secured Note GBP due 2018	399,000
Proceeds from issuance of Bridge Loans	350,000	Floating Rate Senior Secured Note EUR due 2018	225,000
Proceeds from sale of Common		Repayment of Bridge Loans	350,000
Stock in the Offering	350,000	Acquisition of Odeon	637,073
AMC equity issued for Odeon	156,735	Prepaid share-based compensation(1)	3,829
AMC equity issued for Carmike	273,949	Acquisition of Carmike	858,240
Company cash	20,395

Total	$2,571,454	Total	$2,571,454

(1)
Prepaid and unearned share-based consideration for the Odeon long-term incentive plan is recorded directly to retained earnings and has no ongoing impact to the Company.

Transaction fees and expenses are estimated as follows (in thousands):

Deferred charges $595 million Dollar Notes	$26,111
Deferred charges £250 million Sterling Notes	13,600
Deferred charges and discount $500 million New Term Loans due 2023	18,347
Deferred charges Bridge Loan(1)	5,250
Underwriting commissions for sale of Common Stock	14,000
Transaction expenses	13,593

Transaction fees and expenses above	$90,901

(1)
Deferred charges on Bridge Loan are recorded directly to retained earnings upon repayment and have no ongoing impact to the Company.
(2)
The impact of a $1.00 increase or decrease in the assumed offering price per share of $32.90 sufficient to generate $350,000,000 in gross proceeds, would decrease or increase the number of shares offered in the Offering by approximately 313,000 shares and 333,000 shares, respectively.

While the pro forma financial information contained in this section assumes an issuance of the Company's Class A Common Stock in an amount sufficient to generate $350,000,000 in gross proceeds, the actual offering size is as set forth on the cover page to this prospectus supplement. Each $100,000,000 increase in the offering size from the amount shown in the pro forma financial information would result in the following changes to the pro forma financial information set forth in the table below (in thousands):

Increase in Assumed Offering Size	Assumed Offering Price per Share	Class A Common Stock Increase (decrease)	Cash & Cash Equivalents Increase (decrease)	Additional Paid-In Capital Increase (decrease)	Year Ended December 31, 2015 Diluted Earnings (loss) Per Share Increase (decrease)	Nine Months Ended September 30, 2016 Diluted Earnings (loss) Per Share Increase (decrease)	Nine Months Ended September 30, 2015 Diluted Earnings (loss) Per Share Increase (decrease)
$100,000	$32.90	3,040	$96,000	$96,000	$(0.021)	Anti-dilutive	$(0.002)

6. Pro Forma Adjustments (Continued)

        (b)   Remove historical Odeon and Carmike goodwill and replace with goodwill from purchase price allocation. See Note 4 Purchase Price above.

        (c)   Amount represents transaction fees and expenses in (a) above. Transaction fees related to the issuance of debt are capitalized and amortized to interest expense over the term of the related notes and the undewriter fees for the issuance of Common Stock is recorded in additional paid-in capital. Other expenses are non-recurring in nature and recorded directly to retained earnings.

        (d)   Eliminate Odeon and Carmike historical equity in connection with purchase accounting.

        (e)   Adjust debt balances assumed in Odeon Acquisition and Carmike Acquisition to fair value.

        (f)    Eliminate shareholder loans that are extinguished at closing with the estimated acquisition consideration.

        (g)   We have recorded the following amounts to adjust the historical cost of the Odeon and Carmike assets and liabilities to estimated fair value:

	Odeon	Carmike
	(in thousands)
Property, net	$(124,754)	$302,922
Intangible assets	55,614	29,049
Other assets (primarily impact to deferred tax asset for fair value adjustments at Carmike in U.S. tax jurisdictions)	1,679	(151,664)
Accrued transaction costs	8,315	—
Capital and financing lease obligations (including current portion)	71,121	(12,578)
Unfavorable leases	33,328	19,273
Pension liabilities	(2,889)	—

        (h)   In connection with the application of purchase accounting, deferred rent, deferred gain, deferred revenues for Carmike's Screenvision agreement and landlord allowance amounts were reset to preliminary estimated fair value of $0.

        (i)    Adjustments to interest expense and other expense have been made to reflect the elimination of the Shareholder Loans due 2019 and refinancing of the 9% Senior Secured Note GBP due 2018 and the Floating Rate Senior Secured Note due 2018 as follows (see Note 5 Acquisition Financings above for a sensitivity analysis showing the impact of a change in interest rates on interest expense):

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
	(in thousands)
Eliminate historical interest expense for amounts extinguished above	$(141,829)	$(106,930)	$(106,670)
Cash interest on new indebtedness incurred.	75,715	55,157	56,831
Amortization of deferred charges on new indebtedness incurred	6,932	5,199	5,199
Eliminate historical interest on Term Loans due 2022	(27,699)	(26,686)	(20,158)
Interest on Term Loans due 2022 based on amended pricing (See Note 5)	25,522	21,883	18,891

6. Pro Forma Adjustments (Continued)

        (j)    Adjustment to remove the non-recurring direct incremental costs of the Odeon Acquisition and Carmike Acquisition which are reflected in the historical financial statements of the Company, Odeon and Carmike.

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
	(in thousands)
Remove the Company's costs	$—	$(13,528)	$—
Remove Odeon's costs	(4,790)	(9,232)	—
Remove Carmike's costs	—	(14,453)	—

        (k)   Adjustment to record tax benefit in U.S. tax jurisdictions for Carmike and the Company at the Company's effective income tax rate of 39%. Income and expenses recorded historically by Odeon were not significantly tax effected in foreign jurisdictions as a result of available unrecorded deferred tax assets including net operating loss carryforwards. As a result pro forma adjustments do not result in significant amounts of additional income tax expense or benefit in these foreign jurisdictions.

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
	(in thousands)
Record tax effect in U.S. tax jurisdictions	$(44,534)	$(39,091)	$(33,808)

        (l)    Adjustment to Odeon expenses as a result of adjustments to fair value.

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
	(in thousands)
Rent(1)	$3,717	$4,597	$2,751
Depreciation and Amortization	52,418	32,404	42,901
Eliminate deferred gain amortization	10,242	2,353	6,811
Interest Expense for capital and financing lease olbigations primarily due to a lower incremental borrowing rate upon re-measurement	(19,498)	(9,049)	(12,398)

(1)
Detail of Odeon rent adjustments above:

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
	(in thousands)
Unfavorable lease amortization	$(7,281)	$(5,794)	$(5,539)
Incremental financing lease obligation ground rent	1,663	1,677	1,853
Eliminate deferred rent credit from landlord incentives	8,337	7,895	5,669
Straight line rent expense	998	819	768

Total	$3,717	$4,597	$2,751

6. Pro Forma Adjustments (Continued)

        Adjustment to Carmike revenues and expenses as a result of adjustments to fair value.

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
	(in thousands)
Revenues from Screenvision deferred revenues	$(1,157)	$(894)	$(868)
Straight line rent expense	1,548	(330)	1,163
Unfavorable lease amortization	(2,614)	(1,818)	(2,004)
Depreciation and Amortization	55,585	38,379	42,684
Interest Expense on capital and financing lease obligtions due to a lower incremental borrowing rate upon re-measurement	(18,268)	(13,751)	(13,813)
Interest expense 6.0% Sr Secured Notes due 2023	(3,689)	(2,225)	(2,975)

Supplemental Disclosure Relating to Department of Justice Proposed Divestitures

        Adjustments to remove Carmike and AMC historical revenues and expenses for theatres in markets that must be divested in connection with the Department of Justice proposed final judgement whereby we expect to sell certain of our theatres and certain Carmike theatres are not reflected in the pro forma financial statements as those planned disposals are not identifiable or factually supportable at this time. We believe that the reasonably possible effects on the financial statements for the divestitures are as follows ($ in thousands):

AMC Theatres

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Revenues	$19,393	$17,458	$14,532
Cost of operations	12,952	11,113	9,602
Rent	3,906	3,307	2,999
Depreciation and Amortization	1,829	1,884	1,141

As of September 30, 2016
Property, net	$13,677

6. Pro Forma Adjustments (Continued)

Carmike Theatres

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Revenues	$21,577	$16,806	$15,826
Cost of operations	10,471	8,042	7,963
Rent	6,741	5,065	5,033
Depreciation and Amortization	2,063	1,495	1.519
Impairment of long-lived assets	2,123	—	691
Interest expense	853	650	633

As of September 30, 2016
Property, net	$19,454
Capital and financing lease obligations	6,731

        Adjustments to reflect the impact of the proposed settlement agreement with the Department of Justice which requires us to divest the majority of our equity interests in National CineMedia, LLC ("NCM") and NationalCinemedia, Inc. ("NCMI") are not reflected in the pro forma financial statements as those planned divestitures are not identifiable or factually supportable at this time. As of September 30, 2016 we owned 23,862,988 common membership units, or a 17.4% interest in NCM and 200,000 common shares of NCMI. The estimated fair value of of the common units and common stock was approximately $354,207,000, based on the publically quoted price per share of NCMI. on September 30, 2016 of $14.72 per share. The proposed settlement agreement requires us to divest its ownership interest to no more than 15% by December 20, 2017; to no more than 7.5% by December 20, 2018; and to no more than 4.99% by June 20, 2019.

        The table below provides historical financial information about our investments in NCM and NCMI:

	Year Ended December 31, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Equity in earnings NCM and NCMI	$11,217	$6,213	$3,360
Cash distributions received NCM and NCMI	22,741	13,879	15,953

As of September 30, 2016
Investment in NCM and NCMI	$323,074

CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization of AMC as of September 30, 2016 (i) on an actual basis and (ii) on a pro forma as adjusted basis after giving effect to the Completed Acquisitions, the Financings, and this offering and the use of proceeds therefrom (assuming the offering size shown on the front cover of this prospectus supplement). The information in this table should be read in conjunction with:

  •
  "Use of Proceeds,"

  •
  the historical financial statements of AMC and the respective accompanying notes thereto in the 2015 Form 10-K and the September 30, 2016 10-Q incorporated by reference into this prospectus supplement,

  •
  the historical financial statements of Odeon and the accompanying notes thereto incorporated by reference into this prospectus supplement,

  •
  the historical financial statements of Carmike and the respective accompanying notes thereto in Carmike's Form 10-K for the year ended December 31, 2015 and Carmike's Form 10-Q for the quarter ended September 30, 2016 incorporated by reference into this prospectus supplement, and

  •
  the unaudited pro forma financial statement included in this prospectus supplement under the section titled "Unaudited Pro Forma Condensed Combined Financial Information".

	As of September 30, 2016
	AMC Historical	Pro Forma As Adjusted for the Completed Acquisitions, the Financings and this Offering(3)
	(in thousands)
Cash and cash equivalents	$46,312	$

Short-term debt(1)	$19,400		$60,165
Long-term debt:
Senior secured credit facilities:
Revolving Credit Facility due 2020(2)	20,000		20,000
Term loan due 2022 (par value $876,222 including $8,806 included in short-term debt above)	859,298		859,298
New Term Loans	—		481,653
Carmike Notes	—		242,075
AMC capital and financing lease obligations	86,289		86,289
Odeon capital and financing lease obligations	—		354,298
Carmike capital and financing lease obligations	—		212,517
Bridge Loans	—		—
Notes due 2026 (par value $595,000,000)	—		568,889
Notes due 2025 (par value $600,000,000)	590,064		590,064
Notes due 2024 (par value £250,000,000)	—		311,775
Notes due 2022 (par value $375,000,000)	369,811		369,811
5.00% Promissory note payable to NCM due 2019	4,166		4,166

Total debt	$1,949,028		$4,161,000
Class A Common Stock (temporary equity) ($0.01 par value, 140,014 issued)	1,080		1,080
Stockholder's equity:
Class A Common Stock ($0.01 par value, 21,510,287 shares issued)	215		215
Class B Common Stock ($0.01 par value, 75,826,927 shares issued)	758		758
Additional paid-in capital	1,187,244		1,187,244
Additional paid-in capital relating to Odeon Acquisition	—		156,735
Additional paid-in capital relating to Carmike Acquisition	—		273,949
Additional paid-in capital relating to this offering	—
Treasury Stock (36,769 shares at cost)	(680)		(680)
Accumulated other comprehensive loss	2,070		2,070
Accumulated earnings	376,094		353,422

Total stockholder's equity	1,565,701

Total capitalization	$3,515,809	$

(1)
AMC Historical includes current maturities of corporate borrowing and capital and financing lease obligations ($8.8 million par value of the Term Loan due 2022, $9.2 million of capital and financing lease obligations and $1.4 million of the promissory note payable to NCM). Pro Forma As Adjusted for the Completed Acquisitions, the Financings and this offering include the items included in AMC Historical and current maturities of capital and financing lease obligations of Odeon and Carmike, as applicable.

(2)
The aggregate revolving loan commitment under our Senior Secured Credit Facility is $150.0 million, of which $117.4 million was available for borrowing as of September 30, 2016.

(3)
Does not give effect to the incurrence of any indebtedness pursuant to the committed facilities described under "The Nordic Acquisition" or any other permanent debt financing that will be used to partially finance the Nordic Acquisition.

 PRICE RANGE OF OUR CLASS A COMMON STOCK AND DIVIDENDS

        Our Class A common stock is listed on the NYSE. The following table sets forth the high and low intra-day sales prices per share of our Class A common stock and the per-share cash dividends paid per share of our Class A common stock for the periods indicated.

	High	Low	Cash dividend per share of Class A common stock
2014:
First Quarter	$26.68	$19.75	$—
Second Quarter	$25.14	$20.99	$0.20
Third Quarter	$25.34	$22.09	$0.20
Fourth Quarter	$27.08	$21.10	$0.20
2015:
First Quarter	$35.86	$24.97	$0.20
Second Quarter	$35.38	$27.87	$0.20
Third Quarter	$32.90	$24.27	$0.20
Fourth Quarter	$27.50	$22.91	$0.20
2016:
First Quarter	$29.92	$19.28	$0.20
Second Quarter	$30.31	$25.75	$0.20
Third Quarter	$32.28	$26.97	$0.20
Fourth Quarter	$35.65	$30.40	$0.20
2017:
First Quarter (through February 6, 2017)	$34.90	$32.60	$—

        The last reported sale price of our Class A common stock on the NYSE on February 6, 2017 was $32.65 per share. As of February 6, 2017, there were 34,512,289 shares of our Class A common stock outstanding.

        As of February 6, 2017, we had 39 holders of record of our Class A common stock.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following is a summary, believed to be accurate, of the terms we consider material of the documents governing our material indebtedness, but reference is made to the actual documents governing such indebtedness, which have been filed with the SEC. All such summaries are qualified in their entirety by this reference. Additionally, capitalized terms used in this "Description of Certain Indebtedness" section but not otherwise defined, herein are as defined in the relevant document referenced. You should review such documents for a complete understanding of their terms and conditions. See "Where You Can Find More Information; Incorporation of Documents By Reference."

Secured Credit Facility

        On April 30, 2013, AMC Entertainment Inc. ("AMCE") entered into a $925,000,000 Senior Secured Credit Agreement (the "Senior Secured Credit Agreement" and, as amended, the "Amended Senior Secured Credit Agreement"; the Facilities made available thereunder, the "Senior Secured Credit Facility") pursuant to which it borrowed term loans (the "Original Term Loan"), and used the proceeds to fund the redemption of the then outstanding senior secured terms loans. The lenders under the Senior Secured Credit Agreement made available a $150,000,000 Revolving Credit Facility (the "Revolving Credit Facility"), which matured on April 30, 2018, and the Original Term Facility in the amount of $775,000,000, which matured on April 30, 2020. The Original Term Loan required repayments of principal of 0.25% of the original principal amount, or $1,937,500, per quarter, with the remaining principal payable upon maturity. The Original Term Loan was issued at a 0.25% discount.

        On December 11, 2015, AMCE entered into a first amendment to its Senior Secured Credit Facility (the "First Amendment"). The First Amendment provided for the incurrence of $125,000,000 "B" incremental term loans ("First Amendment Incremental Term Loan"). In addition, the First Amendment, among other things, (a) extended the maturity date with respect to (i) the Original Term Loan and the First Amendment Incremental Term Loan (together "First Amendment Term Loans") to December 15, 2022 and (ii) the Revolving Credit Facility from April 30, 2018 to December 15, 2020 and (b) increased the applicable margin for the Original Term Loan from 1.75% with respect to base rate borrowings to 2.25% and from 2.75% with respect to LIBOR borrowings to 3.25%. The proceeds of the First Amendment Incremental Term Loan were used by AMCE to pay expenses related to the First Amendment transactions and the Starplex Cinemas acquisition.

        On March 31, 2016, AMCE merged with and into AMC, its direct parent company. In connection with the merger, AMC assumed all of the obligations of AMCE pursuant to the indentures to the 5.875% Senior Subordinated Notes due 2022 and the 5.75% Senior Subordinated Notes due 2025 and the Senior Secured Credit Agreement (as amended by the First Amendment, the "Existing Senior Secured Credit Agreement"). At September 30, 2016, the aggregate principal balance of the Original Term Loan was $874.0 million and there were no borrowings under the Revolving Credit Facility. As of September 30, 2016, AMCE had approximately $117.4 million available for borrowing, net of letters of credit, under its Revolving Credit Facility.

        On November 8, 2016, in connection with the Completed Acquisitions, the Senior Secured Credit Agreement was amended pursuant to a second amendment agreement (the "Second Amendment") in order to, among other things, (i) provide for the incurrence of up to $500,000,000 "B" incremental term loans (the "New Term Loans") in connection with the closing of the Completed Acquisitions as more fully set forth therein, (ii) decrease the applicable margin for the First Amendment Term Loans from 2.25% with respect to base rate borrowings to 2.00% and 3.25% with respect to LIBOR borrowings to 2.75%, (iii) reduce the applicable LIBOR and base rate floors and (iv) make certain amendments in respect of the financial covenant applicable to the Revolving Credit Facility and negative covenants applicable to the Senior Secured Credit Facility. The description of the Senior Secured Credit Facility provided below gives effect to the terms of the Second Amendment.

        Borrowings under the Senior Secured Credit Facility bear interest at a rate equal to an applicable margin plus, at the our option, either a base rate or LIBOR. The minimum rate for base rate borrowings is 1.00% and the minimum rate for LIBOR-based borrowings is 0%. The applicable margin for the First Amendment Term Loans and the New Term Loans (the "Term Loans") is 2.00% for base rate borrowings and 2.75% for LIBOR based loans. The applicable margin for the Revolving Credit Facility ranges from 1.25% to 1.5% for base rate borrowings and from 2.25% to 2.5% for LIBOR based borrowings. The Revolving Credit Facility also provides for an unused commitment fee of 0.50% per annum and for letter of credit fees of up to 0.25% per annum plus the applicable margin for LIBOR-based borrowings on the undrawn amount of the letter of credit. The Term Loans require repayments of principal of 0.25% of the original principal amount. The First Amendment Term Loans mature on December 15, 2022 and the New Term Loans mature on December 15, 2023. We may voluntarily repay outstanding loans under the Senior Secured Credit Facility at any time without premium or penalty, other than (i) customary "breakage" costs with respect to LIBOR loans and (ii) in connection with a repricing transaction closed (a) in respect of the First Amendment Term Loans, within six months from the date the Second Amendment becomes effective or (b) in respect of the New Term Loans, within six months from the date on which the available commitments of the relevant lenders in respect of the New Term Loans are reduced to zero, in which case we must pay a 1% premium on the amount of Term Loans prepaid.

        The Senior Secured Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of us and our subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness; pay dividends and distributions or repurchase capital stock; create liens on assets; make investments; make acquisitions; engage in mergers or consolidations; engage in transactions with affiliates; amend constituent documents and material agreements governing subordinated indebtedness, including the 5.875% Senior Subordinated Notes due 2022, the 6.375% Senior Subordinated Notes due 2024, the 5.75% Senior Subordinated Notes due 2025 and the 5.875% Senior Subordinated Notes due 2026; change the business conducted by us and our subsidiaries; and enter into agreements that restrict dividends from subsidiaries. In addition, the Amended Senior Secured Credit Agreement requires us and our subsidiaries to maintain, on the last day of each fiscal quarter, a net senior secured leverage ratio, as defined in the Amended Senior Secured Credit Agreement, of no more than 3.50 to 1 as long as the commitments under the Revolving Credit Facility remain outstanding. The Amended Senior Secured Credit Agreement also contains certain customary affirmative covenants and events of default, including the occurrence of (i) a change in control, as defined in the Amended Senior Secured Credit Agreement, (ii) defaults under our other indebtedness, any guarantor or any significant subsidiary having a principal amount of $25,000,000 or more, and (iii) one or more uninsured judgments against us, any guarantor, or any significant subsidiary for an aggregate amount exceeding $25,000,000 with respect to which enforcement proceedings are brought or a stay of enforcement is not in effect for any period of 60 consecutive days.

        All obligations under the Senior Secured Credit Facility are guaranteed by each of our material wholly-owned domestic subsidiaries except that Carmike and its subsidiaries do not guarantee the Senior Secured Credit Facility. All obligations under the Senior Secured Credit Facility, and the guarantees of those obligations (as well as cash management obligations), are secured by substantially all of our assets as well as those of each subsidiary guarantor.

Bridge Loan Agreement

        On December 21, 2016, we entered into a bridge loan agreement with Citicorp North America, Inc., as administrative agent and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and others, as joint lead arrangers and joint bookrunners (the "Bridge Loan Agreement"). We borrowed $350.0 million of bridge loans (the "Bridge Loans") on December 21, 2016 under the Bridge Loan Agreement. The proceeds of the Bridge Loans were used to finance the

Carmike Acquisition. The Bridge Loans mature on December 21, 2017; however if all of the Bridge Loans have not been repaid in full on such date and no Specified Event of Default (as defined in the Bridge Loan Agreement) has occurred and is continuing on such date then the Bridge Loans shall convert into extended term loans with a maturity date of December 21, 2024 (the "Extended Term Loans"). The holders of the Extended Term Loans have the option to exchange their Extended Term Loans for senior subordinated exchange notes that bear interest at a rate of 10.5% per annum and are subject to covenants, events of default and prepayment provisions substantially similar to those governing our outstanding senior subordinated notes.

        The Bridge Loans are our general unsecured senior subordinated obligations and are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by all of our existing and future subsidiaries that guarantee our other indebtedness or the indebtedness of a guarantor. The Bridge Loans bear interest at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR. The applicable margin for the Bridge Loans is 5.0% for base rate borrowings and 6.0% for LIBOR based loans and, in each case, such applicable margin increases by 0.50% at the end of each three-month period after December 21, 2016 through December 21, 2017. The Bridge Loans shall never bear interest at a rate per annum exceeding 10.5%. On the earlier of the occurrence of a Demand Failure Event (as defined in the Bridge Loan Agreement) and December 21, 2017, the Bridge Loans or Extended Term Loans, as applicable, shall bear interest at a fixed per annum rate of 10.5%. Prior to the occurrence of a Demand Failure Event, we may prepay the Bridge Loans or the Extended Term Loans at any time without premium or penalty, other than customary "breakage" costs. Following a Demand Failure Event, the Bridge Loans or Extended Term Loans are subject to repayment provisions substantially similar to those governing our outstanding senior subordinated notes. The Bridge Loan Agreement contains covenants, including but not limited to, covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates, and mergers and sales of assets. We intend to use a portion of the net proceeds from this offering to prepay all of the outstanding Bridge Loans and terminate the Bridge Loan Agreement.

Notes Due 2022

        On February 7, 2014, AMCE completed an offering of $375,000,000 aggregate principal amount of its Senior Subordinated Notes due 2022 (the "Notes due 2022") in a private offering. On March 31, 2016, AMCE merged with and into AMC, its direct parent company. In connection with the merger, AMC assumed all of the obligations of AMCE pursuant to the indenture governing the Notes due 2022.

        The Notes due 2022 mature on February 15, 2022. We will pay interest on the Notes due 2022 at 5.875% per annum, semi-annually in arrears on February 15th and August 15th. We may redeem some or all of the Notes due 2022 at any time on or after February 15, 2017 at 104.406% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 15, 2020, plus accrued and unpaid interest to the redemption date. Prior to February 15, 2017, we may redeem the Notes due 2022 at par plus a make-whole premium.

        The Notes due 2022 are our general unsecured senior subordinated obligations and are fully and unconditionally guaranteed on a joint and several unsecured senior subordinated basis by all of our existing and future domestic restricted subsidiaries that guarantee the Senior Secured Credit Facility. The indenture governing the Notes due 2022 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets.

        AMCE filed a registration statement on April 1, 2014 pursuant to the Securities Act relating to an offer to exchange the original Notes due 2022 for exchange Notes due 2022. The registration statement was declared effective on April 9, 2014. After the exchange offer expired on May 9, 2014, all of the original Notes due 2022 were exchanged.

Notes Due 2024

        On November 8, 2016, we issued £250,000,000 aggregate principal amount of our 6.375% Senior Subordinated Notes due 2024 (the "Notes due 2024") in a private offering. The Notes due 2024 mature on November 15, 2024. We will pay interest on the Notes due 2024 at 6.375% per annum, semi-annually in arrears on May 15th and November 15th. We may redeem some or all of the Notes due 2024 at any time on or after November 15, 2019 at 104.781% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after November 15, 2022, plus accrued and unpaid interest to the redemption date. Prior to November 15, 2019, we may redeem the Notes due 2024 at par plus a make-whole premium.

        The Notes due 2024 are our general unsecured senior subordinated obligations and are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by all of our existing and future domestic restricted subsidiaries that guarantee the Senior Secured Credit Facility. The indenture governing the Notes due 2024 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates, and mergers and sales of assets.

        On November 8, 2016 in connection with the issuance of the Notes due 2024, we entered into a registration rights agreement. Subject to the terms of the registration rights agreement, we intend to file a registration statement pursuant to the Securities Act relating to an offer to exchange the original Notes due 2024 for exchange Notes due 2024 registered pursuant to an effective registration statement within 270 days of the issuance of the Notes due 2024. The exchange notes will have terms substantially identical to the original notes except that the exchange notes are not expected to contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer within 270 days after the issue date.

Notes Due 2025

        On June 5, 2015, AMCE issued $600,000,000 aggregate principal amount of its 5.75% Senior Subordinated Notes due 2025 (the "Notes due 2025") in a private offering. AMCE capitalized deferred financing costs of approximately $11,378,000, related to the issuance of the Notes due 2025. The Notes due 2025 mature on June 15, 2025. On March 31, 2016, AMCE merged with and into AMC, its direct parent company. In connection with the merger, AMC assumed all of the obligations of AMCE pursuant to the indenture governing the Notes due 2025. We will pay interest on the Notes due 2025 at 5.75% per annum, semi-annually in arrears on June 15th and December 15th. We may redeem some or all of the Notes due 2025 at any time on or after June 15, 2020 at 102.875% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 15, 2023, plus accrued and unpaid interest to the redemption date. Prior to June 15, 2020, we may redeem the Notes due 2025 at par plus a make-whole premium.

        The Notes due 2025 are our general unsecured senior subordinated obligations and are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by all of our existing and future domestic restricted subsidiaries that guarantee the Senior Secured Credit Facility. The indenture governing the Notes due 2025 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates, and mergers and sales of assets.

        On June 5, 2015, in connection with the issuance of the Notes due 2025, AMCE entered into a registration rights agreement. Subject to the terms of the registration rights agreement, AMCE filed a registration statement on June 19, 2015 pursuant to the Securities Act relating to an offer to exchange the original Notes due 2025 for exchange Notes due 2025 registered pursuant to an effective registration statement; the registration statement was declared effective on June 29, 2015, and AMCE commenced the exchange offer. The exchange notes have terms substantially identical to the original notes except that the exchange notes do not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer within 210 days after the issue date. After the exchange offer expired on July 27, 2015, all of the original Notes due 2025 were exchanged.

Notes Due 2026

        On November 8, 2016, we issued $595,000,000 aggregate principal amount of our 5.875% Senior Subordinated Notes due 2026 (the "Notes due 2026") in a private offering. The Notes due 2026 mature on November 15, 2026. We will pay interest on the Notes due 2026 at 5.875% per annum, semi-annually in arrears on May 15th and November 15th. We may redeem some or all of the Notes due 2026 at any time on or after November 15, 2021 at 102.938% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after November 15, 2024, plus accrued and unpaid interest to the redemption date. Prior to November 15, 2021, we may redeem the Notes due 2026 at par plus a make-whole premium.

        The Notes due 2026 are our general unsecured senior subordinated obligations and are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by all of our existing and future domestic restricted subsidiaries that guarantee the Senior Secured Credit Facility. The indenture governing the Notes due 2026 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates, and mergers and sales of assets.

        On November 8, 2016 in connection with the issuance of the Notes due 2026, we entered into a registration rights agreement. Subject to the terms of the registration rights agreement, we intend to file a registration statement pursuant to the Securities Act relating to an offer to exchange the original Notes due 2026 for exchange Notes due 2026 registered pursuant to an effective registration statement within 270 days of the issuance of the Notes due 2026. The exchange notes will have terms substantially identical to the original notes except that the exchange notes are not expected to contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer within 270 days after the issue date.

Carmike's 6.00% Senior Secured Notes

        On June 17, 2015, Carmike issued $230.0 million aggregate principal amount of 6.00% Senior Secured Notes due June 15, 2023 (the "Carmike Notes"). Interest is payable on the Carmike Notes on June 15 and December 15 of each year. The Carmike Notes are fully and unconditionally guaranteed by each of Carmike's existing subsidiaries and will be guaranteed by any future domestic wholly-owned restricted subsidiaries of Carmike. The Carmike Notes are secured, subject to certain permitted liens, on a second priority basis by substantially all of Carmike's and the guarantors' current and future property and assets (including the capital stock of our current subsidiaries), other than certain excluded assets.

        At any time prior to June 15, 2018, Carmike may redeem up to 40% of the aggregate principal amount of the Carmike Notes with the proceeds of certain equity offerings at a redemption price equal to 106.00% of the principal amount of the Carmike Notes, plus accrued and unpaid interest to, but excluding the redemption date; provided, however, that at least 60% of the aggregate principal amount of the Carmike Notes are outstanding immediately following the redemption. In addition, at any time prior to June 15, 2018, Carmike may redeem all or a portion of the Carmike Notes by paying a "make-whole" premium calculated as described in the indenture governing the Carmike Notes (the "Carmike Notes Indenture").

        At any time on or after June 15, 2018, Carmike may redeem all or a portion of the Carmike Notes at redemption prices calculated based on a percentage of the principal amount of the Carmike Notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date, depending on the date on which the Carmike Notes are redeemed. These percentages range from between 100.00% and 104.50%.

        Following a change of control, as defined in the Carmike Notes Indenture, Carmike will be required to make an offer to repurchase all or any portion of the Carmike Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase. On March 23, 2016, Carmike entered into a supplemental indenture to the Carmike Notes Indenture providing that the Carmike Acquisition would not constitute a change of control under the Carmike Notes Indenture which would require us to make an offer to repurchase the outstanding Carmike Notes.

        The Carmike Notes Indenture includes covenants that limit the ability of Carmike and its restricted subsidiaries to, among other things: incur additional indebtedness or guarantee obligations; issue certain preferred stock or redeemable stock; subject to certain exceptions, pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments; make certain investments; sell, transfer or otherwise convey certain assets; create or incur liens or other encumbrances; prepay, redeem or repurchase subordinated debt prior to stated maturities; designate its subsidiaries as unrestricted subsidiaries; consolidate, merge, sell or otherwise dispose of all or substantially all of Carmike's assets; enter into a new or different line of business; and enter into certain transactions with Carmike's affiliates. The restrictive covenants are subject to a number of important exceptions and qualifications set forth in the Carmike Notes Indenture.

        The Carmike Notes Indenture provides for customary events of default. If any event of default occurs and is continuing, subject to certain exceptions, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Carmike Notes may declare all the Carmike Notes to be due and payable immediately, together with any accrued and unpaid interest, if any, to the acceleration date. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, such amounts with respect to the Carmike Notes will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the Carmike Notes.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

        The following is a discussion of the material U.S. federal income and estate tax consequences to non-U.S. holders of the ownership and disposition of our Class A common stock acquired in this offering, but does not purport to provide a complete analysis of all potential U.S. federal income tax and estate tax considerations relating thereto.

        A "non-U.S. holder" is a beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes:

  •
  a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

  •
  a foreign corporation; or

  •
  a foreign estate or trust;

but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of our Class A common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of our Class A common stock.

        If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective purchasers should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Distributions on Class A Common Stock

        Distributions on our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital that is applied against and reduces, but not below zero, your adjusted tax basis in shares of our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our Class A common stock. See "—Dispositions of Class A Common Stock."

        Dividends paid to you on our Class A common stock will generally be subject to U.S. federal withholding tax at a 30% rate or a reduced rate specified by an applicable tax treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed Internal Revenue Service ("IRS") Form W-8BEN or W-8BEN-E (or other applicable form) claiming a reduction of or an exemption from withholding tax under an applicable tax treaty.

        The withholding tax does not apply to dividends paid to you if you provide a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with your conduct of a trade or business within the United States. Instead, the effectively connected dividends will be generally subject to regular U.S. income tax as if you were a United States person, subject to an applicable tax treaty providing otherwise. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Dispositions of Class A Common Stock

        Subject to the discussion below concerning backup withholding and FATCA, gain realized by you on a sale, exchange or other disposition of our Class A common stock generally will not be subject to U.S. federal income or withholding tax, unless:

  •
  the gain is effectively connected with your conduct of a trade or business within the United States, in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above, subject to an applicable treaty providing otherwise; or

  •
  we are or have been a "U.S. real property holding corporation" ("USRPHC") at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and either (i) our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs or (ii) you own, or have owned, at any time during the five-year period preceding the disposition or your holding period, whichever is shorter, actually or constructively, more than 5% of our common stock.

        We believe that we are not, and we do not anticipate becoming, a USRPHC.

Backup Withholding and Information Reporting

        Any dividends that are paid to you must be reported annually to the IRS and to you. Copies of the information returns reporting such dividend payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty or other intergovernmental agreement.

        Unless you comply with certification procedures to establish that you are not a United States person as defined under the Code, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of our Class A common stock and you may be subject to backup withholding on payments on our Class A common stock or on the proceeds from a sale or other disposition of our Class A common stock. Provision of any properly completed IRS Form W-8 appropriate to your circumstances will generally satisfy the certification requirements necessary to avoid backup withholding.

        The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

        Provisions commonly referred to as "FATCA" impose withholding of 30% on payments of dividends on our common stock, and, beginning in 2019, on sales or other disposition proceeds from our Class A common stock paid to "foreign financial institutions" (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies which is typically evidenced by delivery of a properly executed IRS Form W-8. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. You should consult your tax advisor regarding the effects of FATCA on your investment in our Class A common stock.

U.S. Federal Estate Tax

        The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our Class A common stock will be U.S.-situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent's country of residence provides otherwise.

UNDERWRITING (CONFLICTS OF INTEREST)

        Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters' option to purchase additional shares described below) if they purchase any of the shares.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

        If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to                additional shares at the public offering price less the underwriting commission. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        We, our executive officers and directors, and Wanda have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Additionally, the shares of our Class A Common Stock issued in connection with the Odeon Acquisition are subject to certain six-month and one-year lockup periods that commenced on November 30, 2016.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        The following table shows the underwriting commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Paid by AMC
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        We estimate that the total expenses of this offering will be $            . We have also agreed to reimburse the underwriters for certain expenses in an amount up to $15,000.

        In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' option to purchase additional shares, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

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  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' option to purchase additional shares.

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  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' option to purchase additional shares.

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  Covering transactions involve purchases of shares either pursuant to the underwriters' option to purchase additional shares or in the open market in order to cover short positions.

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  To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters' option to purchase additional shares.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our Senior Secured Credit Facility and are parties to the Nordic Debt Commitment Letter, the obligations under which will be reduced by the proceeds of this offering. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

        Affiliates of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, are lenders under the Bridge Loans and as such are expected receive more than 5% of the net proceeds from this offering. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a "qualified independent underwriter" is not required in connection with this offering as a "bona fide public market," as defined in Rule 5121, exists for our common stock. In accordance with FINRA Rule 5121, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, will not confirm any sales to any account holder over which they exercise discretionary account without the prior specific written approval of the account holder. See "Use of Proceeds."

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive"

means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Investors in Canada

        The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in France

        Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York will pass upon the validity of the securities on our behalf. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

        The consolidated financial statements of AMC Entertainment Holdings, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2015 consolidated financial statements refers to AMC Entertainment Holdings, Inc.'s adoption of the Financial Accounting Standards Boards' Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes.

        The financial statements of National CineMedia, LLC, incorporated in this prospectus supplement by reference from the AMC Entertainment Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Digital Cinema Implementation Partners, LLC incorporated in this prospectus supplement by reference have been so incorporated in reliance upon the report of CohnReznick LLP, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Odeon and UCI Cinemas Holdings Limited as of December 31, 2015 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, as stated in their report incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. As more fully disclosed in Note 1 to the December 31, 2015 consolidated financial statements, the audit report is qualified due to the omission of comparative financial information. Furthermore, the audit report contains an explanatory paragraph relating to qualitative differences between U.K. Generally Accepted Accounting Practice and U.S. generally accepted accounting principles as presented in Note 30 to the consolidated financial statements.

        The consolidated financial statements, and the related financial statement schedule, of Carmike Cinemas, Inc. and subsidiaries as of December 31, 2015 and December 31, 2014 and for each of the years ended December 31, 2015, December 31, 2014 and December 31, 2013, incorporated by reference herein have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF DOCUMENTS BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us and other issuers that file electronically with the SEC, at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.amctheatres.com). However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on our website is not, and should not be deemed to be, a part of, or incorporated by reference into this prospectus.

        The SEC allows "incorporation by reference" into this prospectus of information that we and Carmike file with the SEC. This permits us and Carmike to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We and Carmike incorporate by reference the following documents which have been filed with the SEC (excluding any documents or portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 8, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 6, 2016, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 1, 2016 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the SEC on November 9, 2016;

  •
  the portions of our Proxy Statement on Schedule 14A, filed with the SEC on March 15, 2016, as supplemented by the Definitive Additional Materials on Schedule 14A, filed with the SEC on June 30, 2016 and July 12, 2016, that are incorporated by reference into Part III of our 2015 Form 10 K;

  •
  our Current Reports on Form 8-K filed with the SEC on January 12, 2016, February 9, 2016, February 17, 2016, February 25, 2016, March 4, 2016 (the second filing on such date), March 31, 2016, April 27, 2016 (both filings on such date), July 13, 2016, July 25, 2016 (both filings on such date), July 26, 2016, October 21, 2016, October 24, 2016 (both filings on such date), October 31, 2016, November 4, 2016, November 8, 2016, November 30, 2016 (the second filing on such date), December 21, 2016, January 23, 2017 and February 7, 2017;

  •
  Carmike's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016 (excluding the information presented under Item 1A. Risk Factors and the financial statements of SV Holdco, LLC presented in Item 15(a)(3));

  •
  Carmike's Quarterly Report on Form 10-Q for the quarters ended March 31, 2016 (excluding the information presented under Item 1A. Risk Factors), June 30, 2016 (excluding the information presented under Item 1A. Risk Factors) and September 30, 2016, filed on May 2, 2016, August 1, 2016 and November 9, 2016, respectively;

  •
  Carmike's Proxy Statement on Schedule 14A, filed with the SEC on October 11, 2016;

  •
  Carmike's Current Reports on Form 8-K filed with the SEC on March 4, 2016, March 16, 2016, March 29, 2016, May 2, 2016, May 26, 2016, May 27, 2016, June 15, 2016, June 16, 2016, June 20, 2016, June 30, 2016, July 15, 2016, July 25, 2016, August 1, 2016, October 31, 2016,

    November 9, 2016, November 15, 2016, December 2, 2016, December 8, 2016 and December 21, 2016; and

  •
  the description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 17, 2013, pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

        We incorporate by reference any filings made by us with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

        This prospectus and any accompanying prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any accompanying prospectus supplement or free writing prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

AMC Entertainment Holdings, Inc.
One AMC Way
11500 Ash Street
Leawood, Kansas 66211
(913) 213-2000

PROSPECTUS

AMC ENTERTAINMENT HOLDINGS, INC.

Class A common stock

        This prospectus relates to sales of the Class A common stock of AMC Entertainment Holdings, Inc. by us or our selling stockholders from time to time in one or more offerings. We or the selling stockholders, who will be named in a prospectus supplement, may offer and sell shares of our Class A common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. We will not receive any proceeds from the sale of shares of Class A common stock to be offered by the selling stockholders.

        This prospectus describes some of the general terms that may apply to our Class A common stock. Each time Class A common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. We also may provide investors with a free writing prospectus. The prospectus supplement or any free writing prospectus will contain more specific information about the offering, including the number of shares of our Class A common stock to be sold by us or the selling stockholders. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement or free writing prospectus, as well as the documents incorporated by reference herein or therein, carefully before you make your investment decision.

        This prospectus may not be used to offer and sell shares of our Class A common stock unless accompanied by a prospectus supplement or a free writing prospectus.

        The shares of our Class A common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices and varying prices determined at the times of sale or negotiated prices. The shares of our Class A common stock offered by this prospectus and the accompanying prospectus supplement or free writing prospectus may be offered by us or the selling stockholders directly to investors or to or through underwriters, dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

        Our Class A common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "AMC."

        Investing in our Class A common stock involves a high degree of risk. See "Risk Factors" on page 7 before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2016.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission (the "SEC"), as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). Under the automatic shelf registration process, we or the selling stockholders to be named in a prospectus supplement or free writing prospectus may offer and sell, from time to time, in one or more offerings, shares of our Class A common stock. This prospectus provides you with a general description of the Class A common stock that we or the selling stockholders may offer. We will also be required to provide a prospectus supplement or free writing prospectus containing specific information about the selling stockholders, if applicable, and the terms on which our Class A common stock is being offered and sold. We may also add, update or change in a prospectus supplement or free writing prospectus information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement or free writing prospectus, you should rely on the information provided in the prospectus supplement or free writing prospectus, as applicable.

        You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under "Where You Can Find More Information; Incorporation of Documents by Reference," and any free writing prospectus that we prepare and distribute.

        Neither we nor the selling stockholders or any of our or their respective affiliates have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any free writing prospectus related hereto that we have prepared. If given or made, any such other information or representation should not be relied upon as having been authorized by us or any selling stockholder. We and the selling stockholders may only offer to sell, and seek offers to buy, shares of our Class A common stock in jurisdictions where offers and sales are permitted.

        This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

        You should assume that the information in this prospectus, any accompanying prospectus supplement or any other offering materials is only accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless otherwise indicated. Our business, financial condition, results of operations and prospects may have changed since such date.

        Unless we state otherwise, references to "we," "us," "our," the "Company" or "AMC" refer to AMC Entertainment Holdings, Inc. and its consolidated subsidiaries.

        THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SHARES OF OUR CLASS A COMMON STOCK UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT OR A FREE WRITING PROSPECTUS.

 WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF DOCUMENTS BY
REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us and other issuers that file electronically with the SEC, at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.amctheatres.com). However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on our website is not, and should not be deemed to be, a part of, or incorporated by reference into this prospectus.

        The SEC allows "incorporation by reference" into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any documents or portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015 (the "2015 Form 10-K"), which we filed with the SEC on March 8, 2016;

  •
  the portions of our Proxy Statement on Schedule 14A, filed with the SEC on March 15, 2016 that are incorporated by reference into Part III of our 2015 Form 10-K;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 (the "March 2016 10-Q"), June 30, 2016 (the "June 2016 10-Q") and September 30, 2016 (the "September 2016 Form 10-Q"), which we filed with the SEC on May 6, 2016, August 1, 2016 and November 9, 2016, respectively;

  •
  our Current Reports on Form 8-K filed with the SEC on January 12, 2016, February 9, 2016, February 17, 2016, February 25, 2016, March 4, 2016 (the second filing on such date), March 31, 2016, April 27, 2016 (both filings on such date), July 13, 2016, July 25, 2016 (both filings on such date), July 26, 2016, October 21, 2016, October 24, 2016 (both filings on such date), October 31, 2016, November 4, 2016, November 7, 2016, November 8, 2016, November 30, 2016 (both filings on such date), December 8, 2016 and December 21, 2016 (both filings on such date); and

  •
  the description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 17, 2013, pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

        We incorporate by reference any filings made by us with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

        This prospectus and any accompanying prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any accompanying prospectus supplement or free writing prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

AMC Entertainment Holdings, Inc.
One AMC Way
11500 Ash Street
Leawood, Kansas 66211
(913) 213-2000

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements made in this prospectus, the documents that are incorporated by reference in this prospectus and other written or oral statements made by or on behalf of AMC may constitute "forward-looking statements" within the meaning of the Exchange Act. Statements that are not historical facts, including statements about AMC's beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, "will," "intends," "believes," "expects," "anticipates," "plans," "estimates" or similar expressions. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond AMC's ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to:

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  decreased supply of motion pictures or delayed access to motion pictures;

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  quality of motion picture production, spending levels on motion picture marketing, and performance of motion pictures in our markets;

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  risks and uncertainties relating to our significant indebtedness;

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  limitations on the availability of capital may prevent us from deploying strategic initiatives;

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  risks of poor financial results may prevent us from meeting our payment obligations;

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  our ability to utilize net operating loss carryforwards to reduce our future tax liability;

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  increased competition in the geographic areas in which we operate;

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  increased use of alternative film delivery methods or other forms of entertainment;

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  shrinking exclusive theatrical release windows;

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  certain covenants in the agreements that govern our indebtedness may limit our ability to take advantage of certain business opportunities;

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  general political, social and economic conditions, including the effect of the exit of the United Kingdom from the European Union;

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  review by antitrust authorities in connection with acquisition opportunities;

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  dependence on key personnel for current and future performance and our ability to attract and retain senior executives and other key personnel, including in connection with our pending acquisitions;

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  optimizing our theatre circuit through construction and the transformation of our existing theatres may be subject to delay and unanticipated costs;

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  our ability to achieve expected synergies and benefits and performance from our strategic theatre acquisitions and strategic initiatives, execution risks related to our pending and completed acquisitions and other strategic initiatives;

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  operating a business in markets AMC is unfamiliar with, including acceptance by moviegoers of AMC initiatives that are new to those markets;

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  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us with respect to pending or completed acquisitions;

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  our ability to refinance our indebtedness on terms favorable to us;

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  the ability to comply with covenants in the agreements governing our indebtedness;

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  failures, unavailability or security breaches of our information systems;

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  our investment and equity in earnings from National CineMedia, LLC ("NCM") may be negatively impacted by the competitive environment in which NCM operates and by the risks associated with its strategic initiatives;

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  risks relating to impairment losses and theatre and other closure charges;

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  risks relating to the incurrence of legal liability;

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  risks relating to disruptions from recently completed acquisitions;

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  risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions;

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  increased costs in order to comply with governmental regulation and the impact of governmental investigations concerning potentially anticompetitive conduct including film clearances and partnering with other major exhibitors in joint ventures; and

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  we may not generate sufficient cash flows or have sufficient restricted payment capacity under our Senior Secured Credit Facility or the indentures governing our debt securities to pay our intended dividends on our Class A common stock.

        Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the 2015 Form 10-K, the June 2016 Form 10-Q and the September 2016 Form 10-Q under the heading "Risk Factors" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 2015 Form 10-K, the June 2016 Form 10-Q and the September 2016 Form 10-Q and in subsequent reports filed by us with the SEC, including Forms 8-K. Because of the foregoing, you are cautioned against relying on forward-looking statements, which speak only as of the date hereof. We do not undertake to update any of these statements in light of new information or future events, except as required by applicable law.

 OUR COMPANY

        We are the world's largest theatrical exhibition company and an industry leader in innovation and operational excellence. Over the course of our nearly 100 year history, we have pioneered many of the theatrical exhibition industry's most important innovations. We introduced Multiplex theatres in the 1960s and the North American stadium-seated Megaplex theatre format in the 1990s. Most recently, we revolutionized movie-going with the deployment of our theatre renovations featuring plush, powered recliner seating. Our growth has been driven by a combination of organic growth through reinvestment in our existing assets and through the acquisition of some of the most respected companies in the theatrical exhibition industry.

Corporate Information

        We were incorporated under the laws of the state of Delaware on June 6, 2007. We maintain our principal executive offices at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 and our telephone number is (913) 213-2000. Our corporate website address is www.amctheatres.com. Our website and the information contained on, or that can be accessed through, the website is not incorporated by reference in, and is not part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our Class A common stock.

RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk. You should consider the specific risks described in our 2015 Form 10-K, our June 2016 Form 10-Q and our September 2016 Form 10-Q, the risk factors described under the caption "Risk Factors" in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. See "Where You Can Find More Information; Incorporation of Documents by Reference." Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to predict results or trends in future periods.

 USE OF PROCEEDS

        The use of proceeds of any sale of shares of our Class A common stock by us will be specified in an accompanying prospectus supplement. We will not receive any proceeds from any sale of shares of our Class A common stock by any selling stockholders.

DESCRIPTION OF CAPITAL STOCK

        Summarized below are the material terms of AMC's capital stock. This summary is qualified in its entirety by reference to Delaware law, the AMC amended and restated certificate of incorporation (the "certificate of incorporation") and the AMC amended and restated bylaws (the "bylaws"), which you are encouraged to read. For greater detail on the provisions that may be important to you, please read the certificate of incorporation and the bylaws, which are incorporated by reference.

Authorized Capital Stock

        AMC's authorized capital stock consists of:

  •
  524,173,073 shares of Class A common stock, par value $0.01 per share;

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  75,826,927 shares of Class B common stock, par value $0.01 per share; and

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  50,000,000 shares of preferred stock, par value $0.01 per share.

        As of December 21, 2016, AMC had 34,339,806 of Class A common stock, 75,826,927 shares of Class B common stock, and no shares of preferred stock, outstanding.

Voting Rights

        Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to three votes per share. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by law.

        AMC's directors are elected by all of the common stockholders voting together as a single class.

        Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of AMC's outstanding voting power. Except as otherwise required by the Delaware General Corporation Law (the "DGCL"), AMC's certificate of incorporation or voting rights granted to any subsequently issued preferred stock, the holders of outstanding shares of AMC common stock and AMC preferred stock entitled to vote thereon, if any, vote as one class with respect to all matters to be voted on by AMC's stockholders. Under the DGCL, amendments to AMC's certificate of incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class

Conversion

        The Class A common stock is not convertible into any other shares of AMC capital stock.

        Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in the certificate of incorporation.

        All authorized shares of Class B common stock shall automatically convert to Class A common stock if and when the holders of Class B common stock collectively hold less than 30% of the aggregate number of outstanding shares of AMC common stock. Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Dividends

        Holders of Class A common stock and Class B common stock share ratably (based on the number of shares of common stock held) in any dividend declared by AMC's board of directors (the "AMC Board"), subject to any preferential rights of any outstanding preferred stock.

Other Rights

        Upon liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, will be entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of any class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

        AMC's certificate of incorporation authorizes the AMC Board to issue from time to time up to an aggregate of 50,000,000 shares of preferred stock in one or more series without further stockholder approval. The AMC Board is authorized, without further stockholder approval, to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series.

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

        Certain provisions of AMC's certificate of incorporation and bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for AMC shares. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of AMC without prior approval of the AMC Board. These provisions are meant to encourage persons interested in acquiring control of AMC to first consult with the AMC Board to negotiate terms of a potential business combination or offer. For example, the certificate of incorporation and bylaws:

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  provide for a classified board of directors, pursuant to which the AMC Board is divided into three classes whose members serve three-year staggered terms;

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  provide that the size of the board of directors will be set by members of the board, and any vacancy on the AMC Board, including a vacancy resulting from an enlargement of the AMC board of directors, may be filled only by vote of a majority of the directors then in office;

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  do not permit stockholders to take action by written consent unless Dalian Wanda Group Co., Ltd ("Wanda") owns shares of AMC outstanding common stock representing at least 50.1% of the total voting power;

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  provide that, except as otherwise required by law, special meetings of stockholders can only be called by the AMC Board;

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  establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the AMC Board;

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  limit consideration by stockholders at annual meetings to only those proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the

    AMC Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to AMC's secretary of the stockholder's intention to bring such business before the meeting;

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  authorize the issuance of "blank check" preferred stock that could be issued by the AMC Board to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive; and

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  do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

        The certificate of incorporation expressly states that AMC has elected not to be governed by Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a company's board of directors. Although AMC has elected to opt out of the statute's provisions, AMC could elect to be subject to Section 203 in the future.

Special Meeting of Stockholders

        Special meetings of the AMC stockholders may be called only by a majority of the AMC directors.

Actions by Written Consent

        Stockholder action by written consent in lieu of a meeting may only be taken so long as Wanda owns common stock representing a majority of AMC's outstanding voting power. Thereafter, stockholder action can be taken only at an annual or special meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to and received at AMC's principal executive offices, not less than 30 days nor more than 60 days prior to the first anniversary of the preceding year's annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year's annual meeting of the AMC stockholders, a stockholder's notice to be timely must be so delivered not earlier than the close of business on the 60th day prior to such meeting and not later than the close of business on the later of the 30th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares

        The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of AMC by means of a proxy contest, tender offer, merger or otherwise.

Amendments to Certificate of Incorporation or Bylaws

        The certificate of incorporation provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend the certificate of incorporation. In addition, under the DGCL, an amendment to the certificate of incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Subject to the bylaws, the AMC Board may from time to time make, amend, supplement or repeal the bylaws by vote of a majority of the AMC Board.

Registration Rights

        Pursuant to the management stockholders agreement, dated as of August 30, 2012, as amended on December 17, 2013, by and among the Company and the stockholders party thereto, certain members of management have the right subject to various conditions and limitations, to include shares of our Class A common stock in registration statements relating to our Class A common stock. These registration rights of our stockholders could impair the prevailing market price and impair our ability to raise capital by depressing the price at which we could sell our Class A common stock.

Limitation of Liability and Indemnification of Directors and Officers

        As permitted by the DGCL, AMC has adopted provisions in the certificate of incorporation that limit or eliminate the personal liability of AMC's directors and officers for monetary damages for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, directors and officers exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to AMC or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for:

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  any breach of the person's duty of loyalty to AMC or its stockholders;

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  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

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  any transaction from which the person derived an improper personal benefit.

        These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

        As permitted by the DGCL, the certificate of incorporation and bylaws provide that:

  •
  AMC will indemnify its current and former directors and officers and anyone who is or was serving at AMC's request as the director or officer of, or legal representative in, another entity,

    and may indemnify its current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions; and

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  AMC may purchase and maintain insurance on behalf of its current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

        AMC currently maintains liability insurance for its directors and officers.

        The certificate of incorporation requires AMC to advance expenses to its directors and officers in connection with a legal proceeding, subject to receiving an undertaking from such director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification. The bylaws provide that it may advance expenses to its employees and other agents, upon such terms and conditions, if any, as it deems appropriate.

Provisions of the Certificate of Incorporation Relating to Corporate Opportunities

        To address situations in which officers or directors have conflicting duties to affiliated corporations, Section 122(17) of the DGCL allows a corporation to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in specified classes or categories of business opportunities. As such, and in order to address potential conflicts of interest between AMC and Wanda and its subsidiaries, the certificate of incorporation contains provisions regulating and defining, to the fullest extent permitted by law, the conduct of its affairs as they may involve Wanda and its officers and directors.

        The certificate of incorporation provides that, subject to any written agreement to the contrary, Wanda will have no duty to refrain from engaging in the same or similar activities or lines of business that AMC engages in, and, except as set forth in the certificate of incorporation, neither Wanda nor its officers or directors will be liable to AMC or its stockholders for any breach of any fiduciary duty due to any such activities of Wanda.

        The certificate of incorporation also provides that AMC may from time to time be or become a party to and perform, and may cause or permit any subsidiary to be or become a party to and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with Wanda. With limited exceptions, to the fullest extent permitted by law, no such agreement, nor the performance thereof in accordance with its terms by AMC or any of AMC's subsidiaries or Wanda, shall be considered contrary to any fiduciary duty to AMC or its stockholders of any director or officer of AMC who is also a director, officer or employee of Wanda. With limited exceptions, to the fullest extent permitted by law, no director or officer of AMC who is also a director, officer or employee of Wanda shall have or be under any fiduciary duty to AMC or its stockholders to refrain from acting on behalf of AMC or any of its subsidiaries or on behalf of Wanda in respect of any such agreement or performing any such agreement in accordance with its terms.

        The certificate of incorporation further provides that if one of AMC's directors or officers who is also a director or officer of Wanda acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Wanda and AMC, the director or officer will have satisfied his or her fiduciary duty to AMC and its stockholders with respect to that corporate opportunity if he or she acts in a manner consistent with the following policy:

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  a corporate opportunity offered to any person who is an officer of AMC and who is also a director but not an officer of Wanda, will belong to AMC unless the opportunity is expressly offered to that person in a capacity other than such person's capacity as one of AMC's officers, in which case it will not belong to AMC;

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  a corporate opportunity offered to any person who is a director but not an officer of AMC, and who is also a director or officer of Wanda, will belong to AMC only if that opportunity is expressly offered to that person in that person's capacity as one of AMC's directors; and

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  a corporate opportunity offered to any person who is an officer of both Wanda and AMC will belong to AMC only if that opportunity is expressly offered to that person in that person's capacity as one of AMC's officers.

        Notwithstanding these provisions, the certificate of incorporation does not prohibit AMC from pursuing any corporate opportunity of which AMC becomes aware.

        These provisions in the certificate of incorporation will no longer be effective on the date that none of AMC's directors or officers are also directors or officers of Wanda.

        If the certificate of incorporation did not include provisions setting forth the circumstances under which opportunities will belong to AMC and regulating the conduct of AMC's directors and officers in situations where their duties to AMC and Wanda conflict, the actions of AMC's directors and officers in each such situation would be subject to the fact-specific analysis of the corporate opportunity doctrine as articulated under Delaware law. Under Delaware law, a director of a corporation may take a corporate opportunity, or divert it to another corporation in which that director has an interest, if (i) the opportunity is presented to the director or officer in his or her individual capacity, (ii) the opportunity is not essential to the corporation, (iii) the corporation holds no interest or expectancy in the opportunity and (iv) the director or officer has not wrongfully employed the resources of the corporation in pursing or exploiting the opportunity. Based on Section 122(17) of the DGCL, AMC does not believe the corporate opportunity guidelines set forth in the certificate of incorporation conflict with Delaware law. If, however, a conflict were to arise between the provisions of the certificate of incorporation and Delaware law, Delaware law would control.

Transfer Agent and Registrar

        The transfer agent and registrar for the Class A common stock is Computershare Trust Company, N.A.

Listing

        The Class A common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "AMC."

SELLING STOCKHOLDERS

        Information regarding the identities of any selling stockholders, any material relationships the selling stockholders have had within the past three years with the Company, the beneficial ownership of our common stock by the selling stockholders, the number of shares to be offered by the selling stockholders and the percentage to be owned by the selling stockholders after completion of the applicable offering will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

 PLAN OF DISTRIBUTION

        We or the selling stockholders may sell the Class A common stock offered by this prospectus from time to time in one or more transactions, including without limitation:

  •
  directly to one or more purchasers;

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  through agents;

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  to or through underwriters, brokers or dealers; or

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  through a combination of any of these methods of sale.

        In addition, the manner in which we or the selling stockholders may sell some or all of the Class A common stock covered by this prospectus includes any method permitted by law, including, without limitation, through:

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  block trades in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

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  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

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  privately negotiated transactions.

        We or the selling stockholders may also enter into hedging transactions. For example, we and the selling stockholders may:

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  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the Class A common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of Class A common stock received from us or selling stockholders to close out its short positions;

  •
  sell Class A common stock short and re-deliver such shares to close out the short positions;

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  enter into options or other types of transactions that require us or the selling stockholders to deliver Class A common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the Class A common stock under this prospectus; or

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  loan or pledge the Class A common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

        The Class A common stock covered by this prospectus may be sold:

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  on a national securities exchange;

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  in the over-the-counter market; or

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  in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

        In addition, we or the selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or the selling stockholders or others to settle such sales and may use securities received from us or the selling stockholders to close out any related short positions. We or the selling stockholders may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be. The third party in such sale transactions may be an underwriter and will be named in the applicable prospectus supplement (or a post effective amendment) to the extent required.

        A prospectus supplement with respect to each offering of Class A common stock will state the terms of the offering of the Class A common stock, including:

  •
  the name or names of any underwriters or agents and the amounts of Class A common stock underwritten or purchased by each of them, if any;

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  the public offering price or purchase price of the Class A common stock and the net proceeds to be received by us or the selling stockholders from the sale;

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  any delayed delivery arrangements;

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  the method of distribution;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or markets on which the securities may be listed.

        The offer and sale of the Class A common stock described in this prospectus by us and the selling stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

  •
  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to the prevailing market prices; or

  •
  at negotiated prices.

        We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York, will pass upon the validity of the Class A common stock offered by this prospectus.

EXPERTS

        The consolidated financial statements of AMC Entertainment Holdings, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2015 consolidated financial statements refers to AMC Entertainment Holdings, Inc.'s adoption of the Financial Accounting Standards Boards' Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes.

        The financial statements of National CineMedia, LLC, incorporated in this registration statement by reference from the AMC Entertainment Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Digital Cinema Implementation Partners, LLC, incorporated in this registration statement by reference, have been so incorporated in reliance upon the report of CohnReznick LLP, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Odeon and UCI Cinemas Holdings Limited as of December 31, 2015 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report is qualified due to the omission of comparative financial information, which omission is more fully disclosed in Note 1 to the December 31, 2015 consolidated financial statements. Furthermore, the audit report contains an explanatory paragraph relating to qualitative differences between U.K. Generally Accepted Accounting Practice and U.S. Generally Accepted Accounting Principles as presented in Note 30 to the consolidated financial statements.

$             million

AMC ENTERTAINMENT HOLDINGS, INC.

Class A Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

            , 2017

Joint Book-Running Managers
Citigroup	BofA Merrill Lynch